Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

PAYONEER Global Inc.,

NEON MAPLE PARENT INC.,

and

PANDA ACQUISITION SUB INC.

Dated as of June 12, 2026

TABLE OF CONTENTS

i

ANNEX A Requisite Regulatory Approvals

EXHIBIT A Form of Certificate of Incorporation of Surviving Corporation

INDEX OF DEFINED TERMS

Term	Location
Acceptable Confidentiality Agreement	Section 9.17
Accounts	Section 3.8(b)
Acquisition Proposal	Section 6.9(j)(i)
Affiliate	Section 9.17
Agreement	Preamble
AI Requirements	Section 9.17
AI Technologies	Section 9.17
Alternative Acquisition Agreement	Section 6.9(b)
Annual Report	Section 9.17
Anti-Corruption Laws	Section 9.17
Anti-Money Laundering Laws	Section 9.17
Bank Agreement	Section 9.17
Book-Entry Shares	Section 2.2(b)(ii)
Business Day	Section 9.17
Capitalization Date	Section 3.2(a)
Certificate of Merger	Section 1.3
Certificates	Section 2.2(b)(i)
Chosen Courts	Section 9.9(b)
Closing	Section 1.2
Closing Date	Section 1.2
Closing Year Bonuses	Section 6.5(c)
Code	Section 9.17
Company	Preamble
Company 401(k) Plans	Section 6.5(d)
Company Benefit Plans	Section 3.15(a)
Company Board	Recitals
Company Board Recommendation	Section 3.3(a)
Company Bylaws	Section 3.1(b)
Company Charter	Section 3.1(b)
Company Common Stock	Section 9.17
Company Compliance Policies	Section 5.2(q)
Company Cooperation Parties	Section 6.18(b)
Company Disclosure Letter	Article III
Company ESPP	Section 9.17
Company Equity Awards	Section 9.17
Company ERISA Affiliate	Section 3.15(a)
Company Financial Advisor	Section 3.24
Company Indemnified Parties	Section 6.6(a)
Company IP	Section 3.19(a)
Company IT Assets	Section 9.17
Company Group	Section 9.17
Company Lease	Section 3.18(b)
Company Material Adverse	Section 9.17
Company Meeting	Section 3.3(a)
Company Options	Section 9.17
Company Permits	Section 3.7(e)
Company Preferred Stock	Section 3.2(a)
Company PSU Award	Section 9.17

Term	Location
Company Qualified Plans	Section 3.15(c)
Company RSU Award	Section 9.17
Company SEC Document	Section 9.17
Company Short-Term Incentive Plans	Section 9.17
Company Software	Section 3.19(d)
Company Stock Plans	Section 9.17
Company Subsidiary	Section 3.1(c)
Company Termination Fee	Section 8.3(a)
Confidentiality Agreement	Section 9.17
Constituent Documents	Section 9.17
Continuing Employee	Section 6.5(a)
Continuation Period	Section 6.5(a)
Contract	Section 9.17
Debt Commitment Letter	Section 4.8(a)
Debt Fee Letters	Section 4.8(a)
Debt Financing	Section 4.8(a)
Debt Financing Commitment	Section 4.8(a)
Deferred Option Amount	Section 2.4(b)
Deferred RSU/PSU Amount	Section 2.4(a)
Definitive Agreements	Section 6.17(a)
Delaware Secretary	Section 1.3
DGCL	Section 1.1
Dissenting Shares	Section 2.5(a)
Effective Time	Section 1.3
Election Notice	Section 6.5(d)
Enforceability Exceptions	Section 3.3(b)
Environmental Law	Section 9.17
ERISA	Section 3.15(a)
ESPP Purchase Date	Section 9.17
Exchange Act	Section 9.17
Excluded Costs	Section 6.18(c)
Excluded Shares	Section 2.1(b)
Executive Officer	Section 9.17
Existing Purchase Period	Section 2.4(c)
Existing Warehouse Facilities	Section 9.17
Financial Sources	Section 9.17
Financial Statements	Section 3.9
FINRA	Section 9.17
GAAP	Section 9.17
Governmental Entity	Section 9.17
Holders	Section 2.2(a)
HSR Act	Section 6.1(b)
Intellectual Property	Section 9.17
Intervening Event	Section 6.9(j)(iii)
IRS	Section 3.15(c)
IT Assets	Section 9.17
Law	Section 9.17
Leased Property	Section 3.18(b)
Legal Prohibition	Section 7.1(c)
Liens	Section 9.17

v

Material Contract	Section 3.13(a)(xii)
Merger Consideration	Section 2.1(a)
Merger Sub	Preamble
Merger Sub Board	Preamble
Money Transmitter License	Section 9.17
Money Transmitter Requirements	Section 9.17
Multiemployer Plan	Section 3.15(a)
NASDAQ	Section 9.17
New Permit	Section 6.1(g)
Non-Recourse Party	Section 9.14
OFAC	Section 9.17
Open Source Software	Section 9.17
Option Closing Consideration	Section 2.4(b)
Order	Section 9.17
Outbound Investment Rules	Section 3.7(f)
Outside Date	Section 8.1(c)
Out-of-the-Money Company Option	Section 9.17
Parent	Preamble
Parent 401(k) Plans	Section 6.5(d)
Parent Board	Preamble
Parent Disclosure Letter	Article IV
Parent Material Adverse Effect	Section 9.17
Parent Plans	Section 6.5(b)
Parent Related Parties	Section 9.17
Parent Termination Fee	Section 8.3(d)
Paying Agent	Section 2.2(a)
Payment Fund	Section 2.2(a)
Payment Network	Section 9.17
Pending Permits	Section 3.7(e)
Permit	Section 9.17
Permitted Liens	Section 9.17
Person	Section 9.17
Personal Information	Section 9.17
Premium Cap	Section 6.6(b)
Privacy and Data Security Requirements	Section 9.17
Proceedings	Section 9.17
Prohibited Modification	Section 6.17(b)

Proxy Statement	Section 3.4
Receivables	Section 9.17
Recommendation Change	Section 6.9(e)
Registered	Section 9.17
Reorganization Agreement	Section 3.2(c)
Representatives	Section 9.17
Related Party	Section 3.22
Remedial Action	Section 6.1(k)
Required Amount	Section 4.8(c)
Requisite Company Vote	Section 3.3(a)
Requisite Regulatory Approvals	Section 6.7
Required Information	Section 9.17
RSU/PSU Closing Consideration	Section 2.4(a)
Sanctioned Country	Section 9.17
Sanctions	Section 9.17
Sarbanes-Oxley Act	Section 3.10(i)
SEC	Section 9.17
Security Breach	Section 3.20(a)
Share	Section 2.1(a)
Stockholder Litigation	Section 6.8
Subsidiary	Section 9.17
Superior Proposal	Section 6.9(j)(ii)
Surviving Corporation	Recitals
Takeover Statutes	Section 3.23
Tax or Taxes	Section 9.17
Tax Return	Section 9.17
Trade Control Laws	Section 9.17
Transactions	Section 9.17
Unvested Company Option	Section 9.17
Unvested Company PSU	Section 9.17
Unvested Company RSU	Section 9.17
Vested Company Option	Section 9.17
Vested Company PSU	Section 9.17
Vested Company RSU	Section 9.17
WARN Act	Section 3.16(c)
Willful and Material Breach	Section 8.2(b)

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of June 12, 2026 (this “Agreement”), by and among (i) Payoneer Global Inc., a Delaware corporation (the “Company”), (ii) Neon Maple Parent Inc., a corporation incorporated pursuant to the laws of Canada (“Parent”), and (iii) Panda Acquisition Sub Inc., a newly formed Delaware corporation and a wholly-owned direct or indirect Subsidiary of Parent (“Merger Sub” and, together with Parent, the “Parent Parties”).

RECITALS

A.	The board of directors of the Company (the “Company Board”) has unanimously determined that it is in the best interests of the Company and its stockholders to consummate the transactions provided for in this Agreement, pursuant to which Merger Sub will, subject to the terms and conditions set forth herein, merge with and into the Company (the “Merger”), so that the Company is the surviving corporation in the Merger (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”).

B.	In furtherance thereof, the Company Board has unanimously adopted this Agreement, and the Company Board has resolved to submit this Agreement to its stockholders for adoption and to recommend that its stockholders adopt this Agreement, and approve the Merger and the other transactions contemplated by this Agreement.

C.	The board of directors of each of Parent and Merger Sub, by unanimous vote of all directors present, approved this Agreement and determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and fair to, and in the best interests of, Parent and Merger Sub and their respective stockholder(s) and immediately following the execution and delivery of this Agreement, the sole stockholder of Merger Sub has adopted this Agreement, and approved the Merger and the other transactions contemplated by this Agreement.

D.	In this Agreement, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and mutual covenants, representations, warranties and agreements contained in this Agreement, and intending to be legally bound hereby, the Company, Parent and Merger Sub agree as follows:

Article I
THE MERGER

Section 1.1   The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the “DGCL”) at the Effective Time, Merger Sub shall merge with and into the Company, with the Company as the Surviving Corporation in the Merger.

Section 1.2   Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place by electronic exchange of documents (a) at 10:00 a.m., New York City time, on the third (3rd) Business Day following the date on which all of the conditions set forth in Article VII have been satisfied or waived (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or (b) at such other place, at such time or on such other date as the Company and Parent may mutually agree in writing; provided that if the Marketing Period has not ended on or prior to the time of such satisfaction or waiver of such conditions, the Closing will instead occur on the earlier of (x) a date during the Marketing Period specified by Parent to the Company upon at least three (3) Business Days’ prior written notice to the Company and (y) the third (3rd) Business Day following the last day of the Marketing Period (subject, in each such case, to the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof)). The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

Section 1.3   Effective Time. On the Closing Date, the Company (a) shall cause to be executed and filed with the Secretary of State of the State of Delaware (the “Delaware Secretary”) a certificate of merger with respect to the Merger (the “Certificate of Merger”), and (b) shall make all other filings or recordings required under the DGCL in order to consummate the Merger. The Merger shall become effective at the time the Certificate of Merger has been filed with the Delaware Secretary, or at such later time as is agreed to by the Company and Parent and stated therein (such time, the “Effective Time”).

Section 1.4   Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the DGCL and this Agreement.

Section 1.5   Organizational Documents of the Surviving Corporation.

(a)   At the Effective Time, by virtue of the Merger, the certificate of incorporation of the Company shall be amended and restated so as to read in its entirety in the form set forth as Exhibit A hereto and shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law (subject to Section 6.6).

(b)   At the Effective Time, the bylaws of the Company shall be amended and restated to read in their entirety as the bylaws of Merger Sub in effect immediately prior to the Effective Time (except that references to Merger Sub’s name shall be replaced with references to the Surviving Corporation’s name), and as so amended and restated shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law (subject to Section 6.6(a)).

Section 1.6   Directors and Officers of the Surviving Corporation.

(a)   The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, in each case until their respective successors are duly elected or appointed or until the earlier of their death, resignation or removal.

(b)   The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed or until the earlier of their death, resignation or removal.

Article II
CONVERSION AND EXCHANGE OF SHARES

Section 2.1   Conversion of the Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent or Merger Sub or the holder of any securities of Parent, Merger Sub or the Company:

(a)   Conversion of Shares. Each share of Company Common Stock (a “Share”) issued and outstanding immediately prior to the Effective Time, other than any Excluded Shares and any Dissenting Shares, shall be cancelled, shall cease to exist, and shall be automatically converted into the right to receive $7.40 per Share in cash, without interest (the “Merger Consideration”), payable in accordance with Section 2.2.

(b)   Treatment of Excluded Shares. Notwithstanding anything in this Agreement to the contrary, at the Effective Time, each Share held by the Company or Parent or its Subsidiaries (the “Excluded Shares”) shall not be converted into the right to receive the Merger Consideration and instead (i) the Excluded Shares held by the Company shall be cancelled without payment of any consideration therefor and shall cease to exist or (ii) the Excluded Shares held by Parent or its Subsidiaries shall be converted into such number and type of shares of the Surviving Corporation as is agreed by Parent and the Surviving Corporation, and, upon such conversion, each such Share shall no longer be outstanding and shall automatically be cancelled and shall cease to exist.

(c)   Merger Sub Shares. At the Effective Time, each share of the common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one issued and outstanding share of common stock of the Surviving Corporation.

Section 2.2   Payment for Shares.

(a)   Paying Agent. Prior to the Closing Date, Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the purpose of effecting payments to the holders of Shares entitled to receive the Merger Consideration (collectively, the “Holders”) in accordance with this Agreement. At or prior to the Closing, Parent shall deposit (or cause to be deposited) with the Paying Agent cash sufficient to allow the Paying Agent to pay the aggregate Merger Consideration payable at Closing other than with respect to any Dissenting Shares (such cash being hereinafter referred to as the “Payment Fund”). The Paying Agent shall only invest the Payment Fund as directed by Parent, provided that no such investment or losses thereon shall affect the amount of Merger Consideration payable to the Holders. Any interest and other income resulting from such investments shall be paid to Parent, or as otherwise directed by Parent.

(b)   Exchange Procedures.

(i)   Payment Procedures. Promptly after the Effective Time, but in no event later than five (5) Business Days thereafter, Parent shall cause the Paying Agent to mail to each Person who was, immediately prior to the Effective Time, a holder of record of one or more certificates (the “Certificates”) representing any Shares (except for Excluded Shares or Dissenting Shares), a letter of transmittal (which shall specify that delivery of the Certificate shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of such Certificate to the Paying Agent or affidavit of loss as contemplated by clause (v) below), together with instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration to which such holder may be entitled pursuant to this Article II. The Company and Parent shall reasonably agree on the form of the letter of transmittal prior to the Closing Date. Until surrendered as contemplated by this Section 2.2(b)(i), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the Merger Consideration.

(ii)   Book-Entry Shares. The Persons who were, at the Effective Time, holders of issued and outstanding Shares held in book-entry form (“Book-Entry Shares”) shall not be required to take any action with respect to the exchange of their Book-Entry Shares for the Merger Consideration and the Paying Agent shall promptly after the Effective Time, but in no event later than one (1) Business Day thereafter, pay the Merger Consideration with respect to such Book-Entry Shares.

(iii)   Cancellation of Shares. Upon the payment and delivery of the Merger Consideration with respect to a Certificate or Book-Entry Share, such Certificate or Book-Entry Share shall forthwith be cancelled. No interest shall be paid or will accrue on any cash payable to holders of Book-Entry Shares or Certificates pursuant to the provisions of this Article II.

(iv)   No Further Ownership Rights. The Merger Consideration paid upon the surrender for exchange of the Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares and, from and after the Effective Time, there shall be no further transfers on the stock transfer books of the Company of the Shares that were issued and outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, as applicable, except as otherwise provided for herein or by applicable Law.

(v)   Lost, Stolen or Destroyed Certificate. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such Person of a bond in such amount as Parent may reasonably determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the appropriate amount of the Merger Consideration payable pursuant to this Agreement.

(c)   Termination of Payment Fund. Any portion of the Payment Fund that remains undistributed to the Holders for one (1) year after the Effective Time shall be paid to the Surviving Corporation or as otherwise directed by Parent. Any former holders of the Company Common Stock who have not theretofore exchanged their Certificates pursuant to this Article II shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration, without any interest thereon. Any portion of the Payment Fund remaining unclaimed by Holders as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of Parent, the Company, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

Section 2.3   Withholding Rights. Notwithstanding anything in this Agreement to the contrary, each of Parent, the Merger Sub, the Paying Agent, the Company, the Surviving Corporation (and any of their affiliates or agents) and any other applicable withholding agent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any Person such amounts as it is required to deduct and withhold under applicable Law. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts (i) shall be remitted to the applicable Governmental Entity and (ii) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.4   Effect of Merger on Compensation Awards and Company ESPP.

(a)   Treatment of Company RSU Awards and Company PSU Awards.

(i)   At the Effective Time, each Company RSU Award and each Company PSU Award that is outstanding and vested as of immediately prior to the Effective Time (or that vests as a result of the Merger), shall by virtue of the Merger automatically and without any action on the part of Parent, Merger Sub, or the holders thereof, be cancelled and converted into the right to receive an amount in cash (without interest) equal to the product obtained by multiplying (A) the aggregate number of Shares underlying such Company RSU Award or Company PSU Award by (B) the Merger Consideration, less any applicable withholding Taxes (such amount, the “RSU/PSU Closing Consideration”); provided that the number of Shares underlying each such Company PSU Award shall be determined as set forth on Section 2.4(a)(i) of the Company Disclosure Letter.

(ii)   Except as otherwise set forth on Section 2.4(a)(ii) of the Company Disclosure Letter, at the Effective Time, the portion of each Company RSU Award and each Company PSU Award that is outstanding and unvested as of immediately prior to the Effective Time shall by virtue of the Merger automatically and without any action on the part of Parent, Merger Sub, or the holders thereof, be cancelled and converted into the right to receive an amount in cash (without interest) equal to the product obtained by multiplying (A) the aggregate number of Shares underlying such Company RSU Award or Company PSU Award by (B) the Merger Consideration, less any applicable withholding Taxes (such amount, the “Deferred RSU/PSU Amount”), which Deferred RSU/PSU Amount shall vest and be payable at the same time as the Company RSU Award or Company PSU Award for which it was exchanged; provided that the number of Shares underlying each such Company PSU Award shall be determined as set forth on Section 2.4(a) of the Company Disclosure Letter.  Such Deferred RSU/PSU Amount shall continue to vest on substantially the same terms and conditions (including with respect to accelerated vesting) as applied to the corresponding Company RSU Award or Company PSU Award, except for terms rendered inoperative by reason of the Merger and, in the case of each Company PSU Award, subject solely to time-based vesting conditions.

(b)   Treatment of Company Options. At the Effective Time, the portion of each Company Option that is outstanding and vested as of the Effective Time shall, by virtue of the Merger automatically and without any action on the part of Parent, Merger Sub or the holders thereof, be cancelled and terminated and converted into the right to receive an amount in cash (without interest) equal to the product obtained by multiplying (A) the aggregate number of Shares subject to such Company Option immediately prior to the Effective Time and (B) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Option, less any applicable withholding Taxes (such amount, the “Option Closing Consideration”).  Except as otherwise set forth on Section 2.4(b) of the Company Disclosure Letter, at the Effective Time, the portion of each Company Option that is outstanding and unvested as of immediately prior to the Effective Time shall, by virtue of the Merger automatically and without any action on the part of Parent, Merger Sub or the holders thereof be cancelled and terminated and converted into the right to receive an amount in cash (without interest) equal to the product obtained by multiplying (A) the aggregate number of Shares subject to such Company Option immediately prior to the Effective Time and (B) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Option, less any applicable withholding Taxes (such amount, the “Deferred Option Amount”), which Deferred Option Amount shall vest and be payable at the same time as the Company Option for which it was exchanged.  Such Deferred Option Amount shall continue to vest on substantially the same terms and conditions (including with respect to accelerated vesting) as applied to the corresponding Company Option, except for terms rendered inoperative by reason of the Merger. Notwithstanding the foregoing, any Company Option, whether vested or unvested, that has a per share exercise price that is equal to or greater than the Merger Consideration shall, by virtue of the Merger automatically and without any action on the part of Parent, Merger Sub or the holders thereof be cancelled for no consideration as of the Effective Time.

(c)   Treatment of Company ESPP.  Prior to the Effective Time, the Company Board (or applicable committee thereof) shall take such actions as are reasonably necessary so that: (i) no new Offering Period or Purchase Period (as such terms are defined in the Company ESPP) shall commence following the date hereof; (ii) no new participants shall be permitted to enroll in the Company ESPP following the date hereof; (iii) participants in the Purchase Period in effect as of the date hereof (the “Existing Purchase Period”) shall continue to participate in the Company ESPP in accordance with its terms as of the date of this Agreement, and payroll deductions shall continue at the rates as in effect as of the date of this Agreement; (iv) if the end of the Existing Purchase Period would otherwise occur following the Effective Time, such Purchase Period shall be shortened and the Company shall set a new purchase date thereunder to be the last payroll date that occurs no later than five (5) Business Days prior to the expected Effective Time, and the purchase rights outstanding with respect thereto shall be exercised on such date; and (v) effective as of, and subject to the consummation of the Merger, the Company ESPP shall terminate effective immediately prior to the Effective Time.

(d)   Further Actions.  Prior to the Effective Time, the Company Board (or applicable committee thereof) shall take all actions necessary to effectuate the treatment of the Company Equity Awards and the Company ESPP pursuant to this Section 2.4 (including the satisfaction of the requirements of Rule 16b-3(e) promulgated under the Exchange Act).

(e)   Payment Procedures.  Parent shall cause the Surviving Corporation to pay the RSU/PSU Closing Consideration and the Option Closing Consideration, as applicable, to the holder of such Company Equity Award through the payroll system of the Surviving Corporation as soon as reasonably practicable following the Closing Date (but in no event later than the first payroll date that occurs more than five (5) Business Days following the Closing Date); provided, that in the case of any such amounts that constitute non-qualified deferred compensation under Section 409A of the Code, such amounts shall be paid at the earliest time that will not trigger a Tax or penalty under Section 409A of the Code. Parent shall cause the Surviving Corporation to pay any portion of the Deferred RSU/PSU Amount and the Deferred Option Amount, as applicable, that vests to the applicable holder thereof no later than the first regularly scheduled payroll date that occurs more than five (5) Business Days following the applicable vesting date.

Section 2.5   Dissenting Shares.

(a)   Notwithstanding anything to the contrary set forth in this Agreement, if required by the DGCL (but only to the extent required thereby), Shares that are issued and outstanding immediately prior to the Effective Time and that are held by stockholders or beneficially owned by “beneficial owners” (as defined in Section 262(a) of the DGCL) who are entitled to demand, have properly demanded appraisal for such Shares pursuant to, and who continues to comply in all respects with, Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration pursuant to Section 2.1, and instead shall automatically be cancelled, shall cease to exist and shall represent the right to receive only those rights provided under Section 262 of the DGCL. Each Dissenting Share held by a stockholder or beneficially owned by a “beneficial owner” of the Company who has failed to perfect, otherwise waived, effectively withdrawn or lost his, her or its rights to appraisal of such Dissenting Share pursuant to Section 262 of the DGCL will thereupon be deemed to have been converted into, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender of the Shares in the manner provided in Section 2.2.

(b)   The Company shall give Parent (i) prompt written notice and copies of any written demands for appraisal or withdrawals or attempted withdrawals of such demands, and any other related instruments that are received by the Company relating to demands of appraisal, and (ii) the opportunity to direct all negotiations and legal proceedings with respect to any demand for appraisal under the DGCL, including any determination to make any payment to any holder of Dissenting Shares with respect to any of their Dissenting Shares under Section 262(h) of the DGCL prior to the entry of judgment in the legal proceedings with respect to any demand for appraisal. The Company shall not, except with the prior written consent of Parent, make any payment or offer or agree to make any payment with respect to any demands for appraisals, offer to settle or settle any such demands or approve any withdrawal of any such demands or agree to any of the foregoing.

Article III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as disclosed in the disclosure letter delivered by the Company to Parent concurrently herewith (the “Company Disclosure Letter”) (it being understood that any disclosures made with respect to a section of this Article III shall be deemed disclosure with respect to, and shall be deemed to qualify, (1) any other section of this Article III specifically referenced or cross-referenced and (2) all other sections of this Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections), or (ii) as disclosed in any Company SEC Documents filed with or furnished to the SEC since January 1, 2025 and prior to the date hereof (but disregarding risk factor disclosures (other than statements of historical fact included therein) contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature) (it being acknowledged that nothing in such Company SEC Documents will be deemed to modify or qualify the representations and warranties set forth in Sections 3.1, 3.2(a), 3.2(b), 3.3(a), 3.3(b), 3.24 and 3.25), the Company hereby represents and warrants to the Parent Parties as follows:

Section 3.1   Corporate Organization.

(a)   The Company (i) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and (ii) has the requisite corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted in all material respects. The Company is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.

(b)   The copies of the certificate of incorporation of the Company (the “Company Charter”) and the bylaws of the Company (the “Company Bylaws”) that are incorporated by reference into the Annual Report are complete and correct copies thereof as in effect on the date hereof. The Company is not in violation of any provisions of the Company Charter or the Company Bylaws in any material respect.

(c)   Each Subsidiary of the Company (a “Company Subsidiary”) is listed on Section 3.1(c) of the Company Disclosure Letter and, except as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, (i) is duly organized, in good standing and validly existing under the Laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business as a foreign corporation, limited liability company, or other legal entity and is in good standing (to the extent that such concept is recognized under applicable Law), in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing, and (iii) has all requisite corporate, limited liability company, or other organizational, as applicable, power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted in all material respects. Except as set forth in Section 3.1(c) of the Company Disclosure Letter, all outstanding shares of capital stock or voting securities of, or other equity interests in, each Company Subsidiary have been duly authorized, validly issued, fully paid, nonassessable and are owned by the Company or by another Company Subsidiary, free and clear of all Liens other than restrictions imposed by applicable securities laws or the organizational documents of any such Company Subsidiary.

(d)   There are no restrictions on the ability of the Company or any Company Subsidiary to pay dividends or distributions except as provided herein and, in the case of the Company or a Subsidiary that is a regulated entity, for restrictions on dividends or distributions under Laws applicable to similarly situated regulated entities. Neither the Company nor any Company Subsidiary owns, directly or indirectly, any capital stock of, any other equity interest in (or any interest convertible into or exchangeable or exercisable for any equity interest in) any entity other than a Company Subsidiary. Neither the Company nor any Company Subsidiary is obligated or committed to make any investment (in the form of a loan, equity investment, capital contribution or otherwise) in any entity other than a wholly-owned Company Subsidiary.

Section 3.2   Capitalization.

(a)   The authorized capital stock of the Company consists of (i) 3,800,000,000 shares of Company Common Stock, and (ii) 380,000,000 shares of undesignated preferred stock, par value $0.01 per share (the “Company Preferred Stock”). As of close of business on June 11, 2026 (the “Capitalization Date”), there were (i) 338,194,399 shares of Company Common Stock issued and outstanding; (ii) no shares of the Company Preferred Stock issued and outstanding; (iii) 68,118,391 shares of Company Common Stock reserved for future issuance under the Company Stock Plans, of which (A) 5,481,117 shares of Company Common Stock were granted in respect of Company Options, (B) 26,708,516 shares of Company Common Stock were granted in respect of Company RSU Awards (of which 1,827,664 shares were not granted under Company Stock Plans) and (C) 4,125,197 and 5,530,394 shares of Company Common Stock were granted in respect of Company PSU Awards (reflecting the achievement of all performance conditions at target and maximum performance levels, respectively); and (iv) 4,698,072 shares of Company Common Stock were reserved for future issuance under the Company ESPP. As of the date of this Agreement, except as set forth in the immediately preceding sentence and in Section 3.2(b), there are no shares of capital stock or other voting securities or equity interests of the Company issued, reserved for issuance or outstanding. All of the issued and outstanding Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of any preemptive or subscription rights, rights of first refusal, purchase option, call option or similar rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness outstanding that have the right to vote on any matters on which stockholders of the Company may vote.

(b)   Each Company Option, Company RSU Award, Company PSU Award and each purchase right under the Company ESPP was issued in compliance in all material respects with applicable Law. Each Company Option was granted with an exercise price that was equal to or greater than the fair market value of a share of Company Common Stock on such grant date. Other than the Company Options, Company RSU Awards, Company PSU Awards and ESPP purchase rights set forth in Section 3.2(a), there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interest in the Company, or contracts, commitments, understandings or arrangements by which the Company may become bound to issue additional Shares or other shares of its capital stock or other equity or voting securities of or ownership interests in the Company or that otherwise obligate the Company to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing. Section 3.2(b) of the Company Disclosure Letter sets forth a true and correct list, as of the date of this Agreement, of each Company Equity Award, including, as applicable, (i) the holder thereof (or identifying employee number), (ii) grant date, (iii) expiration date, (iv) number of shares of Company Common Stock subject thereto (in the case of each Company PSU Award, at target and maximum performance levels), (v) exercise price, (vi) vesting schedule and (vii) description of provisions providing for acceleration of such award in connection with the Transactions.

(c)   The Company and its Subsidiaries have no obligations to issue (and are not otherwise subject to other liabilities with respect to) any “Earn-Out Shares” or any “Founder Shares” (including any such Founder Shares that were previously forfeited), other than as set forth in the Company’s Agreement and Plan of Reorganization, dated February 3, 2021 by and among FTAC Olympus Acquisition Corp. and the other parties thereto, as amended on February 16, 2021, May 10, 2021 and June 22, 2021(the “Reorganization Agreement”). The Company has no outstanding warrants (including any “Public Warrants” or “Private Placement Warrants”) and has no further obligations or liabilities in respect of any redemptions or repurchases of such warrants. The foregoing capitalized terms not otherwise defined herein have the meaning set forth in the Reorganization Agreement.

(d)   There are no voting trusts, stockholder agreements, proxies or other agreements in effect to which the Company or any of its Subsidiaries is a party with respect to the voting or transfer of the Company Common Stock, capital stock or other voting or equity securities or ownership interests of the Company or granting any stockholder or other Person any registration rights.

Section 3.3   Authority; No Violation.

(a)   The Company has full corporate power and authority to execute and deliver this Agreement and, subject to the stockholder and other actions described below, to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly authorized by the Company Board. The Company Board unanimously has (i) determined that this Agreement is in the best interests of the Company and the Company’s stockholders, (ii) approved this Agreement and the

Transactions, and (iii) resolved to recommend (the “Company Board Recommendation”) that the stockholders of the Company adopt this Agreement and approve the Merger and the other transactions contemplated by this Agreement at a meeting of such stockholders (including any postponement, adjournment or recess thereof, the “Company Meeting”). Except for the adoption of this Agreement and approval of the Transactions by the affirmative vote of a majority of all issued and outstanding shares of Company Common Stock entitled to vote at such meeting (the “Requisite Company Vote”), no other corporate proceedings on the part of the Company are necessary to adopt this Agreement or to consummate the Transactions.

(b)   This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and Merger Sub) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).

(c)   Neither the execution, delivery and performance by the Company of this Agreement and the Transactions, nor the consummation by the Company of the Transactions, nor compliance by the Company with any of the terms or provisions hereof, will:

(i)   violate, breach, contravene, or conflict with any provision of the Company Governing Documents, and

(ii)   assuming that the consents and approvals referred to in Section 3.4 are duly obtained and the Requisite Company Vote obtained, (x) violate or breach of any provision of any applicable Law or Order, or any Privacy and Data Security Requirements,  applicable to the Company or any Company Subsidiaries or any of their respective properties or assets (including any Money Transmitter License or other Company Permit) or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, trigger a payment under, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any Contract to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, or of any Company Permit, in each case of clauses (x) and (y), except for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations, creations or other events that would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.

Section 3.4   Consents and Approvals. No consents, approvals or authorizations of or filings, notifications or registrations with any Governmental Entity are necessary in connection with the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of the Transactions and the other transactions contemplated hereby, except for (i) the filing of the applications, filings or notices with respect to the Requisite

Regulatory Approvals and expiration of the applicable waiting period or approval of or non-objection to such applications, filings and notices, (ii) the filing with the SEC of a proxy statement in definitive form relating to the meeting of the Company’s stockholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplement thereto, the “Proxy Statement”), (iii) compliance with any applicable requirements, if any, of the Exchange Act, the Securities Act, state securities or state “blue sky” Laws, (iv) the filing of the Certificate of Merger with the Delaware Secretary pursuant to the DGCL, and (v) any consents, approvals, authorizations, filings, notifications or registrations where the failure to make such filings, notifications or registrations or to obtain such consents, approvals or authorizations would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.  In the past five years, neither the Company nor any of its Subsidiaries has, in any jurisdiction in which any consent, approval, authorization, filing, notification or registration with, or approval, waiver, consent, authorization, notification, non-objection, expiration or termination of a waiting period or other confirmation from, any Governmental Entity is required in connection with the transactions contemplated by this Agreement (including any change of control of any Permit of the Company or its Subsidiaries), (a) applied for any Permit or similar authorization and been denied, or (b) had any such application withdrawn, abandoned or not pursued after receiving written or, to the knowledge of the Company, oral notice from any Governmental Entity that such application would be denied or not approved. Without limiting the foregoing, neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Entity indicating that it would not grant any of the consents, approvals, authorizations, notifications, non-objections or other confirmations required to be obtained in connection with the transactions contemplated by this Agreement, including those set forth on Annex A, and, to the knowledge of the Company, there are no facts or circumstances with respect to the Company and its Subsidiaries that would reasonably be expected to result in any such denial.

Section 3.5   Legal Proceedings.

(a)   There are (and since January 1, 2024, there have been) no outstanding or pending, or, to the knowledge of the Company, threatened Proceedings against or involving the Company, any Company Subsidiary or any current or former directors, officers or employees in their capacities as such, in each case except as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.

(b)   There is no Order to which the Company or any of its Subsidiaries or their respective businesses or assets are subject, nor has the Company or any Company Subsidiary been advised in writing by any Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Order, in each case other than Orders that are generally applicable to companies in the same industries as the Company (without regard to the Company’s specific regulatory status) or except as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.

Section 3.6   Compliance with Applicable Law; Anti-Corruption, Sanctions and Export Controls.

(a)   The Company and its Subsidiaries have, since January 1, 2023, complied with and are not in default or violation under any applicable Law (including all Money Transmitter Requirements, Anti-Money Laundering Laws, Anti-Corruption Laws, Trade Control Laws and Sanctions) and applicable Privacy and Data Security Requirements, in each case except as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.

(b)   Neither the Company nor any of its Subsidiaries nor any of their respective directors or officers nor, to the knowledge of the Company, their employees or agents has, directly or knowingly indirectly, since January 1, 2023, (i) used any funds of the Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment or unlawfully provided anything of value to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of the Company or any of its Subsidiaries, (iii) made a voluntary or involuntary disclosure to a Governmental Entity with respect to any Money Transmitter Requirement, Anti-Corruption Law or Anti-Money Laundering Law, or (iv) violated any other Money Transmitter Requirements, Anti-Corruption or Anti-Money Laundering Laws, in each case of the forgoing clauses (i)-(iv), except as would not reasonably be expected to be, either individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries maintain and enforce a program of policies, procedures, and internal controls reasonably designed and implemented to ensure compliance, as applicable, with Anti-Corruption Laws, Anti-Money Laundering Laws, Trade Control Laws, and Sanctions by the Company, its Subsidiaries, and their respective directors, officers, employees, agents, representatives, or other Persons acting on behalf of the Company or any Subsidiary.

(c)   Since January 1, 2023, none of the Company or its Subsidiaries, nor any of their respective directors or officers or, to the knowledge of the Company, their employees or agents is or has been (i) a Sanctioned Person; (ii) located, organized or resident in a Sanctioned Country; (iii) participated, directly or knowingly indirectly, in any dealings or transactions with or involving a Sanctioned Person or in a Sanctioned Country in violation of Sanctions; (iv) engaged in any import, export, re-export or transfer in violation of Trade Control Laws or Sanctions; or (v) otherwise been in violation of Trade Control Laws or Sanctions, in each case of the forgoing clauses (i)-(v), except as would not reasonably be expected to be, either individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(d)   Since January 1, 2023, none of the Company or its Subsidiaries has been subject to any Proceedings, nor, to the Company’s knowledge, are there any pending or threatened investigations or Proceedings by any Governmental Entity of potential violations by the Company or any of its Subsidiaries with respect to compliance with Money Transmitter Requirements, Anti-Corruption Laws, Anti-Money Laundering Laws, Sanctions or Trade Control Laws, in each case except as would not reasonably be expected to be, either individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

Section 3.7   Regulatory Matters.

(a)   The Company and each of its Subsidiaries have timely filed (or furnished, as applicable) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2023 with any Governmental Entity, including (i) the SEC, (ii) any other U.S. federal or state regulatory authority, (iii) any foreign regulatory authority and (iv) any SRO, including any report, registration or statement required to be filed (or furnished, as applicable) pursuant to applicable Law, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(b)   As of their respective filing dates (or, in the case of any amended reports and documents, as of the respective filings dates for the amendments, but without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied with all of the statutes, rules and regulations enforced or promulgated by the Governmental Entity with which they were filed, except where such failure to be in compliance would not, either individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(c)   Except for examinations of the Company and its Subsidiaries conducted by a Governmental Entity in the ordinary course of business, (i) no Governmental Entity has initiated or has pending any proceeding or, to the knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries since January 1, 2023 and (ii) the Company has not received written notice of any inquiry by, or has had any disagreement or dispute with, any Governmental Entity with respect to the business, operations, policies or procedures of the Company or any of the Company Subsidiaries since January 1, 2023, in each case of the foregoing clauses (i) and (ii), which would reasonably be likely to have, either individually or in the aggregate, a Company Material Adverse Effect. There is no unresolved violation, criticism, or exception by any Governmental Entity with respect to any report or statement relating to any examinations or inspections of the Company or any of its Subsidiaries, which would have or reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(d)   Since January 1, 2023, neither the Company nor any of its Subsidiaries has adopted any policies, procedures or board resolutions at the request of any Governmental Entity that (a) materially restricts the conduct of its business or that in any material manner relates to its ability to pay dividends, its credit or risk management policies, its management or its business or (b) would prevent or materially impair the ability of the Company to consummate the Merger and the transactions contemplated by this Agreement (any of clauses (a) or (b), a “Regulatory Agreement”). Neither the Company nor any Subsidiary has been advised in writing, or, to the knowledge of the Company, orally, since January 1, 2023, by any Governmental Entity that it is considering issuing, initiating, ordering, or requesting any Regulatory Agreement.

(e)   Section 3.7(e) of the Company Disclosure Letter sets forth a true and complete list of all material Permits held by the Company or a Subsidiary (including all Permits relating to or allowing payments, payment processing, money transmission or similar activities) (the “Company Permits”), including the jurisdiction in which such Company Permit is held or issued and including any Permit for which the Company or a Subsidiary (x) has an application or registration pending or submitted but not yet approved, or (y) anticipates that it will subsequently file or submit an application or registration after the date of this Agreement in accordance with this Agreement but prior to the Effective Time (all such Permits covered by clauses (x) and (y), together with any other Permits for which the Company or a Subsidiary files or submits an application or registration after the date of this Agreement in accordance with this Agreement but prior to the Effective Time, “Pending Permits”). (i) The Company and each of its Subsidiaries hold, and have at all times since January 1, 2023, held, all Company Permits necessary or advisable for the conduct or operations of their respective businesses and ownership of their respective rights, properties and assets and such Company Permits are in full force and effect and have not been revoked, suspended, canceled or otherwise limited, (ii) no revocation, suspension, limitation, restriction on use or cancellation of any such Company Permit is pending (or to the knowledge of the Company, threatened) by any Governmental Entity and (iii) neither the Company nor any of its Subsidiaries is or has been in violation of or default under, or has received any notice from any Governmental Entity that the Company or any of its Subsidiaries is in violation of or default under, and, to the knowledge of the Company, no condition exists or has existed that with or without notice or lapse of time or both would constitute a violation of or default under, any such Company Permit, in each case of the foregoing clauses (i)-(iii), except where any failure would not, either individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.

(f)   None of the Company or any of its Subsidiaries is a “covered foreign person” engaged in a “covered activity” as those terms are defined in the regulations administered and enforced by the U.S. Treasury Department under U.S. Executive Order 14105 and codified at 31 C.F.R. § 850.101 et seq. (the “Outbound Investment Rules”). None of the Company or any of its Subsidiaries currently engages, directly or knowingly indirectly, in any activity that would cause any party hereto to be in violation of the Outbound Investment Rules or cause any party hereto to be legally prohibited by the Outbound Investment Rules from performing under this Agreement, in each case except as would not reasonably be expected to be, either individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

Section 3.8   Payment Networks and Accounts.

(a)   Section 3.8(a) of the Company Disclosure Letter sets forth the true and complete list of all Payment Networks for which the Company or a Subsidiary is a licensee, issuer, member, manager or otherwise registered as a participant. The Company and any such Subsidiary is authorized by such Payment Network to enter transactions into or receive transactions from the Payment Network’s settlement and authorization systems. Such member of the Company Group is in good standing with the applicable Payment Networks and is in compliance with the applicable by-laws, rules, regulations, documentation and manuals promulgated or adopted by the Payment Networks, such as rules, manuals and other items as may be amended or supplemented from time to time, except when the failure to be in such good standing or in compliance would not be reasonably expected to have a Company Material Adverse Effect. There is no investigation, proceeding or disciplinary action, including fines, currently pending, or to the knowledge of the Company, threatened against the Company or Subsidiary by a Payment Network that would be reasonably expected to have a Company Material Adverse Effect.

(b)   Since January 1, 2023, all marketing, solicitation, origination, creation, servicing, facilitation of transaction activity, collection and maintenance of accounts (collectively, “Accounts”) allowing customers of the Company or its Subsidiaries to receive, manage or settle payments or foreign exchange transactions, provide payroll management services or otherwise access working capital or other financial services or products has been performed in accordance with applicable Law, the then-applicable written policies and procedures of the Company (which comply with and are sufficient under applicable Law as in effect from time to time) and the terms of any contracts entered into in connection therewith with the Company, its Subsidiaries or any third-party, in each case except where any failure would not be reasonably expected to have a Company Material Adverse Effect.

Section 3.9   Financial Statements. The consolidated financial statements (including the related notes and schedules, where applicable) of the Company and its Subsidiaries included (or incorporated by reference) in the Company SEC Documents (the “Financial Statements”) (i) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries in all material respects and (ii) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of their operations and their cash flows for the periods then ended in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods included (except as may be indicated in the notes thereto or permitted by Regulation S-X).

Section 3.10   SEC Reports; Controls and Procedures.

(a)   The Company (i) maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) reasonably designed to ensure that material information required to be disclosed by the Company in the reports it files or furnishes under the Exchange Act is communicated to its management by others within those entities as appropriate to allow timely decisions regarding required disclosure, (ii) has disclosed, based on its most recent evaluation, to its auditors and the audit committee of its Board of Directors (A) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting which could materially and adversely affect its ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting, and (iii) has identified for the Company’s auditors any material weaknesses in internal controls over financial reporting. The Company has provided to the Parent Parties true and correct copies of any of the foregoing disclosures, if any, to the auditors or audit committee of the Company that have been made in writing from January 1, 2024, through the date of this Agreement.

(b)   The Company has implemented and maintains a system of internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) designed to provide reasonable assurance concerning the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including reasonable assurance (i) that transactions are executed in accordance with management’s general or specific authorizations and recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability and (ii) regarding prevention or timely detection of any unauthorized acquisition, use or disposition of assets that could have a material effect on the Company’s financial statements.

(c)   No personal loan or other extension of credit by the Company or any Subsidiary to any of its or their Executive Officers or directors has been outstanding or has been made or modified in violation of Section 13 of the Exchange Act and Section 402 of the Sarbanes-Oxley Act (as defined below) since January 1, 2024.

(d)   Since January 1, 2024, neither the Company nor any of its Subsidiaries or any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received any written complaint, allegation, assertion, or claim that the Company or any of its Subsidiaries has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls.

(e)   As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such filing), each Company SEC Document complied as to form in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act and the rules and regulations thereunder.

(f)   As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such filing), each Company SEC Document filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(g)   The Company has timely filed with or furnished to the SEC all forms, reports, schedules, registration statements, prospectuses, proxy statements and other documents, together with all certifications required pursuant to the Sarbanes-Oxley Act, as applicable, required to be filed with or furnished to the SEC by the Company since January 1, 2024.

(h)   As of the date hereof, there are no material outstanding or unresolved comments received from the SEC with respect to any Company SEC Document.

(i)   Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and former principal financial officer of the Company) has timely made all certifications required under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder and under the Exchange Act (collectively, the “Sarbanes-Oxley Act”) with respect to the Company SEC Documents. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

Section 3.11   No Undisclosed Liabilities. Except as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due and whether or not required to be shown on a balance sheet in accordance with GAAP), except for those liabilities that are (a) reflected or reserved against on the consolidated balance sheet of the Company included in its Annual Report for the fiscal year ended December 31, 2025 (including any notes thereto), (b) incurred in the ordinary course of business since December 31, 2025, (c) executory obligations under contracts or (d) incurred in connection with this Agreement and the Transactions.

Section 3.12   Absence of Certain Changes or Events.

(a)   Since December 31, 2025 through the date of this Agreement, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.

(b)   Since December 31, 2025 through the date of this Agreement, the Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business.

Section 3.13   Certain Contracts.

(a)   Except as set forth in Section 3.13(a) of the Company Disclosure Letter or as disclosed in any Company SEC Documents, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract (excluding any Company Benefit Plan) that:

(i)   with the ten (10) largest financial institution partners and payment processors of the Company and its Subsidiaries on a consolidated basis (as measured by volume and service-related matters in the twelve (12) months ending December 31, 2025), excluding (i) purchase orders and statements of work and (ii) non-disclosure agreements and other non-material agreements that do not provide for the provision of services or the making of payments;

(ii)   with the ten (10) largest payors or enterprise customers of the Company and its Subsidiaries on a consolidated basis (as measured by amounts paid or payable in the twelve (12) months ending December 31, 2025), excluding (i) purchase orders and statements of work and (ii) non-disclosure agreements and other non-material agreements that do not provide for the provision of services or the making of payments;

(iii)   with the ten (10) largest vendors (other than legal, accounting and tax providers and any providers pursuant to Section 3.13(a)(i) or Section 3.13(a)(ii)) of the Company and its Subsidiaries on a consolidated basis (as measured by operating expenses paid or payable in the twelve (12) months ending December 31, 2025), excluding (i) purchase orders and statements of work and (ii) non-disclosure agreements and other non-material agreements that do not provide for the provision of services or the making of payments;

(iv)   that provides for (A) the incurrence of material indebtedness by Company or any of its Subsidiaries, (B) the material guarantee, assumption, endorsement or indemnification by Company or any of its Subsidiaries of indebtedness of any other person (other than Company or any of its wholly owned Subsidiaries), (C) liens (other than Permitted Liens) on material assets of the Company or its Subsidiaries, or (D) material hedging or swap transactions or other similar derivative transactions or risk management arrangements;

(v)   relates to the acquisition or disposition of any Person or business (or material assets outside the ordinary course) and under which the Company or its Subsidiaries have material ongoing obligations or liabilities (including earn-out, payment or indemnity obligations);

(vi)   relates to any (A) joint venture, partnership, or other similar agreement or arrangement, in each case, involving an equity investment or asset contribution by the Company or any of its wholly owned Subsidiaries (other than, for the avoidance of doubt, commercial, strategic partnership or other similar agreements or arrangements), or (B) debt or equity investment, in each case of the forgoing clauses (A) and (B), (x) in a third-party that is not a wholly owned Subsidiary of the Company and (y) for an amount greater than $1,000,000;

(vii)   grants or receives any license, right or covenant not to sue with respect to any material Intellectual Property, other than (A) non-exclusive in-licenses to off-the-shelf, commercially available software or IT Assets that have been granted on standardized, generally available terms with annual or aggregate fees of less than $1,000,000 or (B) non-exclusive out-licenses granted in the ordinary course of business to (x) vendors (that are incidental to the products or services provided by the applicable vendor) or (y) customers;

(viii)   contains a non-compete, exclusivity, or customer non-solicit provision, in each case, that purports to restricts in any material respect the ability of the Company or any of its Subsidiaries to engage in any line of business or in any geographic region;

(ix)   contains a most favored nations exclusivity, guaranteed payments or similar provision that purports to limit in any material respect the ability of the Company or its Affiliates to enter into transactions with third parties or would require the Company or its Affiliates to conduct business with a third party on an exclusive or preferential basis;

(x)   grants any material right of first refusal, right of first offer or similar right with respect to any assets, rights or properties that are material to the Company and its Subsidiaries;

(xi)   is a settlement, consent decree or other similar agreement and contains any material ongoing obligations of the Company or any of its Subsidiaries (monetary or otherwise);

(xii)   is with any Related Party (other than any indemnification agreement to which any Company Indemnified Party is party); or

(xiii)   is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act) not yet filed in the Company SEC Documents.

Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), whether or not set forth in the Company Disclosure Letter, is referred to herein as a “Material Contract.” Unless disclosed in its entirety in any Company SEC Documents, the Company has made available to Parent true, correct and complete copies of each Material Contract in effect as of the date hereof, including any material amendments, annexes and schedules thereto.

(b)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) each Material Contract is valid and binding on the Company or one of its Subsidiaries, as applicable, and in full force and effect; (ii) the Company and each of its Subsidiaries have in all material respects complied with and performed all obligations required to be complied with or performed by any of them to date under each Material Contract; (iii) to the knowledge of the Company, each third-party counterparty to each Material Contract has in all material respects complied with and performed all obligations required to be complied with and performed by it to date under such Material Contract; (iv) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any third-party is in breach or default, or has received notice of, any violation of any Material Contract; and (v) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a breach or default by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto, of or under any such Material Contract. As of the date of this Agreement, no counterparty to a Material Contract has notified the Company or its Subsidiaries in writing (or, to the knowledge of the Company, otherwise) of an intent to terminate or not renew any such Material Contract or of any material disputes or claims thereunder.

Section 3.14   Taxes and Tax Returns. Except as would not, either individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(a)   Each of the Company and its Subsidiaries has duly and timely filed (including all valid extensions) all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct and complete in all respects.

(b)   Neither the Company nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return (other than extensions to file Tax Returns automatically obtained in the ordinary course of business).

(c)   All Taxes of the Company and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid.

(d)   Each of the Company and its Subsidiaries has withheld and timely paid to the appropriate Governmental Entity all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other Person. Neither the Company nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any Tax that remains in effect.

(e)   In the last six (6) years, no written claim has been made by a Governmental Entity in a jurisdiction in which the Company or any of its Subsidiaries (as applicable) does not file Tax Returns that the Company or such Subsidiary (as applicable) is or may be subject to taxation by, or required to file Tax Returns in, that jurisdiction.

(f)   Each of the Company and its Subsidiaries has collected all sales and use Taxes required to be collected, and has remitted, or will remit, on a timely basis, such amounts to the appropriate Governmental Entity, or has been furnished properly completed exemption certificates.

(g)   There are no threatened in writing or pending disputes, claims, audits, investigations, examinations or other proceedings regarding any Tax of the Company and its Subsidiaries or the assets of the Company and its Subsidiaries.

(h)   Neither the Company nor any of its Subsidiaries is a party to or is bound by, or has any liability pursuant to, any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries or pursuant to agreements which both (1) were not primarily related to Taxes and (2) were entered into in the ordinary course of business consistent with past practice).

(i)   Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group within the meaning of Section 1504 of the Code or any group filing a combined, consolidated, unitary or similar Tax Return (other than a group the common parent of which was the Company or any of its Subsidiaries) or (ii) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by contract or otherwise.

(j)   Neither the Company nor any of its Subsidiaries has been, within the past two (2) years a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code).

(k)   Neither the Company nor any of its Subsidiaries has participated in, nor has any liability or obligation with respect to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(l)   No private letter rulings, closing agreements, technical advice memoranda or similar agreements or rulings have been entered into with or issued by any Governmental Entity within the six (6) year period immediately preceding the date of this Agreement with respect to the Company or any of its Subsidiaries that would bind the Company or any of its Subsidiaries in any taxable period (or portion thereof) after the Closing Date.

(m)   Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any income of deduction from, taxable income for any taxable period or portion thereof beginning after the Closing Date as a result of (i) a change in method of, or use of an improper method of, accounting occurring prior to the Closing, (ii) an installment sale or open transaction disposition made on or prior to the Closing Date, (iii) a prepaid amount received or paid, or deferred revenue accrued, in each case, outside of the ordinary course of business on or prior to the Closing Date, (iv) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. law) executed on or prior to the Closing Date, or (v) any intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. law).

(n)   There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of the Company or any of its Subsidiaries.

(o)   Except as set forth in Section 3.15 (solely as it relates to Taxes) and this Section 3.14, no representations or warranties are being made by the Company in this Agreement with respect to Tax matters. No representation or warranty is made in this Section 3.14 or otherwise) as to the amount or availability of, or as to the existence or nonexistence of any limitations (or the extent of any such limitations) on, the Tax attributes after the Closing Date, including Tax basis, net operating losses, capital losses, Tax credits or other Tax assets or attributes.

Section 3.15   Employee Benefits.

(a)   Each Company Benefit Plan has been established, operated and administered in accordance with its terms and the requirements of all applicable Law, including ERISA and the Code. Section 3.15(a) of the Company Disclosure Letter sets forth a complete and accurate list of each material Company Benefit Plan. For purposes of this Agreement, the term “Company Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974(“ERISA”)), whether or not subject to ERISA, and all equity or equity-based, bonus or incentive, deferred compensation, retiree medical or life insurance, retirement (including supplemental retirement), severance, termination, change in control, retention, employment, welfare, insurance, medical, disability, accident, vacation, fringe or other compensation or benefit plans, programs, agreements or arrangements with respect to which the Company or any Subsidiary is a party or has any current or future obligation or liability or that are, whether written or unwritten, maintained, contributed to or sponsored by the Company or any of its Subsidiaries or any trade or business, whether or not incorporated, which together with the Company would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Company ERISA Affiliate”) for the benefit of any current or former employee, officer, director or individual independent contractor of the Company or any of its Subsidiaries, excluding, in each case, any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”).

(b)   The Company has made available to Parent true, correct and complete copies of each material Company Benefit Plan (or, in the case of any unwritten material Company Benefit Plan, a complete and accurate written description thereof) and the following related documents, to the extent applicable: (i) all summary plan descriptions and any amendments, modifications or material supplements thereto; (ii) the most recent actuarial report, financial statements, trustee report and non-discrimination tests performed and any related trust agreements or other funding instruments; (iii) the most recent annual report on Form 5500, together with attached schedules, filed with respect to each such Company Benefit Plan for which a Form 5500 is required by applicable Law; (iv) the most recent IRS determination, notification or opinion letter received; and (v) any material correspondence with any Governmental Entity in the twelve (12) months preceding the date of this Agreement.

(c)   The Internal Revenue Service (the “IRS”) has issued a favorable determination opinion or advisory letter with respect to each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Company Qualified Plans”), and such letter has not been revoked (nor has revocation been threatened), and, to the knowledge of the Company, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Company Qualified Plan or the related trust.

(d)   No Company Benefit Plan is, and neither the Company nor any of its Subsidiaries sponsor, contribute to or are required to contribute to, or has any liability, including on account of a Company ERISA Affiliate, under or with respect to, any (i) “defined benefit plan” (as defined in Section 3(35) of ERISA) or any other plan that is or was subject to Title IV of ERISA, Section 302 of ERISA or Section 412, 430 or 4971 of the Code, including any Multiemployer Plan, (ii) “multiple employer welfare arrangement,” as defined in Section 3(40) of ERISA, (iii) “multiple employer plan,” as defined in Section 210 of ERISA or Section 413(c) of the Code or (iv) “voluntary employees’ beneficiary association” (as defined in Section 501(c)(9) of the Code) or other funded arrangement for the provision of welfare benefits.

(e)   Except (i) as set forth in Section 3.15(e) of the Company Disclosure Letter or (ii) as would not result in any material liability to the Company and its Subsidiaries, taken as a whole, no Company Benefit Plan provides, or has any obligation to provide, any post-employment or post-retirement health, medical or life insurance benefits for retired, former or current employees, officers, directors, independent contractors or other service providers of the Company or any of its Subsidiaries, or beneficiaries or dependents thereof, except as required by Section 4980B of the Code or the full cost of which is borne by such service provider (or any of their beneficiaries).

(f)   Except as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, all contributions required to be made to any Company Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any prior period, have been timely made or paid in full, or, to the extent not required to be previously made or paid, have been fully reflected on the books and records of the Company.

(g)   There are no pending or threatened claims (other than claims for benefits in the ordinary course of business), lawsuits or arbitrations which have been asserted or instituted, and, to the knowledge of the Company, no set of circumstances exists that may reasonably give rise to a claim or lawsuit, against any Company Benefit Plan, any fiduciaries thereof with respect to their duties to such Company Benefit Plan or the assets of any of the trusts under any of the Company Benefit Plans that would have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.

(h)   Except as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, none of the Company and its Subsidiaries nor any Company ERISA Affiliate nor, to the knowledge of the Company, any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) that would reasonably be expected to subject any of the Company Benefit Plans or their related trusts, the Company, any of its Subsidiaries or any Company ERISA Affiliate to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(i)   All Company Benefit Plans that provide benefits in respect of any current or former employee, officer, director, independent contractor or other service provider of the Company or any of its Subsidiaries who is primarily based outside of the United States (i) have been maintained in accordance with all applicable Laws, (ii) if they are intended to qualify for special tax treatment, meet all the requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved, are fully funded and/or book-reserved, as appropriate, based on reasonable actuarial assumptions, except, in each case, as would not reasonably be expected to have a Company Material Adverse Effect.

(j)   Neither the execution and delivery of this Agreement nor the consummation of the Transactions shall (either alone or in conjunction with any other event) (i) result in, cause the acceleration of vesting, exercisability, funding or delivery of, or increase in the amount or value of, any payment, right or other benefit to any current or former employee, officer, director, independent contractor or other service provider of the Company or any of its Subsidiaries, (ii) result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate, or receive a reversion of assets from any Company Benefit Plan or related trust on or after the Effective Time, (iii) result in any compensation or material benefits becoming due (including any retention, change in control, severance, termination, unemployment compensation or similar compensation or benefits) to any current or former employee, officer, director, independent contractor or other service provider of the Company or any of its Subsidiaries, or (iv) directly or indirectly cause the transfer or setting aside of any material assets to fund any compensation or benefits under any Company Benefit Plan. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company or any of its Subsidiaries in connection with the Transactions (either solely as a result thereof or as a result of such transactions in conjunction with any other event) shall constitute an “excess parachute payment” within the meaning of Section 280G of the Code.

(k)   No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise.

Section 3.16   Labor Matters.

(a)   Since January 1, 2024 (i) there have been no pending or, to the knowledge of the Company, threatened unfair labor practice claims or charges against the Company or any of its Subsidiaries, and (ii) there have been no strikes, lockouts, concerted slowdowns or work stoppages or other labor disputes involving the Company or any of its Subsidiaries. Neither the Company or any of its Subsidiaries is party to, bound by, or negotiating any collective bargaining or similar agreement with any union, works council or other labor organization. Since January 1, 2024, there have been no pending or, to the knowledge of the Company, threatened organizing efforts by any union or other group seeking to represent any current or former employees of the Company or any of its Subsidiaries.

(b)   Except as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2024, the Company and its Subsidiaries have been in compliance with all laws respecting employment, employment practices and terms and conditions of employment, including but not limited to any provision relating to wages (including minimum wage and overtime pay), hours of work, child labor, withholdings and deductions, classification and payment of employees, independent contractors, and consultants, nondiscrimination, non-harassment and non-retaliation in employment, family and medical leave, worker’s compensation, plant closings and mass layoffs, and immigration.

(c)   Since January 1, 2024, neither the Company nor any of its Subsidiaries has conducted any plant closing, mass layoff or any other action which would trigger the notice requirements of the Worker Adjustment and Retraining Notification Act or any similar state, local Law (the “WARN Act”), the Company nor any of its Subsidiaries planned or announced any such action which would trigger the WARN Act in the future and the Company and its Subsidiaries have no outstanding liabilities under the WARN Act.

(d)   Except as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2024, there have been no material Proceedings pending or, to the knowledge of the Company, threatened in writing concerning labor and employment matters with respect to the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with any Governmental Entity relating to employees or employment practices.

(e)   To the knowledge of the Company, from January 1, 2025 until the date hereof, no Executive Officer has provided written notice that he or she will terminate his or her status as an Executive Officer within the twelve (12) month period immediately following the Closing.

(f)   Except as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2024, (i) to the knowledge of the Company, no Executive Officer, director or employee with the title of vice president (or the functional equivalent) or above of the Company or any of its Subsidiaries has been the subject of a material written allegation of sexual harassment or other sexual misconduct nor, to the knowledge of the Company, engaged in any such conduct and (ii) neither the Company nor any of its Subsidiaries has entered into any settlement agreements related to allegations of sexual harassment or other sexual misconduct.

Section 3.17   Environmental Matters. Except in any such case as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect: (i) the Company and its Subsidiaries are in compliance, and have complied since January 1, 2024, with all Environmental Laws, including holding, maintaining and complying with all Permits required under Environmental Laws; (ii) there are, and since January 1, 2024 have been, no Proceedings arising under or relating to any Environmental Law pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries; (iii) neither the Company nor any of its Subsidiaries has since January 1, 2024 (or earlier to the extent unresolved), been subject to or received any Order, agreement, information request or notice concerning any actual or alleged violation of or liability or obligation under, or imposing any liability or obligation on the Company or any of its Subsidiaries pursuant or relating to, any Environmental Law; and (iv) there has been no release or disposal of, contamination by, or exposure of any Person to any hazardous, toxic, dangerous or deleterious materials, substances or wastes so as to give rise to any liability (contingent or otherwise) or obligation of the Company or any of its Subsidiaries under any Environmental Law. The Company has made available to Parent all environmental, health or safety audits, assessments, reports and other related material documents in its possession or control relating to it or its current or former operations, properties or facilities.

Section 3.18   Real Property.

(a)   Neither the Company nor any of its Subsidiaries owns any real property.

(b)   Section 3.18(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of all real property leased, subleased, licensed or occupied by the Company or one of its Subsidiaries (such leasehold estates, collectively the “Leased Property”) pursuant to which the Company or one of its Subsidiaries leases, subleases, licenses or occupies the Leased Property (each, a “Company Lease”). Parent has delivered to the Company a true, complete and correct copy of each Company Lease.

(c)   Except in any such case as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Company or one or more of its Subsidiaries is the lessee of and holds good and valid leasehold estates to each parcel of Leased Property leased, subleased, licensed occupied by the Company or any of its Subsidiaries, free and clear of all Liens, except for Permitted Liens, and is in possession of the Leased Property leased thereunder; (ii) each Company Lease is a valid and binding obligation of the Company or one of its Subsidiaries, enforceable in accordance with its terms; (iii) neither the Company nor any of its Subsidiaries has received notice of default or breach under any Company Lease by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto; and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a breach or default on the part of the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto, of or under any such Company Lease.

(d)   With respect to each Leased Property: (i) neither the Company nor any of the Company Subsidiaries has subleased, licensed, sublicensed or otherwise granted anyone a right to use or occupy such Leased Property or any portion thereof, or otherwise collaterally assigned, pledged, hypothecated, mortgaged or otherwise transferred any lease, sublease, license, sublicense or other interest therein; and (ii) all buildings, structures, improvements, and fixtures located on the Leased Property, including all mechanical, electrical and other systems, have been maintained in accordance with normal industry practice, are in good operating condition and repair, and are suitable for the purposes for which they are currently used, except, in each case, as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.19   Intellectual Property.

(a)   (i) Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company or any of its Subsidiaries, the Company or one of its Subsidiaries exclusively owns (in each case, free and clear of any Liens (other than Permitted Liens)) all Intellectual Property owned or purported to be owned by the Company and its Subsidiaries (such Intellectual Property, the “Company IP”) and (ii) except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or a Subsidiary (as applicable) has valid rights pursuant to a written contract to use all other Intellectual Property used or held for use in connection with the operation of the business of the Company or its applicable Subsidiary. The Registered Company IP is completely and accurately, as of the date of this Agreement, set forth in Section 3.19(a) of the Company Disclosure Letter, and all material Registered Company IP is subsisting and unexpired, and, to the knowledge of the Company, the registered or issued items included therein are valid and enforceable.

(b)   Except, in each case, as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (i) neither the Company nor any of its Subsidiaries, nor the operation of the Company’s and its Subsidiaries’ businesses, (i) is infringing, misappropriating or otherwise violating the Intellectual Property of any third Person, (ii) has since January 1, 2024, infringed, misappropriated or otherwise violated the Intellectual Property of any third Person, (iii) since January 1, 2024, neither the Company nor any of its Subsidiaries has received any written communication from any Person alleging that the Company or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of any third Person, (iv) since January 1, 2024, (A) no Person has misappropriated, infringed or otherwise violated any Company IP, and (B) neither the Company nor any of its Subsidiaries has sent written notice to any Person alleging any such misappropriation, infringement or violation and (v) since January 1, 2024, neither the Company nor any of its Subsidiaries has received any written notice of any pending or threatened claim contesting or challenging the ownership, enforceability or validity of any Company IP and there is no pending or, to the knowledge of the Company, threatened Proceeding contesting or challenging same.

(c)   Except, in each case, as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries take and have, since January 1, 2024, taken commercially reasonable actions designed to protect the confidentiality of the Trade Secrets included in the Company IP or otherwise provided to the Company or its applicable Subsidiary pursuant to confidentiality obligations under Contract or Law, (ii) no such Trade Secrets have been disclosed to any Person other than pursuant to a written non-disclosure agreement or equivalent confidentiality protections and (iii) all Persons who have created or developed any Company IP have executed written contracts with the Company or applicable Subsidiary that assign to the Company or applicable Subsidiary all of such Person’s rights in any such Intellectual Property, unless such Intellectual Property automatically vests with the Company or its applicable Subsidiary by operation of law.

(d)   Except, in each case, as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries has used, incorporated, distributed or otherwise made available Open Source Software in a manner that requires that any software included in the Company IP (“Company Software”) be (A) disclosed or distributed in source code form, (B) licensed for the purpose of making derivative works, or (C) redistributable at no or nominal charge, (ii) no source code of the Company Software has been licensed or otherwise disclosed to any third Person other than pursuant to written agreements that include reasonable restrictions on the use and disclosure of such source code, and (iii) no such source code is subject to any source code escrow arrangement.

(e)   Except, in each case, as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries are, and since January 1, 2024, have been, in compliance with all applicable AI Requirements, and (ii) since January 1, 2024, neither the Company nor any of its Subsidiaries have received any written notice or been subject to any pending or, to the knowledge of the Company, threatened Proceeding from any Person alleging noncompliance with same.

Section 3.20   Information Technology; Data Security.

(a)   Except, in each case, as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries implement and maintain commercially reasonable policies, procedures and practices (that are, in each case, consistent with industry practice) designed to protect and maintain the integrity, availability, continuous operation and security of all Company IT Assets, and the privacy, security and confidentiality of the data, including Personal Information, that is stored or processed thereby, (ii) since January 1, 2024, there has been no unauthorized access to, or unauthorized modification, acquisition, use, or disclosure of, or other breach or compromise to the Company IT Assets or data stored thereon or processed thereby (each, a “Security Breach”), except for any Security Breach that was resolved without material cost or liability to the Company or its Subsidiaries and without a requirement for the Company or its Subsidiaries to notify any Person, and (iii) the Company IT Assets are (A) free from bugs, errors, defects, viruses, malware or other corruptants and (B) regularly tested with respect to their security and integrity and any critical and high risks and vulnerabilities identified in such testing have been remediated, in each case, in accordance with applicable Privacy and Data Security Requirements.

(b)   Except, in each case, as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect the Company IT Assets (i) operate and perform in accordance with their documentation, intended use and functional specifications and otherwise as required by the Company and each of its Subsidiaries in connection with their respective businesses and (ii) have not since January 1, 2024, malfunctioned, failed or been in a continuing state of materially substandard performance.

Section 3.21   Insurance. Except as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, (a) the Company and its Subsidiaries are insured with insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent, and the Company and its Subsidiaries are in compliance in all material respects with their insurance policies, (b) each such policy is outstanding and in full force and effect and (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion, (d) there is no claim for coverage by the Company or any of its Subsidiaries pending under any insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policy and (e) neither the Company nor any of its Subsidiaries has received written notice of any threatened termination of, or material alteration of coverage under, any material insurance policies.

Section 3.22   Related Party Transactions. Except as set forth in any Company SEC Documents and except for any Company Benefit Plan, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between the Company or any of its Subsidiaries, on the one hand, and any current director or Executive Officer of the Company or any of its Subsidiaries or any Person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding Company Common Stock (or any of such Person’s immediate family members or affiliates) (other than Subsidiaries of the Company) (each, a “Related Party”) on the other hand, of the type required to be reported in any Company SEC Document pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

Section 3.23   State Takeover Laws. The Company Board has adopted this Agreement and the Transactions and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions the restrictions of Section 203 of the DGCL and any other potentially applicable takeover laws of any state, including any “moratorium,” “control share acquisition,” “fair price,” “takeover” or “interested shareholder” law or any similar provisions of the organizational documents of Parent or Merger Sub (collectively, with any similar provisions of the Company Charter or the Company Bylaws, “Takeover Statutes”).

Section 3.24   Broker’s Fees. With the exception of the engagement of Qatalyst Partners LP (the “Company Financial Advisor”), neither the Company nor any Subsidiary nor any of their respective officers or directors has employed any investment bank, broker, finder or financial advisor or incurred any liability for any financial advisory, banking, broker’s, or finder’s fees or similar fee or commission in connection with the Merger or the Transactions.

Section 3.25   Fairness Opinion. The Company Board has received an opinion from the Company Financial Advisor to the effect that, as of the date of such opinion, and based upon and subject to the various qualifications, assumptions, limitations and other matters set forth therein, the Merger Consideration to be received pursuant to, and in accordance with, the terms of this Agreement by the holders of shares of Company Common Stock (other than the Parent, Merger Sub or any of their respective Affiliates) is fair, from a financial point of view, to such holders.

Section 3.26   Information Supplied. The information supplied or to be supplied by the Company and its Subsidiaries for inclusion in the Proxy Statement (including any amendment or supplement thereto) at the time the Proxy Statement (and any amendment or supplement thereto) is first filed with the SEC and at the time it is first mailed to the stockholders of the Company will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances in which they are made, not misleading. The Proxy Statement (and any amendment or supplement thereto) will, on the date it is first filed with the SEC and at the time it is first mailed to the stockholders of the Company, comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of Parent or its Subsidiaries for inclusion in the Proxy Statement.

Section 3.27   No Other Representations or Warranties.

(a)   Except for the representations and warranties made by the Company in this Article III or in any certificate delivered pursuant to Article VII, neither the Company nor any other Person makes any express or implied representation or warranty of any kind whatsoever, express or implied, at Law or in equity, with respect to the Company, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by the Company in this Article III or in any certificate delivered pursuant to Article VII, neither the Company nor any other Person makes or has made any representation or warranty of any kind whatsoever, express or implied, at Law or in equity, to Parent or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to the Company, any of its Subsidiaries or their respective businesses or (ii) any oral or written information presented to Parent or any of its affiliates or any of their respective representatives in the course of their due diligence investigation of the Company and its Subsidiaries, the negotiation of this Agreement or in the course of the Transactions.

(b)   The Company acknowledges and agrees that none of Parent or Merger Sub or any Affiliate thereof or any other Person on behalf of Parent or Merger Sub has made or is making, and the Company has not relied upon, any express or implied representation or warranty other than those contained in Article VI or in any certificate delivered pursuant to Article VII.

Article IV

REPRESENTATIONS AND WARRANTIES OF PARENT PARTIES

Except as disclosed in the disclosure letter delivered by the Parent Parties to the Company concurrently herewith (the “Parent Disclosure Letter”), Parent and Merger Sub hereby represent and warrant to the Company as follows:

Section 4.1   Corporate Organization. Parent is a corporation duly formed, validly existing and in good standing under the Laws of Ontario. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Merger Sub have the requisite corporate power and authority, as applicable, to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted in all material respects. Each of Parent and Merger Sub is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not have or reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.2   Authority; No Violation.

(a)   Each of Parent and Merger Sub have full corporate power and authority, as applicable, to execute and deliver this Agreement and, subject to the actions described below, to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly authorized by the board of directors of each of Parent and Merger Sub. Except for the approval of Parent or a direct or indirect wholly-owned Subsidiary of Parent as the sole stockholder of Merger Sub (which approval shall be delivered immediately after the execution and delivery of this Agreement), no other corporate proceedings on the part of Parent or Merger Sub are necessary to adopt this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

(b)   Neither the execution and delivery of this Agreement by each of Parent and Merger Sub, nor the consummation by each of Parent and Merger Sub of the Transactions, nor compliance by each of Parent and Merger Sub with any of the terms or provisions hereof, will (i) violate, breach, contravene, or conflict with any provision of the organizational documents of Parent or Merger Sub, as applicable, and (ii) assuming that the consents and approvals referred to in Section 4.3 are duly obtained, (x) violate or breach any applicable Law or Order applicable to Parent or Merger Sub or any of their Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of any of Parent or Merger

Sub or any of their Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which any of Parent or Merger Sub or any of their Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations that would not have or reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.3   Consents and Approvals. Assuming receipt of the Requisite Regulatory Approvals and the Requisite Company Vote, no consents or approvals of or filings or registrations with any Governmental Entity are necessary by any of Parent or Merger Sub or their Affiliates in connection with (i) the execution and delivery by each of Parent and Merger Sub of this Agreement or (ii) the consummation by Parent and Merger Sub of the Merger and the other Transactions, other than any consents, filings or notices the failure of which to obtain or make would not have or reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect. In the past five years, neither Parent nor any of its Subsidiaries has, in any jurisdiction in which any consent, approval, authorization, filing, notification or registration with, or approval, waiver, consent, authorization, notification, non-objection, expiration or termination of a waiting period or other confirmation from, any Governmental Entity is required in connection with the transactions contemplated by this Agreement (including any change of control of any Permit of the Company or its Subsidiaries), (a) applied for any Permit or similar authorization and been denied, or (b) had any such application withdrawn, abandoned or not pursued after receiving written or, to the knowledge of Parent, oral notice from any Governmental Entity that such application would be denied or not approved. Without limiting the foregoing, neither Parent nor any of its Subsidiaries has received any written notice from any Governmental Entity indicating that it would not grant any of the consents, approvals, authorizations, notifications, non-objections or other confirmations required to be obtained in connection with the transactions contemplated by this Agreement, including those set forth on Annex A, and, to the knowledge of Parent, there are no facts or circumstances with respect to Parent and its Subsidiaries that would reasonably be expected to result in any such denial.

Section 4.4   Operations of Merger Sub. The authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent, free and clear of all Liens. Since the date of its incorporation Merger Sub has not engaged in any activities, or has any assets, liabilities, or obligations of any nature other than those in connection with or as contemplated by this Agreement (other than those in connection with its formation and other administrative activities related thereto).

Section 4.5   Broker’s Fees. None of Parent or any of its Affiliates, nor any of its or their respective officers or directors, has employed any investment banker, broker, finder or financial advisor or incurred any liability for any financial advisory, banking, broker’s or finder’s fees or similar fee or commission in connection with the Merger or the Transactions for which the Company or its Subsidiaries would be liable if the Closing did not occur.

Section 4.6   Legal and Regulatory Proceedings. (a) There are no outstanding or pending, to the knowledge of Parent, threatened Proceedings against the Parent or Merger Sub and (b) there is no Order to which either Parent or Merger or their respective businesses or assets is subject, which, in each case of clause (a) and (b), would have or reasonably be expected to have a Parent Material Adverse Effect.

Section 4.7   Parent Information. None of the information supplied or to be supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement will, at the time such document is first filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the holders of Shares, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are being made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of the Company or its Subsidiaries for inclusion in the Proxy Statement.

Section 4.8   Financing.

(a)   Concurrently with the execution and delivery of this Agreement, Parent has delivered to the Company a true, correct and complete copy of the fully executed debt commitment letter, dated as of the date of this Agreement, from the Financing Sources party thereto (together with all annexes, exhibits, schedules and other attachments thereto and as amended or modified from time to time in accordance with its terms and to the extent permitted by Section 6.5, the “Debt Commitment Letter”) and each fully executed fee letter (as amended or modified from time to time in accordance with its terms and to the extent permitted by Section 6.5, the “Debt Fee Letters”) referenced therein (which Debt Fee Letter may be redacted to remove fee amounts, “market flex” provisions and other commercially sensitive terms) (such Debt Commitment Letter and each such Debt Fee Letter, collectively, the “Debt Financing Commitment”), pursuant to which the Financing Sources party thereto have committed, on the terms and subject to the conditions set forth therein, to provide Parent with debt financing in the amounts specified therein for the purpose of funding the transaction contemplated by this Agreement (such financing, the “Debt Financing”).

(b)   As of the date of this Agreement, the Debt Financing Commitment is in full force and effect and constitutes a legal, valid and binding obligation of Parent and, to the knowledge of Parent, each of the other parties party thereto, and is enforceable against Parent and, to the knowledge of Parent, each of the other parties party thereto in accordance with its terms, in each case, subject only to the Enforceability Exceptions. As of the date of this Agreement, (i) the Debt Financing Commitment and the terms thereof have not been amended, supplemented, modified or terminated in any respect, (ii) no such amendment, supplement, modification or termination that would constitute a Prohibited Modification is contemplated, (iii) the commitments under the Debt Financing Commitment have not been withdrawn, terminated, replaced or rescinded in any respect, (iv) no event has occurred that, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a material breach or default on the part of Parent or, to the knowledge of Parent, any other party under the Debt Financing Commitment and (v) Parent has fully paid (or caused to be paid) any and all commitment fees and other amounts that are due and payable in connection with the Debt Commitment Letter on or prior to the date of this Agreement. As of the date of this Agreement, other than the Debt Financing Commitment, there are no Contracts to which Parent or Merger Sub or any of their respective Affiliates is party relating to the Debt Financing that would permit or result in, or reasonably be expected to permit or result in, a Prohibited Modification.

(c)   As of the date of this Agreement, assuming that the conditions set forth in Article VII have been satisfied and that the Debt Financing is funded in accordance with the Debt Financing Commitment (including after giving effect to any “market flex” provisions in or related to the Debt Commitment Letter (including with respect to fees and original issue discount)), the proceeds of the Debt Financing will provide funds sufficient in amount (when taken together with other sources of funds available to Parent) for Parent to (i) make (or cause to be made) the payment of the aggregate Merger Consideration required to be paid pursuant to Article II at the Closing in connection with consummation of the Merger; and (ii) pay all fees and expenses required to be paid at the Closing by Parent in connection with the transactions contemplated hereby and the Debt Financing (the amount sufficient to finance the payments described in clauses (i) and (ii), the “Required Amount”).

(d)   There are no conditions precedent to the obligation of the Financing Sources party to the Debt Commitment Letter to fund the Debt Financing on the Closing Date other than as expressly set forth in the Debt Financing Commitment. As of the date of this Agreement, no event has occurred and no circumstance exists that, with or without notice or lapse of time or both, would, or would reasonably be expected to, (i) result in any of the conditions precedent to the obligation of the Financing Sources party to the Debt Commitment Letter to fund the Debt Financing to be satisfied by Parent and the satisfaction of which is within the control of Parent not being satisfied, or (ii) otherwise result in any portion of the Debt Financing not being available at the Closing in accordance with the terms of the Debt Financing Commitment. As of the date of this Agreement, no Financing Source party to the Debt Commitment Letter has notified Parent of its intention to terminate any of the commitments under the Debt Financing Commitment or not to provide all or any portion of the Debt Financing when and as contemplated by the Debt Financing Commitment. As of the date of this Agreement, Parent does not have any reason to believe that (x) Parent or Merger Sub will be unable to satisfy on a timely basis any condition precedent to the obligation of the Financing Sources party to the Debt Commitment Letter to fund the Debt Financing to be satisfied by Parent and the satisfaction of which is within the control of Parent or (y) the full amount of the Debt Financing contemplated to be funded on the Closing Date will not be made available to Parent at or prior to the Closing upon satisfaction of the conditions precedent to the obligation of the Financing Sources party to the Debt Commitment Letter to fund the Debt Financing.

(e)   Parent and Merger Sub acknowledge and agree that obtaining the Debt Financing is not a condition to the Closing and notwithstanding anything to the contrary set forth in this Agreement, the obligations of Parent and Merger Sub hereunder are not conditioned in any manner upon Parent obtaining the Debt Financing, or any other financing.

Section 4.9   Solvency. Immediately after the consummation of the Transactions, assuming (i) the accuracy of the representations and warranties set forth in Article III and (ii) all conditions to the Closing have been satisfied, Parent and the Surviving

Corporation and each of its Subsidiaries shall be solvent and shall: (A) be able to pay its debts and liabilities, subordinated, contingent or otherwise, as they become due; (B) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (C) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred by Parent or Merger Sub in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of Parent or the Company or any of their respective Subsidiaries.

Section 4.10   Ownership of Company Common Stock. None of Parent, its Subsidiaries or controlled affiliates beneficially owns, directly or indirectly (including pursuant to a derivatives contract), any Shares or other securities convertible into, exchangeable for or exercisable for Shares or any securities of any Subsidiary of the Company and none of Parent, its Subsidiaries or controlled affiliates has any rights to acquire, directly or indirectly, any Shares except pursuant to this Agreement. None of Parent, Merger Sub or any of their controlled “affiliates” or controlled “associates” is, or at any time during the last three (3) years has been, an “interested stockholder” of the Company, in each case as such term is defined in Section 203 of the DGCL.

Section 4.11   No Other Representations or Warranties.

(a)   Except for the representations and warranties made by each of Parent and Merger Sub in this Article IV or in any certificate delivered pursuant to Article VII, neither Parent nor Merger Sub nor any other Person makes any express or implied representation or warranty of any kind whatsoever, express or implied, at Law or in equity, with respect to Parent or Merger Sub, their respective Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and each of Parent or Merger Sub hereby disclaims any such other representations or warranties.

(b)   Each of Parent and Merger Sub acknowledges and agrees that neither the Company nor any other Person has made or is making, and Parent and Merger Sub have not relied on, any express or implied representation or warranty other than those contained in Article III or in any certificate delivered pursuant to Article VII.

(c)   In connection with Parent’s due diligence investigation of the Company and its Subsidiaries, Parent and its affiliates and Representatives have received certain projections, including projected statements of operating revenues and income from operations of the Company and its Subsidiaries and certain business plan information, of the Company and its Subsidiaries. Each of Parent and Merger Sub acknowledge and agree that no representations and warranties are being made with respect to any such projections and other forecasts and business plans.

Article V
COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.1   Affirmative Covenants. During the period from the date of this Agreement until the earlier of the termination of this Agreement (in accordance with its terms) or the Effective Time, except as (i) expressly required or expressly contemplated by this Agreement, (ii) required by Law or existing Contracts that have been previously disclosed to Parent, (iii) consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), or (iv) as set forth in Section 5.1 of the Company Disclosure Letter, the Company shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to (A) conduct its business in the ordinary course in all material respects and (B) preserve substantially intact its and their current business organization, goodwill and ongoing businesses and relationships with Governmental Entities, employees, vendors and others with material business relationships.

Section 5.2   Negative Covenants. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as (i) expressly required or expressly contemplated by this Agreement, (ii) required by Law, (iii) consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), or (iv) as set forth in Section 5.2 of the Company Disclosure Letter, the Company shall not, and shall cause each of its Subsidiaries not to:

(a)   (i) incur (or guarantee) any indebtedness for borrowed money, other than indebtedness not in excess of $15,000,000 (so long as such indebtedness can be paid in full with no material penalties upon the Closing and with all Liens securing such indebtedness released) or (ii) enter into, terminate or modify any hedging or swap transactions or other similar derivative transactions or risk management arrangements except in the ordinary course of business;

(b)   make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any Shares or other shares of capital or voting stock or other equity of the Company or its Subsidiaries, except (i) dividends paid by any of the Company Subsidiaries to the Company or any of its wholly owned Subsidiaries and (ii) the acceptance of Shares as payment for withholding Taxes or the exercise price incurred in connection with the vesting or settlement of Company Equity Awards, in accordance with past practice and the terms of the Company Stock Plans and award agreements thereunder;

(c)   issue, sell, transfer, encumber or otherwise permit to become outstanding any additional Shares or other shares of capital or voting stock or other equity of the Company or its Subsidiaries (including securities convertible or exchangeable into the foregoing) or grant or enter into any options, warrants, or other rights of any kind to acquire any of the foregoing, except pursuant to the settlement or exercise of Company Equity Awards or purchase rights under the Company ESPP, in each case, which are outstanding as of the date hereof (or issued after the date hereof in accordance with the terms of this Agreement), in accordance with their terms as in effect as of the date hereof;

(d)   sell, assign, transfer, mortgage, encumber, abandon, subject to Liens (other than Permitted Liens), allow to lapse, fail to renew, license, lease or otherwise dispose of any of its material properties, rights or assets or any material business (including any Company IP) to a third-party that is not an Affiliate of the Company, other than (i) (x) in the ordinary course of business or (y) pursuant to Contracts in force at the date of this Agreement set forth on Section 5.2(d) of the Company Disclosure Letter, (ii) non-exclusive licenses granted with respect to Intellectual Property in the ordinary course of business, and (iii) expirations of Registered Company IP at the end of the applicable statutory terms after all permitted renewals and extensions;

(e)   (i) acquire (whether by stock or asset acquisition, merger or otherwise) any other Person or business, or (ii) form or enter into any joint venture, partnership or other similar agreement or arrangement, in each case, involving an equity investment or asset contribution by the Company or any of its wholly owned Subsidiaries (other than, for the avoidance of doubt, commercial, strategic partnership or other similar agreements or arrangements);

(f)   except in the ordinary course of business, (i) terminate, materially amend, or waive any material provision (but excluding in connection with any renewals in the ordinary course of business) of, any Material Contract or Company Lease with an annual rent in excess of $800,000, or (ii) enter into (or thereafter terminate, materially amend, or waive any material provision of) any contract that would constitute a Material Contract or Company Lease if it were in effect on the date of this Agreement;

(g)   except as required by applicable Law, (i) enter into any material new line of business or new jurisdiction in which the Company or its Subsidiaries does not already conduct business or (ii) apply for or otherwise seek to obtain any new Permit for which an application is not already pending as of the date hereof, including in any jurisdiction in which the Company or its Subsidiaries does not already have a Permit;

(h)   except as required under the terms of any Company Benefit Plan existing as of the date hereof: (i) enter into, establish, adopt, materially amend or terminate any Company Benefit Plan, or any arrangement that would be a Company Benefit Plan if in effect on the date hereof (other than (A) routine administrative amendments in connection with annual contract renewals in the ordinary course of business consistent with past practice with the same vendor and that would not increase the benefits provided thereunder or the cost thereof to the Company and its Subsidiaries by more than 10% over the cost of such benefits for 2026 or (B) the entry into employment contracts in the ordinary course of business consistent with past practice with individuals based outside of the United States permitted to be hired or promoted not in violation of this Section 5.2(h) containing standard terms and providing for severance benefits no more favorable than those required by applicable Law and that do not provide any retention, change of control, sale or transaction bonuses or any equity or equity-based award); (ii) increase the compensation or benefits payable to any current or former employee, officer, director, independent contractor or other service provider of the Company or any of its Subsidiaries; (iii) pay, award or grant, or commit to pay, award or grant, any retention, change of control, sale or transaction bonuses, any new or increased severance eligibilities or entitlements, or any equity or equity-based award, or other incentive compensation, in each case, to any current or former employee, officer, director, independent contractor or other service provider of the Company or any of its Subsidiaries; (iv) accelerate the payment, vesting or funding under any Company Benefit Plan of any compensation or benefit; (v) grant to any current or former employee, officer, director, independent contractor or other service provider of the Company or any of its Subsidiaries any right to reimbursement, indemnification or payment for any Taxes, including any Taxes incurred under Section 409A or 4999 of the Code; (vi) with respect to any Company

Benefit Plan, (A) fund any rabbi trust or similar arrangement or in any other way secure the payment of compensation or benefits under any Company Benefit Plan or (B) except as may be required by GAAP, change any actuarial or other assumption used to calculate the funding obligations with respect to such Company Benefit Plan or change the manner in which contributions are made or the basis on which contributions are calculated with respect to such Company Benefit Plan, except in the ordinary course of business consistent with past practice; (vii) terminate the employment or services of any service provider of the Company and its Subsidiaries with an annualized base salary or wage rate and target cash bonus opportunity of $300,000 or above, other than for cause (as determined by the Company or applicable Subsidiary in the ordinary course of business consistent with past practice); or (viii) hire any service provider with an annualized base salary or wage rate and target cash bonus opportunity of $300,000 or above (or promote or materially change the responsibilities of any service provider of the Company and its Subsidiaries with an annualized base salary or wage rate and target cash bonus opportunity of $300,000 or above (or employee who would have an annualized base salary or wage rate and target cash bonus opportunity of $300,000 or above after such change));

(i)   enter into, establish or adopt any collective bargaining or similar agreement with any union, works council, or other labor organization, or recognize any union, works council, or other labor organization as the representative of any of the employees of the Company or any of its Subsidiaries;

(j)   engage in or announce a mass layoff, plant closing or take any other action that triggers the notice requirements of the WARN Act;

(k)   settle any claim, suit, action or proceeding, except for such settlements with third parties that are not Governmental Entities, and where (i) the amount paid in settlement does not exceed $1,000,000 individually or $5,000,000 in the aggregate (in each case excluding payment of any net insurance proceeds), and (ii) there are no adverse restrictions (or non-monetary obligations) binding on the Company or its Subsidiaries material to the Company or its Subsidiaries (or the Surviving Corporation after consummation of the Merger);

(l)   (i) amend the Company Governing Documents or, except in the ordinary course of business, materially amend comparable governing documents of the Company Subsidiaries, (ii) adjust, split, combine or reclassify the Shares or any other any capital stock or (iii) merge or consolidate with any other Person or liquidate or dissolve, in each case, except for any such mergers, consolidations, liquidations or dissolutions of, between or among any Company Subsidiaries);

(m)   implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP, applicable Law or other applicable accounting standards or practices in any jurisdiction in which the Company or any of its Subsidiaries operates;

(n)   (i) make, change or revoke any material Tax election, (ii) change any Tax accounting period, (iii) adopt or change any material Tax accounting method, (iv) file any material amended Tax Return, (v) enter into any closing agreement with respect to a material amount of Taxes, (vi) settle or compromise any material Tax claim, audit, assessment or dispute or surrender any right to claim a refund of a material amount of Taxes, (vii) initiate or enter into any voluntary disclosure or similar agreement with, or request any ruling from, any Governmental Entity with respect to any material Taxes, or (viii) consent to any extension or waiver of the limitation period applicable to any material Taxes (other than extensions to file Tax Returns automatically obtained in the ordinary course of business);

(o)   except for the Company’s working capital solutions business as of the date of this Agreement and any ordinary course expansion of such business, make any loans, extensions of credit, or capital contributions to, or investments in, any Person except (i) in the ordinary course of business, (ii) intercompany loans or capital contributions to a Company Subsidiary or (iii) loans or extensions of credit to employees in the ordinary course of business;

(p)   make (or commit to make) any capital expenditures, except (i) as may be required pursuant to any Material Contract or (ii) for amounts not in excess of 110% the capital expenditure budget set forth in Section 5.2(p) of the Company Disclosure Letter;

(q)   materially amend or modify written KYC, AML, BSA and other compliance policies and procedures of the Company, except as required by applicable Law, policies announced or imposed by any Governmental Entity or otherwise in the ordinary course of business; and

(r)   agree to take or make any commitment to take any of the actions prohibited by this Section 5.2.

Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Article VI
ADDITIONAL AGREEMENTS

Section 6.1   Reasonable Best Efforts; Regulatory Matters.

(a)   Subject to the terms of this Agreement, the parties shall cooperate with each other and use their respective reasonable best efforts (and the respective reasonable best efforts of their Subsidiaries) to (i) take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement and applicable Law to consummate the transactions contemplated by this Agreement (including the Merger) as promptly as practicable and in any event prior to the Outside Date and (ii) without limiting Section 6.1(b), promptly prepare and file all necessary or advisable documentation, applications, notices, petitions and filings and seek to obtain as promptly as practicable the approvals, waivers, consents, authorizations, notifications, non-objections, expirations or terminations of waiting periods or other confirmations required to be obtained from any Governmental Entity which are necessary or advisable to consummate the Merger, including those set forth on Annex A (those set forth on Annex A, the “Requisite Regulatory Approvals”). For purposes of this Agreement, with respect to Parent, reasonable best efforts will include Parent taking (or causing its Subsidiaries to take) the actions set forth on Section 6.1(a) of the Parent Disclosure Letter.

(b)   Parent and the Company shall each submit (or cause their ultimate parent entity to submit) their respective Notification and Report Forms relating to the Merger required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) as soon as reasonably practicable and in no event later than fifteen (15) Business Days from the date of this Agreement (and promptly after such filing, provide a copy of such HSR Act filing to any other United States Governmental Entity as required by applicable Law).

(c)   Parent shall, in consultation with the Company, devise and implement the strategy for all filings, notifications, submissions and communications in connection with the Requisite Regulatory Approvals after considering in good faith all comments of the Company (and its counsel); provided that, notwithstanding the foregoing, Parent shall not take any action that would reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger and the other transactions contemplated by this Agreement. Subject to applicable Law (including regarding exchange of information), each party shall each keep the other reasonably apprised on a current basis of the status of obtaining the Requisite Regulatory Approvals and any other Permits which are necessary or advisable to consummate the Merger and work cooperatively in connection with obtaining all Requisite Regulatory Approvals and such Permits. Subject to applicable Law (including regarding exchange of information), the parties shall consult with the other reasonably in advance of any substantive meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement and, to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences.

(d)   Subject to applicable Law (including regarding exchange of information) and clause (e) below, the Company and Parent shall have the right to review in advance, and each will reasonably consult the other with respect to, all filings made with, written materials submitted to, or substantive oral communications with, Governmental Entity in connection with the transactions contemplated by this Agreement; provided, however, that any information or materials provided to or received by any party under the foregoing or elsewhere in this Section 6.1 or any other section of this Agreement may be redacted (i) to remove references concerning the valuation of the Company and its Subsidiaries, (ii) as necessary to comply with contractual arrangements, and (iii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns, and that the parties may, as each deems advisable, reasonably designate any material or information provided to or received by any party under this Section 6.1 as “outside counsel only material”; provided further that confidential supervisory information or sensitive personal or financial information (including as described in clause (f) below) need not be provided to the other party’s counsel.

(e)   To the extent the submission of information regarding Parent or its Affiliates is reasonably necessary or advisable (or requested by a Governmental Entity) in order to obtain any Requisite Regulatory Approval and any other Permits which are necessary or advisable to consummate the Merger, Parent shall use its reasonable best efforts to promptly obtain and provide or cause to be provided (subject to clause (f) below) any such information to the relevant Governmental Entity (without limiting any obligations to provide information pursuant to a separate undertaking delivered by the applicable Sponsor).

(f)   If Parent provides to any Person (including any Governmental Entity in connection with any Requisite Regulatory Approvals) (i) any non-public or financial or sensitive personally information of Parent or its Affiliates or their respective directors, officers, employees, managers or partners, or its or their control persons or direct or indirect equity holders and their respective directors, officers, employees, managers or partners or (ii) the identities of (or nonpublic information regarding) direct or indirect limited partners, investors or stockholders or members of Parent or its Affiliates, then in each case of clauses (i) and (ii), subject to applicable Law, Parent shall have sole discretion with respect to the means by which such information is provided, including by providing such information and/or identities directly to the applicable Governmental Entity requesting such information without providing or disclosing such information to the Company or its legal advisors.

(g)   In the case of any Pending Permits, the Company and Parent shall reasonably cooperate in connection with any filings, amendments or other actions that may be required in connection therewith, including to update the applicable Governmental Entity regarding the transactions contemplated by this Agreement (including the Merger) and to submit such information regarding the Parent or its Affiliates as is reasonably necessary or advisable (or reasonably requested by a Governmental Entity) in connection with such Pending Permit. If the Company obtains a new Permit (“New Permit”) following approval by a Governmental Entity of a Pending Permit application and, as a result, any approval, authorization, confirmation, non-objection or other consent in respect of such New Permit, which is not otherwise set forth on Annex A, becomes necessary to consummate the Merger, then such approval, authorization, confirmation, non-objection or other consent in respect of the new Permit shall be a Requisite Regulatory Approval.

(h)   Parent may seek to implement alternative arrangements (which may include surrendering a Company Permit effective only upon the Closing, implementing agency arrangements or other business arrangements effective only upon the Closing so that the Company does not need a Company Permit in a jurisdiction to continue operating its business, or implementing changes to funds flow effective only upon the Closing so that the Company can use a Permit held by Parent or a Subsidiary therefore for its operations and activities) and the Company will reasonably cooperate in connection therewith; provided that any such arrangement (x) is conditioned upon the Closing and (y) would not reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger and the other transactions contemplated by this Agreement.

(i)   The Company shall cooperate with such reasonable requests as may be made by Parent with respect to any post-Closing reorganization of Parent’s and the Company’s Subsidiaries (so long as such cooperation of the Company or reorganization would not reasonably be expected to prevent, impede or delay the consummation of the Merger and the other transactions contemplated by this Agreement and provided that the Company shall not be required to actually implement any such post-closing reorganization prior to the Closing), including submitting prior to the Closing such applications, notices, petitions or filings with Governmental Entities as may be necessary or desirable in connection with any such reorganization but, other than to the extent such submission is intended to obtain a Requisite Regulatory Approval, no such submission shall be a condition to the consummation of the Closing.

(j)   Parent shall be responsible for and shall pay all filing fees required by applicable Law to be paid to any Governmental Entity in connection with obtaining the Requisite Regulatory Approvals.

(k)   In furtherance and not in limitation of any other obligation pursuant to this Section 6.1, solely with respect to obtaining the Requisite Regulatory Approvals set forth on Section 6.1(k)(i) of the Parent Disclosure Letter and  Section 6.1(k)(ii) of the Parent Disclosure Letter, the reasonable best effort obligations of Parent shall include Parent committing to: (i) sell, divest, or otherwise convey, or agree to, or permit the Company to, sell, divest, or otherwise convey any assets, properties, licenses, rights, operations or businesses of Parent and its Subsidiaries or the Company and its Subsidiaries contemporaneously with or subsequent to the Closing; (ii) license, hold separate or enter into similar arrangements with respect to the Parent’s and its Subsidiaries’ respective assets, properties, licenses, rights, operations or businesses or the Company’s and its Subsidiaries’ respective assets, properties, licenses, rights, operations or businesses; (iii) agree to limitations or commitments relating to the ownership or operation of any assets, properties, licenses, rights, operations or businesses of Parent and its Subsidiaries or the Company and its Subsidiaries; (iv) enter into, conduct business arrangements with respect to, or terminate any and all existing relationships or contractual rights and obligations of, the Parent, the Company or their respective Subsidiaries; (v) take all other actions as may be necessary to obtain all such waiting period expirations or terminations, consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals (each action listed in clauses (i) through (v), a “Remedial Action”); provided, however, that, without limiting Parent’s obligation to take the actions set forth on Section 6.1(a) of the Parent Disclosure Letter, nothing in this Section 6.1(k) shall require Parent or the Company to (and the Company shall not, without the prior written consent of Parent) propose, negotiate, commit to, or effect any Remedial Action (i)(A) with respect to obtaining the Requisite Regulatory Approvals set forth on Section 6.1(k)(i) of the Parent Disclosure Letter, if such Remedial Action would reasonably be expected to have, either individually or in the aggregate, a material adverse effect on Parent and its Subsidiaries (including the Company and its Subsidiaries), taken as a whole, after giving effect to the Transactions (but, for this purpose, determined as if Parent and its Subsidiaries were the size of the Company and its Subsidiaries) and (B) with respect to obtaining the Requisite Regulatory Approvals set forth on Section 6.1(k)(ii) of the Parent Disclosure Letter, if such Remedial Action would reasonably be expected to be, either individually or in the aggregate, material to Parent and its Subsidiaries (including the Company and its Subsidiaries), taken as a whole, after giving effect to the Transactions (but, for this purpose, determined as if Parent and its Subsidiaries were the size of the Company and its Subsidiaries) and (ii) unless such Remedial Action is conditioned upon the Closing.  Notwithstanding anything to the contrary in this Agreement, nothing in this Section 6.1 or any other provision of this Agreement (but without limiting the obligations with respect to the actions set forth on Section 6.1(a) of the Parent Disclosure Letter or the provision of information regarding Parent and its Affiliates in accordance with and subject to the limitations set forth in this Section 6.1) shall require Parent to take or agree to take any action with respect to any Affiliates of Parent (excluding Subsidiaries of Parent but including (x) any of the persons set forth on Section 6.1(k)(iii) of the Parent Disclosure Letter (the

“Sponsors”) and any investment funds or investment vehicles affiliated with, or managed or advised by, any Sponsor, and (y) any portfolio company (as such term is customarily understood in the private equity industry) or investment of any Sponsor or of any such investment fund or investment vehicle, or any interest therein, in each case, other than as may be set forth in a separate undertaking delivered by the applicable Sponsor).

(l)   During the period from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Parent shall not, and shall cause its Subsidiaries not to, acquire or agree to acquire all or substantially all of the assets of, or equity in, any Person, if the entering into of a definitive agreement providing for, or the consummation of, such an acquisition would, or would reasonably be expected to, prevent Parent from obtaining any Requisite Regulatory Approval prior to the Outside Date.

Section 6.2   Access to Information; Confidentiality.

(a)   To the extent permitted by applicable Law, the Company and its Subsidiaries shall afford to the officers, employees, accountants, counsel, advisors and other Representatives of Parent, Merger Sub and their affiliates, reasonable access upon prior reasonable notice, during normal business hours during the period prior to the Effective Time, to its properties, books, contracts, personnel and records (other than any of the foregoing that relate to the negotiation of this Agreement or any alternative transactions), as Parent may reasonably request for purposes of transaction and integration planning. Parent shall use reasonable best efforts to minimize any interference with the Company’s regular business operations during any such access. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would reasonably be expected to (i) contravene any Law or Contract entered into prior to the date of this Agreement or obligation of confidentiality owing to any third-party, or (ii) jeopardize the protection of an attorney-client privilege, attorney work product protection or other legal privilege; provided that, in the case of each of clauses (i) and (ii) above, the parties shall reasonably cooperate in seeking an alternative means whereby Parent and Merger Sub are provided access to such information in a manner that does not result in such contravention or jeopardy. No investigation by Parent or its Representatives shall affect or be deemed to modify or waive the representations and warranties of the Company set forth in this Agreement.

(b)   All information furnished pursuant to this Section 6.2 shall be subject to the provisions of the Confidentiality Agreement; provided that actual or potential Financing Sources (and their Representatives) shall be considered permitted “Representatives” thereunder.

Section 6.3   Company Stockholder Approval.

(a)   As promptly as reasonably practicable after the date of this Agreement the Company shall prepare (and Parent shall reasonably and in good faith cooperate in such preparation) and file with the SEC the preliminary Proxy Statement, and the Company shall use its reasonable best efforts to cause such filing to be made no later than thirty (30) days after the date of this Agreement. Except as permitted by Section 6.9, the Company Board shall recommend that the stockholders of the Company vote in favor of the approval of the Merger and the other Transactions at the Company Meeting and the Company Board shall solicit from the Company stockholders proxies in favor of the approval of the Merger and the other Transactions, and the Proxy Statement shall include a statement that the Company Board has made the Company Board Recommendation.

(b)   The Company shall provide Parent with a draft of the Proxy Statement (and any amendment or supplement thereto) a reasonable period of time prior to filing with the SEC and shall consider in good faith any comments from Parent with respect thereto. Parent shall provide the Company with all information concerning Parent, Merger Sub and their Affiliates as may be reasonably requested by the Company and is customarily included in a proxy statement. Each of the Company, Parent and Merger Sub shall promptly correct any information with respect to it or provided by it for use in the Proxy Statement if and to the extent, in the absence of such a correction, the Proxy Statement would contain a misstatement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and the Company shall disseminate such correction to the stockholders of the Company in an amendment or supplement and to cause such amendment or supplement to be filed with the SEC. The Company shall notify Parent promptly in writing upon the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement and shall promptly supply Parent with copies of all such comments, requests and any other written correspondence between the Company or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement. Each of the Company and Parent shall use its respective reasonable best efforts to respond as promptly as reasonably practicable to any comments received from the SEC concerning the Proxy Statement and to resolve such comments with the SEC and cause the Proxy Statement to be filed with the SEC in definitive form, and shall use its reasonable best efforts to cause the Proxy Statement to be disseminated in its definitive form to the stockholders of the Company as promptly as reasonably practicable after the date on which the Company learns that the Proxy Statement will not be reviewed or that the SEC staff has no further comments thereon. Subject to the earlier termination of this Agreement in accordance with Section 8.1, the Company shall use its reasonable best efforts to convene and hold the Company Meeting (as it may be adjourned or postponed as provided below) as soon as reasonably practicable after the date hereof (but in no event later than forty-five (45) days following the date after mailing of the Proxy Statement to the stockholders of the Company).

(c)   The Company shall adjourn or postpone the Company Meeting if (i) as of the date of such meeting there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute the quorum necessary to conduct the business of such meeting, (ii) as of the date of such meeting Company has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Company Vote or (iii) required by applicable law in order to ensure that any required supplement or amendment to the Proxy Statement that Company is required to provide to its stockholders is provided to the holders of Company Common Stock a reasonable amount of time prior to such meeting; provided, that, in the case of clauses (i) and (ii) but not clause (iii), without the prior written consent of Parent, Company shall not adjourn or postpone the Company Meeting for more than ten (10) Business Days in the case of any individual adjournment or postponement or more than twenty (20) Business Days in the aggregate.

(d)   Notwithstanding any Recommendation Change, unless this Agreement has been terminated, the Company Meeting shall be convened and this Agreement shall be submitted to the stockholders of the Company at such meeting for the purpose of obtaining the Requisite Company Vote.

Section 6.4   Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law and rules and regulations of NASDAQ to cause (i) the delisting of the Company Common Stock from NASDAQ upon the Closing and (ii) the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after such delisting.

Section 6.5   Employee Matters.

(a)   Terms and Conditions of Employment. During the period commencing at the Effective Time and ending on the one year anniversary of the Effective Time (the “Continuation Period”), Parent shall, or shall cause the Surviving Corporation to, provide each employee of the Company or any of its Subsidiaries as of the Effective Time who remains employed by Parent or any of its affiliates (including the Surviving Corporation and its Subsidiaries) following the Effective Time (each a “Continuing Employee”) with  (i) a base salary or regular hourly wage, as applicable, and target annual cash incentive opportunity, in each case that is no less favorable than base salary or regular hourly wage, as applicable, and target annual cash incentive opportunity, each as provided to such Continuing Employee immediately prior to the Effective Time, (ii) health, welfare, retirement, and other benefits (excluding change-in-control, retention or transaction-related benefits and other non-recurring compensation and benefits, severance, equity or equity-based or long-term compensation and defined benefit pension and post-retirement welfare benefits) that are at substantially comparable, in the aggregate, to those provided to such Continuing Employee immediately prior to the Effective Time and (iii) severance protections and benefits that are no less favorable than the severance protections and benefits provided to such Continuing Employee immediately prior to the Effective Time.

(b)   Service Credit. Effective from and after the Effective Time, Parent shall or shall cause the Surviving Corporation, to recognize, for all purposes (other than, unless required by applicable Law, benefit accrual under a defined benefit pension plan or for purposes of any Company Benefit Plan or Parent Plan that is a frozen plan or that provides grandfathered benefits, or any equity incentive awards granted by Parent) under all plans, programs and arrangements established or maintained by Parent or any of its affiliates for the benefit of the Continuing Employees (the “Parent Plans”), service with the Company or any of its Subsidiaries prior to the Effective Time to the extent such service was recognized under the corresponding Company Benefit Plan covering such Continuing Employees, including for purposes of eligibility, vesting and benefit levels and accruals, in each case, except where it would result in a duplication of benefits.  In addition, Parent shall or shall cause the Surviving Corporation to use commercially reasonable efforts to (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any Parent Plans to be waived with respect to the Continuing Employees and their eligible dependents, except to the extent such pre-existing condition, exclusion, requirement or waiting period would have applied to such individual under the corresponding Company Benefit Plan, and (ii) provide full credit for any co-payments, deductibles or similar payments made or incurred prior to the Effective Time for the plan year in which the Closing occurs.

(c)   Incentive Payments. For the year in which the Effective Time occurs, Parent shall or shall cause the Surviving Corporation to pay each Continuing Employee who participates in an annual cash incentive plan and remains actively employed through the required date set forth in the applicable plan, an annual cash bonus based on actual performance, determined in accordance with the terms and performance criteria set forth in the applicable annual cash incentive plan for such fiscal year with such reasonable adjustments as determined by the Company in good faith, after consultation with Parent, to reflect the transactions covered by this Agreement.  To the extent that the Effective Time occurs after the end of a fiscal year, but prior to the payment of any earned annual cash incentive awards pursuant to the applicable annual cash incentive plan with respect to such prior fiscal year, Parent shall or shall cause the Surviving Corporation to pay each Continuing Employee who participates in such annual cash incentive plan with such individual’s earned amount for such fiscal year no later than the time that annual cash incentive plan payments are made in the ordinary course of business consistent with past practice in accordance with the terms of the applicable cash incentive plan; provided, that if a Continuing Employee’s employment is terminated by the Company without cause (as determined by the Company or applicable Subsidiary in the ordinary course of business consistent with past practice) after the Closing but prior to the payment of annual cash incentive plan awards for the prior fiscal year, Parent shall or shall cause the Surviving Corporation to pay such Continuing Employee earned amount for such fiscal year.

(d)   401(k) Plans.  If requested by Parent in writing at least twenty (20) Business Days prior to the Closing Date (such request, an “Election Notice”), the Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective as of no later than the date immediately preceding the Closing Date and contingent on the Closing any Company Benefit Plan that contains a cash or deferred arrangement intended to qualify under Section 401(a) of the Code (the “Company 401(k) Plans”).  If Parent provides an Election Notice to the Company, the Company shall deliver to Parent, prior to the Closing Date, evidence that the Company Board has validly adopted resolutions to terminate the Company 401(k) Plans (the form and substance of which resolutions shall be subject to review and approval of Parent), effective no later than the date immediately preceding the Closing Date and contingent on the Closing.  Parent shall use commercially reasonable efforts to ensure that the affected Continuing Employees shall, as soon as reasonably practicable following the Closing Date, be eligible to participate in a Tax-qualified defined contribution plan of Parent or its Subsidiaries (each such plan, a “Parent 401(k) Plan”).  Upon the distribution of the assets in the accounts under the Company 401(k) Plans to the participants, Parent shall permit the Continuing Employees to make rollover contributions of “eligible rollover distributions” from the applicable Company 401(k) Plan to the applicable Parent 401(k) Plan (including the in-kind rollover of promissory notes evidencing all outstanding loans that are not in default)of each Continuing Employee who participated in a Company 401(k) Plan as of the date such plan is terminated and who elects such direct rollover in accordance with the terms of the Company 401(k) Plan and the Code.

(e)   Employee Communications.  On and after the date of this Agreement, any broad-based written employees notice or communication materials to be provided or communicated by the Company with respect to employment, compensation or benefit matters addressed in this Agreement or directly, directly or indirectly, to the transactions completed by this Agreement shall be subject to the prior review and reasonable comment of Parent, and the Company shall consider in good faith revising such notice or communication to reflect any such reasonable comments.

(f)   No Third-Party Beneficiaries. Nothing in this Agreement shall confer upon any current or former employee, officer, director, independent contractor or other service provider of the Company or any of its Subsidiaries or affiliates any right to employment or service or to continue in the employ or service of the Surviving Corporation, the Company, or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, the Company, Parent or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of the Company or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend or modify any Company Benefit Plan or any other benefit or employment plan, program, agreement or arrangement or (ii) alter or limit the ability of the Surviving Corporation or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Company Benefit Plan, new plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of, and subject to, Section 9.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than the parties hereto, including any current or former employee, officer, director or consultant of the Company or any of its Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 6.6   Indemnification; Directors’ and Officers’ Insurance.

(a)   For a period of six (6) years after the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless and advance expenses as incurred, in each case, to the fullest extent permitted by applicable Law, the Company Governing Documents and the governing or organizational documents of any Company Subsidiary as in effect on the date hereof, each present and former director, officer or employee of the Company or any of its Subsidiaries (in each case, when acting in such capacity) (collectively, the “Company Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of the fact that such Person was a director, officer or employee of the Company or any of its Subsidiaries prior to the Effective Time and pertaining to matters, acts or omissions existing or occurring at or prior to the Effective Time, including matters, acts or omissions occurring in connection with the approval of this Agreement and the Transactions; provided, that in the case of advancement of expenses, any Company Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Company Indemnified Party is not entitled to indemnification hereunder. The Surviving Corporation shall reasonably cooperate with the Company Indemnified Parties, and the Company Indemnified Parties shall reasonably cooperate with the Surviving Corporation, in the defense of any such claim, action, suit, proceeding or investigation.

(b)   For a period of six (6) years after the Effective Time, Parent or the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Company (provided, that Parent or the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the Company Indemnified Parties) with respect to claims against the present and former officers and directors of the Company or any of its Subsidiaries arising from facts or events which occurred at or before the Effective Time (including the approval of this Agreement and the Transactions); provided, however, that neither Parent nor the Surviving Corporation shall be obligated to expend, on an annual basis, an amount in excess of 300% of the current annual premium paid as of the date hereof by the Company for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then Parent or the Surviving Corporation shall cause to be maintained policies of insurance which, in Parent’s or the Surviving Corporation’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, Parent (or the Company, in consultation with, but only upon the consent of Parent) may (and at the request of Parent, the Company shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six (6)-year “tail” policy under the Company’s existing directors’ and officers’ insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap.

(c)   The obligations of Parent and the Surviving Corporation under this Section 6.6 shall not be terminated or modified after the Effective Time in a manner so as to adversely affect any Company Indemnified Party or any other Person entitled to the benefit of this Section 6.6 without the prior written consent of the affected Company Indemnified Party or affected Person.

(d)   The provisions of this Section 6.6 shall survive the Effective Time and, from and after the Effective Time, are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party and his or her heirs and representatives. If the Surviving Corporation, or any of its successors or assigns, (i) consolidates with or merges into any other Person and is not the continuing or surviving entity of such consolidation or merger or (ii) transfers all or substantially all its assets to any other Person or engages in any similar transaction, then, and in each such case, the Surviving Corporation will cause proper provision to be made so that the successors and assigns of the Surviving Corporation, as the case may be, will expressly assume the obligations set forth in this Section 6.6.

Section 6.7   Advice of Changes. Each of Parent and the Company shall promptly advise the other of any effect, fact, change, event, circumstance, condition, occurrence or development (i) that has had or would reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect or Company Material Adverse Effect, respectively, or (ii) that such first party believes that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach of this Agreement shall not be deemed to constitute a violation of this Section 6.7, provide a basis for terminating this Agreement or constitute the failure of any condition set forth in Section 7.2 or Section 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case, unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or Section 7.3 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 6.7 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.

Section 6.8   Stockholder Litigation. The Company (i) shall give prompt written notice to the Parent Parties of any stockholder demands, litigation, arbitrations or other similar actions (including derivative claims) commencing against the Company, any of its Subsidiaries or their respective directors or officers relating to the Transactions (collectively, the “Stockholder Litigation”) and (ii) shall promptly advise Parent and Merger Sub of any material developments with respect to and keep them reasonably informed regarding any Stockholder Litigation. The Company shall (i) give Parent the opportunity to participate (at Parent’s expense) in the defense or settlement of any such litigation, (ii) give Parent reasonable opportunity to review and comment on all filings or responses to be made by the Company in connection with any such litigation, and consider in good faith Parent’s comments, and (iii) not agree to settle any such litigation without Parent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that Parent will not be obligated to consent to any settlement which does not include a full release of Parent and its affiliates or which imposes an injunction or other equitable relief after the Effective Time upon the Surviving Corporation or any of its Affiliates.

Section 6.9   No Solicitation; Recommendation Change.

(a)   From and after the execution of this Agreement and until the Effective Time, the Company will, and will cause its Subsidiaries and its and their respective employees, officers and directors to (and will use its reasonable best efforts to cause its and their other Representatives to), (i) immediately cease and cause to be terminated any activities, discussions, or negotiations conducted or that may be ongoing before the date of this Agreement with any Person or its Representatives with respect to any Acquisition Proposal, and (ii) promptly request the prompt return or destruction of all confidential information previously furnished in connection therewith and immediately terminate all physical and electronic data room access previously granted to any such Person or its Representatives.

(b)   Except as permitted by this Agreement, from and after the execution of this Agreement and until the earlier to occur of the termination of this Agreement in accordance with its terms and the Effective Time, the Company shall not, and shall cause its Subsidiaries and its and their respective employees, officers and directors not to, and shall use its reasonable best efforts to cause its and their other Representatives not to, directly or indirectly: (i) initiate, solicit, propose, knowingly encourage or knowingly facilitate any inquiries or proposals that constitute or could reasonably be expected to lead to the making of any Acquisition Proposal; (ii) engage or participate in any discussions or negotiations with any Person with respect to any inquiry, proposal or offer that constitutes or could reasonably be expected to lead to the making of any

Acquisition Proposal; (iii) provide any confidential or nonpublic information or data (or access to any books, records, properties or personnel) to any Person in connection with any inquiry, proposal or offer that constitutes or could reasonably be expected to lead to the making of any Acquisition Proposal (except with respect to the foregoing clauses (i) through (iii), (A) to notify a Person of the existence of the provisions of this Section 6.9 or (B) to clarify the terms and conditions of any Acquisition Proposal); (iv) unless this Agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other similar agreement (whether written or oral, binding or nonbinding) (other than an Acceptable Confidentiality Agreement entered into in accordance with this Section 6.9) in connection with or relating to any Acquisition Proposal (any such agreement, an “Alternative Acquisition Agreement”); (v) withdraw, change, modify or qualify in a manner adverse to Parent or Merger Sub, the Company Board Recommendation; (vi) fail to include the Company Board Recommendation in the Proxy Statement in accordance with Section 6.4, (vii) approve or adopt, or publicly recommend the approval or adoption of, or publicly propose or announce any intention to approve or adopt, any Acquisition Proposal or other Alternative Acquisition Agreement (other than an Acceptable Confidentiality Agreement); (viii) in the case of any Acquisition Proposal that is structured as a tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act, fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against acceptance of such tender offer or exchange offer by the Company’s stockholders within ten Business Days after commencement of such tender offer or exchange offer; (ix) if any Acquisition Proposal shall have been publicly announced or disclosed (other than pursuant to the foregoing clause (viii)), fail to publicly reaffirm the Company Board Recommendation on or prior to the earlier of (x) seven Business Days after Parent so requests in writing or (y) two Business Days prior to the date of the Company Meeting (or promptly after public announcement or disclosure of such Acquisition Proposal, if publicly announced or disclosed on or after the second Business Day prior to the date of the Company Meeting) it being understood and agreed that Parent shall be entitled to request a reaffirmation of the Company Board Recommendation under this clause (ix) no more than two (2) times in total with respect to any Acquisition Proposal; (x) publicly declare advisable, or publicly propose to enter into, any letter of intent or agreement in principle, or other agreement or understanding contemplating or providing for an Acquisition Proposal (other than an Acceptable Confidentiality Agreement); or (xi) resolve or agree to do any of the foregoing (any of the foregoing actions in clauses (v) through (xi), a “Recommendation Change”).

(c)   Notwithstanding the foregoing, in the event that after the date of this Agreement and prior to receipt of the Requisite Company Vote, the Company receives a written bona fide Acquisition Proposal that did not result from a material breach of this Section 6.9, the Company may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished confidential or nonpublic information or data and engage or participate in negotiations or discussions with the Person or group of Persons making the Acquisition Proposal or its or their Representatives if the Company Board, after consultation with its outside counsel and its financial advisors, determines in good faith that (1) failure to take such actions would be reasonably expected to be inconsistent with its fiduciary duties under applicable Law and (2) such Acquisition Proposal is or could reasonably be expected to lead to a Superior Proposal; provided, that, prior to furnishing any confidential or nonpublic information permitted to be provided pursuant to this sentence, the Company and such Person or group of

Persons have executed an Acceptable Confidentiality Agreement and the Company shall substantially concurrently provide to Parent any such information which was not previously provided to Parent.

(d)   From and after the date of this Agreement until the termination of this Agreement pursuant to Article VIII, the Company (i) will promptly (and, in any event, within forty-eight (48) hours) advise Parent following receipt of any Acquisition Proposal received by the Company, any Company Subsidiary or any of their respective affiliates or any inquiry which would reasonably be expected to lead to an Acquisition Proposal and the substance thereof (including the material terms and conditions of and the identity of the Person or “group” making such inquiry or Acquisition Proposal), (ii) will provide Parent with an unredacted copy of any written requests, proposals or offers, draft agreements, including proposed financing commitments, and the material terms and conditions of any proposals or offers in connection with any such inquiry or Acquisition Proposal, and (iii) will keep Parent apprised of any material developments, discussions and negotiations related thereto on a reasonably current basis, including any amendments to or revisions of the material terms of such inquiry or Acquisition Proposal.

(e)   Notwithstanding anything in this Agreement to the contrary, until the earlier to occur of the termination of this Agreement pursuant to Article VIII and receipt of the Requisite Company Vote, if in response to a written bona fide Acquisition Proposal made after the date of this Agreement and prior to receipt of the Requisite Company Vote which Acquisition Proposal has not been withdrawn and that did not result from a material breach of this Section 6.9, but subject to the Company’s and the Company Board’s compliance with Section 6.9(f), the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisors) that such Acquisition Proposal is a Superior Proposal:

(i)   the Company Board may make a Recommendation Change; and/or

(ii)   the Company may terminate this Agreement pursuant to Section 8.1(e) in order to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to Section 8.1(e) unless the Company prior to, or concurrently with, such termination, pays, or causes to be paid, to Parent the Company Termination Fee.

(f)   Recommendation Change or Termination for Superior Proposal. Prior to effecting a Recommendation Change to the extent permitted by Section 6.9(f)(i)with respect to a Superior Proposal or terminating this Agreement pursuant to Section 8.1(e) in order to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal to the extent permitted by Section 6.9(f) and Section 8.1(e):

(i)   the Company Board shall deliver to Parent prior written notice of the Company Board’s determination that such Acquisition Proposal is a Superior Proposal and intention to (no earlier than at least three (3) Business Days’ after such notice) effect a Recommendation Change or terminate this Agreement pursuant to Section 8.1(e), as applicable;

(ii)   the Company Board shall provide Parent a reasonable description of the events or circumstances giving rise to its determination to take such action and a summary of the material terms and conditions of such Superior Proposal (including the consideration offered therein and the identity of the Person or “group” making the Superior Proposal) and an unredacted copy of the Alternative Acquisition Agreement and all other documents (including financing commitments, which may be subject to customary redactions) relating to such Acquisition Proposal;

(iii)   if requested to do so by Parent, for a period of three (3) Business Days following delivery of such notice, the Company shall, and shall cause its financial, legal and other advisors to, discuss and negotiate in good faith, and shall make its Representatives available to discuss and negotiate, with Parent and its Representatives, any proposed modifications to the terms and conditions of this Agreement in such a manner that would obviate the need to effect a Recommendation Change or terminate this Agreement pursuant to Section 8.1(e), as applicable; and

(iv)   after the end of such three (3) Business Day period, the Company Board shall determine in good faith, after considering the terms of any proposed amendment or modification to this Agreement proposed by Parent during such three (3) Business Day period and in consultation with its outside legal counsel and financial advisors, that such Superior Proposal still constitutes a Superior Proposal and that failure to take such actions would be reasonably expected to be inconsistent with its fiduciary duties under applicable Law (it being understood and agreed that any material changes to the financial or other material terms of a proposal that was previously the subject of a notice hereunder shall require a new notice to Parent as provided above, but with respect to such new notice, references herein to a “three (3) Business Day period” shall be deemed references to a “two (2) Business Day period”; provided, that such new notice shall in no event shorten the original three (3) Business Day period).

(g)   Subject to the Company’s and the Company Board’s compliance with Section 6.9(h), until the earlier to occur of the termination of this Agreement pursuant to Article VIII and receipt of the Requisite Company Vote, the Company Board may make a Recommendation Change in response to an Intervening Event if the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisors) that the failure to effect a Recommendation Change in response to such Intervening Event would be reasonably expected to be inconsistent with its fiduciary duties under applicable Law.

(h)   Recommendation Change for an Intervening Event. Prior to effecting a Recommendation Change with respect to an Intervening Event:

(i)   the Company shall notify Parent in writing that it intends to effect a Recommendation Change, describing in reasonable detail the reasons for such Recommendation Change and the material facts and circumstances relating to such Intervening Event;

(ii)   if requested to do so by Parent, for a period of three (3) Business Days following delivery of such notice, the Company shall, and shall cause its financial, legal and other advisors to, discuss and negotiate in good faith, and shall make its Representatives available to discuss and negotiate in good faith with Parent and their respective Representatives any proposed modifications to the terms and conditions of this Agreement in such a manner that would obviate the need to effect such Recommendation Change; and

(iii)   after the end of such three (3) Business Day period, the Company Board shall determine, after considering the terms of any proposed amendment or modification to this Agreement agreed upon by Parent during such three (3) Business Day period and in consultation with its outside legal counsel, that the failure to effect a Recommendation Change would still be reasonably expected to be inconsistent with the applicable directors’ fiduciary duties under applicable Law.

(i)   Nothing contained in this Agreement shall prevent the Company or the Company Board from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act or Item 1012(a) of Regulation M-A with respect to an Acquisition Proposal or from making any legally required disclosure to the Company’s stockholders; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement (it being understood that any “stop, look and listen” communication pursuant to Rule 14d-9(f) shall not be deemed to be a Recommendation Change).

(j)   Except as set forth in Section 8.3(a) with respect to an Acquisition Proposal, for purposes of this Agreement:

(i)   “Acquisition Proposal” shall mean, other than the Merger, any offer, proposal or inquiry relating to, or any third-party indication of interest in, (a) any acquisition or purchase, direct or indirect, of twenty-five percent (25%) or more of the consolidated assets of the Company and its Subsidiaries or twenty-five percent (25%) or more of the Company Common Stock, (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third-party beneficially owning twenty-five percent (25%) or more of the Company Common Stock or (c) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the Company and its Subsidiaries.

(ii)   “Superior Proposal” means a bona fide written Acquisition Proposal that Parent, after consultation with its outside counsel and its financial advisors, determines in good faith, after taking into account all legal, financial, regulatory and other aspects of such proposal (including the amount, form and timing of payment of consideration, the financing thereof, any associated break-up or termination fees, including those provided for in this Agreement, expense reimbursement provisions, all conditions to consummation and other aspects of the proposal that the Company Board considers relevant) and the Person making the proposal, is (a) more favorable from a financial point of view to the Company’s stockholders than the Merger (taking into account any proposal by Parent to amend the terms of this Agreement pursuant to Section 6.9(f)) and (b)

reasonably likely to be consummated on the terms set forth therein; provided, however, that for purposes of this definition of Superior Proposal, references to “twenty-five percent (25%)” in the definition of Acquisition Proposal shall be deemed to be references to “fifty percent (50%).”

(iii)   “Intervening Event” means any effect, change, event, circumstance, condition, occurrence or development (other than any event, fact, development or occurrence resulting from a breach of this Agreement by the Company), that (a) does not relate to an Acquisition Proposal, (b) is neither known, nor reasonably foreseeable (with respect to substance or timing), by the Company or the Company Board, as applicable, as of or prior to the execution and delivery of this Agreement, and (c) first occurs, arises or becomes known to the Company or the Company Board after the execution and delivery of this Agreement and on or prior to the date of receipt of the Requisite Company Vote, provided that (1) any event, fact, development or occurrence that involves or relates to an Acquisition Proposal or a Superior Proposal or any inquiry or communications or matters relating thereto, (2) any event, fact, development or occurrence that results from the announcement, pendency and consummation of this Agreement or the Merger or any actions required to be taken or to be refrained from being taken pursuant to this Agreement, (3) the fact that the Company meets or exceeds any internal or analysts’ expectations or projections, or (4) any changes or lack thereof after the date hereof in the market price or trading volume of the Shares, individually or in the aggregate, will not be deemed to constitute an Intervening Event (it being understood that, with respect to sub-clauses (3) and (4), the underlying facts or occurrences giving rise to such meeting or exceeding of expectations or projections or such changes or lack thereof in market price or trading volume may be taken into account in determining whether there has been an Intervening Event, to the extent not otherwise excluded from this definition).

Section 6.10   Public Announcements. The initial press release with respect to the execution and delivery of this Agreement shall be a press release mutually agreed to by the Company and Parent. Thereafter, each of the parties agrees that no press release or other public announcement or statement concerning this Agreement or the Transactions shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (i) as required by applicable Law or the rules or regulations of any applicable Governmental Entity or any stock exchange to which the relevant party is subject, in which case the party required to make the press release or other public announcement or statement shall use its commercially reasonable efforts to consult with the other party about, and allow the other party reasonable time to comment on, such release, announcement or statement in advance of such issuance, (ii) for such releases, announcements or statements that are consistent with other such releases, announcement or statements made after the date of this Agreement in compliance with this Section 6.10, or (iii) by Company in connection with or following a Recommendation Change or its entry into an Alternative Acquisition Agreement with respect to a Superior Proposal. Notwithstanding the foregoing, (i) Parent and Merger Sub may, without such consultation or consent, make disclosures and communications (a) to existing or prospective general and limited partners, equity holders, members, managers and investors of such Person or any affiliates of such Person, in each case who are subject to customary confidentiality restrictions, and (b) on such Person’s website in the ordinary course of business so long as such statements are consistent in all respects with previous press releases, public disclosures or public statements made jointly by the parties hereto (or individually) in accordance with this Section 6.10 and (ii) but subject to Section 6.1, any party may, without such consultation or consent, make disclosures and communications, in each case, in the ordinary course of business and unrelated to the Transactions and the other party to any Governmental Entity with respect to which such party has a Permit or Pending Permit so long as such communication is expected to be treated as confidential by the relevant Governmental Entity.

Section 6.11   Takeover Statutes. Neither the Company nor the Company Board shall take any action within its control that would cause the restrictions of any Takeover Statute to become applicable to this Agreement, the Merger or any of the other Transactions, and each shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the Merger and the other Transactions from the restrictions of any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become or is deemed to or purports to be applicable to the any Transaction, each of the Company, Parent, Merger Sub, and their respective boards of directors shall use their respective best efforts to (i) grant such approvals and take such actions within its control as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and thereby and (ii) otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the Transactions, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

Section 6.12   Exemption from Liability Under Rule 16b-3. Prior to the Effective Time, Parent and the Company shall each take such steps as may be necessary or appropriate to cause any disposition of the Shares or conversion of any derivative securities in respect of such Shares in connection with the consummation of Transactions to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.13   Approval of Sole Stockholder of Merger Sub. Promptly following execution of this Agreement, Parent shall execute and deliver or cause to be executed and delivered, in accordance with applicable Law and the Constituent Documents of Merger Sub, a written consent of the sole stockholder of Merger Sub adopting this Agreement and approving the Transactions in accordance with the DGCL.

Section 6.14   Transfer Taxes. The parties shall, and shall cause their respective affiliates to, cooperate in the execution and filing of any Tax Returns with respect to any transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees that may be incurred in connection with the Closing and other documentation if required to be executed and filed prior to the Closing.

Section 6.15   Third-Party Notices and Consent. The Company and its Subsidiaries shall use reasonable best efforts to obtain any consents or waiver (or make or deliver any notices) required under any Material Contract with any third-party in connection with the Transactions (or under other Contracts to the extent reasonably agreed by Company and Parent); provided, that in connection therewith, in no event shall the Company or its Subsidiaries be required to commence any action or other proceeding or make or agree to make (and, without the prior consent of Parent, in no event shall Company or its Subsidiaries make or agree to make) any payments to any third-party, concede or agree to concede anything of monetary or economic value, amend or otherwise modify any Contract to which it is a party or bound in order to obtain any such consent or waiver.

Section 6.16   Change of Method. Parent and the Company may, upon their mutual agreement, change the method or structure of effecting the Closing if and to the extent they both deem such change to be necessary, appropriate or desirable; provided that no such change shall (i) alter or change the Merger Consideration, (ii) adversely affect the tax treatment of the holder of Shares with respect to receipt of the Merger Consideration, or (iii) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner. The parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with this Agreement.

Section 6.17   Financing Obligations.

(a)   Each of Parent and Merger Sub shall use reasonable best efforts to take (and shall cause its Affiliates to use reasonable best efforts to take) all actions, and do, or cause to be done, all things necessary, proper or advisable for Parent to obtain the proceeds of the Debt Financing on the terms and subject only to the conditions described in the Debt Commitment Letter on a timely basis, on or prior to the date on which the Merger is required to be consummated pursuant to the terms hereof, including by (i) maintaining in effect the Debt Commitment Letter, (ii) negotiating and entering into definitive agreements with respect to the Debt Financing (the “Definitive Agreements”) consistent with the terms and conditions contained therein (including, as necessary, the “market flex” provisions contained in the Debt Fee Letter), (iii) satisfying, on a timely basis, all conditions in the Debt Commitment Letter and the Definitive Agreements that are within its control and (iv) assuming that all conditions contained in the Debt Commitment Letter have been satisfied, consummating the Debt Financing at or prior to the Closing. Each of Parent and Merger Sub shall use its reasonable best efforts to comply with its respective obligations, and enforce its rights, under the Debt Commitment Letter in a timely and diligent manner. Without limiting the generality of the foregoing, in the event that all conditions contained in the Debt Commitment Letter or the Definitive Agreements (other than the consummation of the Merger and those conditions that by their nature are to be satisfied or waived at the Closing and those conditions the failure of which to be satisfied is attributable to a breach by Parent or Merger Sub of its representations, warranties, covenants or agreements contained in this Agreement) have been satisfied, Parent shall cause the Financing Sources to fund the Debt Financing.

(b)   Each of Parent and Merger Sub shall not, without the prior written consent of the Company: (A) permit, consent to or agree to any amendment, replacement, supplement or modification to, or any waiver of any provision or remedy under, any provision or remedy under, the Debt Commitment Letter or any of the Definitive Agreements, if such amendment, modification or waiver (i) imposes new or additional conditions or other contingencies or adversely modifies any existing conditions, including by expanding, amending or modifying any of the conditions or other contingencies, in each case, to the consummation or receipt of all or any portion of the Debt Financing, (ii) reduces the net proceeds of the Debt Financing contemplated in the Debt Commitment Letter (including by changing the amount of fees to be paid or the original issue discount) below the Required Amount, (iii) would reasonably be expected to adversely affect the ability of Parent or Merger Sub to enforce its rights against other parties to the Debt Commitment Letter or the Definitive Agreements as so amended, modified or waived, relative to the ability of Parent or Merger Sub to enforce its rights against the other parties to the Debt Commitment Letter as in effect on the date of this Agreement, (iv) would otherwise reasonably be expected to make the timely funding of the Debt Financing or satisfaction of the conditions to obtaining the Debt Financing on the date on which the Merger is required to be consummated pursuant to the terms hereof less likely to occur, or (v) would otherwise reasonably be expected to prevent, impede or delay the consummation of the Merger and the other transactions contemplated by this Agreement (each of clauses (i) through (v), a “Prohibited Modification”); or (B) terminate the Debt Commitment Letter (except if all of the cash proceeds of the Debt Financing are funded into escrow, such escrow arrangement does not constitute or effect any Prohibited Modification and the conditions to release such proceeds therefrom are no more onerous than the conditions to the funding of the Debt Financing set forth in the Debt Commitment Letter as of the date hereof) or any Definitive Agreement; provided, however, for the avoidance of doubt, Parent and Merger Sub may amend, replace, supplement and/or modify the Debt Commitment Letter to effectuate any “market flex” terms contained in the Debt Fee Letter or as expressly contemplated thereby as of the date hereof solely to add or replace in part lenders, lead arrangers, bookrunners, syndication agents or similar entities as parties thereto who had not executed the Debt Commitment Letter as of the date hereof but only to the extent doing so would not have the effects described in clauses (A)(i) – (v) above or as otherwise expressly permitted under this Agreement in connection with an Alternate Debt Financing (and, for the avoidance of doubt, none of the foregoing matters in this proviso shall constitute a Prohibited Modification). Any reference in this Agreement to “Debt Financing” shall include the financing contemplated by the Debt Commitment Letter as amended or modified in express compliance with this Section 6.17(b), and “Debt Commitment Letter” shall include such document as amended or modified in express compliance with this Section 6.17(b).

(c)   In the event that any portion of the Debt Financing becomes unavailable, regardless of the reason therefor, Parent shall (i) promptly notify the Company of such unavailability and the reason therefor and (ii) use reasonable best efforts to arrange and as promptly as practicable following the occurrence of such event obtain alternative debt financing (in an amount sufficient, when taken together with the available portion of the Debt Financing, to consummate the transactions contemplated by this Agreement and to pay the Required Amount) from alternative sources on terms and conditions no less favorable, in the aggregate, to Parent or Merger Sub than those contained in the Debt Commitment Letter (provided that no New Debt Commitment Letter shall contain any terms or conditions that would have been prohibited pursuant to Section 6.17(b) if the same had been effected through an amendment or modification of the Debt Commitment Letter (except with the prior written consent of the Company)) (the “Alternate Debt Financing”), and to obtain a new financing commitment letter with respect to such Alternate Debt Financing (together with any related fee letter, the “New Debt Commitment Letter”), which shall replace the existing Debt Commitment Letter, a true and complete copy of which shall be provided by Parent or Merger Sub, as applicable, to the Company promptly and in any event within three (3) Business Days after Parent or Merger Sub, as applicable, obtains it (it being understood and agreed that any fee letter so provided to the Company in connection with any New Debt Commitment Letter may be redacted in the same manner as the Debt Fee Letter may be redacted pursuant to the terms of this Agreement); provided that, notwithstanding the foregoing, Parent and Merger Sub shall not be required to obtain Alternate Debt Financing that would require Parent or Merger Sub to pay fees or other amounts that, taken as a whole, exceed the aggregate fees and other amounts contemplated to be paid under the Debt Commitment Letter as in effect on the date of this Agreement (including after giving effect to any “market flex” in the Debt Commitment Letter that are reasonably expected to be incorporated as definitive and final terms of the applicable debt) and with terms (including after giving effect to any “market flex” in the Debt Commitment Letter that are reasonably expected to be incorporated as definitive and final terms of the applicable debt) that are materially less favorable, in the aggregate, to Parent and Merger Sub than those set forth in the Debt Commitment Letter as of the date of this Agreement. In the event any New Debt Commitment Letter is obtained, (A) any reference in this Agreement to the “Debt Financing” shall mean, with respect to the Debt Financing, the debt financing contemplated by the Debt Commitment Letter (as the meaning of such term is modified pursuant to clause (B) below) and (B) any reference in this Agreement to the “Debt Commitment Letter” shall be deemed to include the Debt Commitment Letter to the extent not superseded by the New Debt Commitment Letter at the time in question and the New Debt Commitment Letter to the extent then in effect. In furtherance of and not in limitation of the foregoing, in the event that (1) the Marketing Period has been completed and any portion of the Debt Financing structured as permanent financing is unavailable, regardless of the reason therefor, (2) all conditions contained in Article VII have been satisfied or waived (other than (x) any such conditions that by their nature are to be satisfied at the Closing, but subject to the substantially concurrent satisfaction or waiver of such conditions at the Closing, and (y) those conditions the failure of which to be satisfied is attributable to a breach by Parent of its representations, warranties, covenants or agreements contained in this Agreement) and (3) the bridge facilities contemplated by the Debt Commitment Letter (or alternative bridge facilities obtained in accordance with this Section 6.17(c)) are available on the terms and conditions described in the Debt Commitment Letter, then Parent shall cause the proceeds of such bridge financing to be used at the Closing in lieu of such affected portion of the permanent financing. Parent or Merger Sub, as applicable, shall provide the Company with prompt written notice of any actual or threatened breach, default, termination or repudiation by any party to any of the Debt Commitment Letters or any Definitive Agreement with respect to which Parent or Merger Sub, as applicable, is aware, and a copy of any written notice or other written communication from any Financing Source or other financing source with respect to any actual or threatened breach, default, termination or repudiation by any party to the Debt Commitment Letters or any Definitive Agreement of any provision thereof. Each of Parent and Merger Sub shall, upon request, keep the Company reasonably informed on a current basis of the status of its efforts to consummate the Debt Financing. The foregoing notwithstanding, compliance by Parent and Merger Sub with this Section 6.17 shall not relieve Parent or Merger Sub of its obligations to consummate the transactions contemplated by this Agreement whether or not the Debt Financing is available, and each of Parent and Merger Sub acknowledges and agrees that its obligation to consummate the transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein are not conditioned upon or contingent on the availability or consummation of the Debt Financing, the availability of any Alternate Debt Financing or receipt of the proceeds therefrom.

Section 6.18   Financing Cooperation.

(a)   Prior to the Closing, the Company shall use its reasonable best efforts, and shall cause its Subsidiaries and their respective Representatives to use reasonable best efforts, to provide customary cooperation for debt financings similar to the Debt Financing, to the extent reasonably requested by Parent in writing and at Parent’s sole expense (other than Excluded Costs), in connection with the arrangement of the Debt Financing (provided, that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company or any of its Subsidiaries, including using reasonable best efforts to:

(i)   assist in the preparation for and participate in a reasonable number of customary investor and lender meetings (including a reasonable and limited number of one-on-one meetings and calls that are requested in advance with or by the parties acting as lead arrangers or agents for, and prospective lenders of, the Debt Financing), presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies and accountants, at reasonable times and with reasonable advance notice, and in each case which shall be virtual unless otherwise agreed to by the Company;

(ii)   to the extent required by the Debt Financing, to facilitate the pledging and the granting and perfection of security interests in collateral of the Company, effective no earlier than the Closing;

(iii)   provide at least three (3) Business Days prior to the Closing Date all documentation and other information required by bank regulatory authorities under applicable “know-your-customer”, anti-money laundering rules and regulations and beneficial ownership rules and regulations, including the USA PATRIOT Act and 31 C.F.R. §1010.230, relating to the Company or any of its Subsidiaries to the extent they are intended, immediately following the Closing, to be obligors in respect of the Debt Financing, in each case as reasonably requested by Parent at least nine (9) Business Days prior to the Closing Date;

(iv)   to the extent reasonably requested by Parent, provide reasonable and customary assistance to Parent in obtaining public corporate and facilities credit ratings with respect to the Debt Financing;

(v)   assist in Parent’s preparation of, and facilitating the execution and delivery at the Closing of, Definitive Agreements, including schedules, guarantee and collateral documents and customary closing certificates to the extent required by the Debt Commitment Letter (including a solvency certificate as described in Exhibit D of the Debt Commitment Letter); provided that (A) none of the foregoing documents or certificates shall be executed and/or delivered except in connection with the Closing, (B) the effectiveness thereof shall be conditioned upon, or become operative after or substantially concurrently with, the occurrence of the Closing and (C) none of the Company, any of its Subsidiaries or any of their respective Representatives shall be required to take any action pursuant to this Section 6.18 that would be reasonably expected to cause any director, officer, employee, stockholder or other Representative of the Company, any of its Subsidiaries or any of their respective Representatives to incur any personal liability;

(vi)   facilitate in the taking of all corporate and other similar actions, subject to and contingent upon the occurrence of the Closing, reasonably necessary to permit the consummation of the Debt Financing on the Closing Date; it being understood that (A) no such corporate or other action will occur or take effect prior to the Closing and (B) any such corporate or other action will only be required of the directors, members, partners, managers or officers of the Company and its Subsidiaries who retain (or are appointed to) their respective positions as of and following the Closing;

(vii)   provide reasonable and customary assistance to Parent and the Financing Sources in Parent’s preparation of customary offering documents, lender presentations, private placement memoranda, bank information memoranda, syndication memoranda, confidential information memoranda and ratings agency presentations ((A)including if reasonably necessary and requested by the Financing Sources, furnishing (x) records, data or other information reasonably available and necessary to support any statistical information or claims relating to the Company appearing in such materials and(y) customary executed certificates of the chief financial officer (or other comparable officer) of the Company with respect to historical financial information (but not, for the avoidance of doubt, pro forma financial information) included in the materials and (B) providing customary authorization and representation letters authorizing the distribution of information relating to the Company and its Subsidiaries to prospective lenders or investors and containing representations with respect to presence of or absence of material non-public information relating to the Company and its Subsidiaries and the accuracy of the information relating to the Company and its Subsidiaries contained therein) and other customary marketing materials for the Debt Financing;

(viii)   deliver as promptly as reasonably practicable the Required Information and such readily available other financial information regarding the Company, in each case of this clause (viii) as is reasonably requested by Parent in connection with the Debt Financing, and solely to the extent such information is of the type customarily provided by a borrower in connection with similar debt financings to the Debt Financing and can be prepared by the Company without unreasonable effort or undue burden (it being understood and agreed that, notwithstanding anything to the contrary contained herein, the Company shall not be required to provide any Excluded Information);

(ix)   provide reasonable and customary assistance to Parent in connection with Parent’s preparation of pro forma financial statements of the Company and its Subsidiaries of the type necessary or reasonably requested by the Financing Sources to be included in any marketing materials in respect of (and customary for debt financings similar to) the Debt Financing; provided, that neither the Company nor any of its Subsidiaries or Representatives shall be required to provide any information or assistance relating to (A) the proposed aggregate amount of debt financing, together with assumed interest rates, dividends (if any) and fees and expenses relating to the incurrence of such debt, (B) any post-Closing or pro forma cost savings, synergies, capitalization or ownership desired to be incorporated into any information used in connection with the Debt Financing or (C) any information related to Parent or any of its Subsidiaries; and

(x)   cause Deloitte LLP (and any other auditor of the Company to the extent financial statements audited or reviewed by such auditor are or would be included in an offering memorandum for an offering of non-convertible, high-yield debt securities issued pursuant to Rule 144A promulgated under the Securities Act) to (1) furnish to

Parent and the Financing Sources, consistent with customary practice, customary comfort letters (including “negative assurance” comfort and change period comfort) and consents, together with drafts of such comfort letters that such auditor of the Company is prepared to deliver upon “pricing” and “closing” of any high-yield bonds being issued as part of the Debt Financing, and deliver such comfort letters upon the “pricing” and “closing” of any such high-yield bonds, with respect to financial information relating to the Company as reasonably requested by Parent or the Financing Sources, as necessary or customary for financings similar to the Debt Financing, and (2) attend a reasonable number of virtual accounting due diligence session and drafting sessions.

(b)   The foregoing notwithstanding, none of the Company nor any of its Subsidiaries nor any of its or their respective Representatives shall be required to take or permit the taking of any action pursuant to this Section 6.18 that would (i) require the Company or its Subsidiaries or any of its or their respective Representatives (collectively, the “Company Cooperation Parties”) to pass resolutions or consents to approve or authorize the execution of the Debt Financing or enter into, execute or deliver any certificate, document, instrument or agreement or agree to any change or modification of any existing certificate, document, instrument or agreement, in each case that are not conditioned on the occurrence of the Closing (other than the execution of (A) a customary certificate of the chief financial officer (or other comparable officer) of the Company described in Section 6.18(a)(vii)(A) above that is required to be delivered upon “pricing” and “closing” of any high-yield bonds, to the extent reasonably necessary and requested by the Financing Sources, (B) the authorization letters set forth in Section 6.18(a)(vii) above and (C) the representation letters required by the Company’s auditors in connection with the delivery of “comfort letters” set forth in Section 6.18(a)(x) above; provided that (1) in no event shall the Company or its Subsidiaries be required to assume any expense in connection with the execution of such documents that will not be reimbursed under clause (c) below and (2) with respect to actions to be taken at or about the Closing, such action will only be required of the directors, members, partners, managers or officers of the Company and its Subsidiaries who retain (or are appointed to) their respective positions as of and following the Closing), (ii) cause any representation or warranty in this Agreement to be breached by any Company Cooperation Party or require any Company Cooperation Party to make a representation, warranty or certification that, in good faith determination of such Person, is not true, (iii) require any Company Cooperation Party to (A) pay any commitment or other similar fee or incur any other expense, liability or obligation whatsoever or (B) require any Company Cooperation Party to enter into or approve any Debt Financing that is not conditioned on the occurrence of the Closing or have any obligation of any Company Cooperation Party under any agreement, certificate, document or instrument be effective until the Closing, (iv) cause any director, officer, employee or stockholder or other Representative of the Company Cooperation Parties to incur any personal liability, (v) conflict with or violate the organizational documents of the Company Cooperation Parties or any applicable Laws or any applicable Order or result in the disclosure or access to any trade secrets or competitively sensitive information to third parties and/or jeopardize the protection of an attorney-client privilege, attorney work product protection or other legal privilege, (vi) conflict or be reasonably expected to result in a violation or breach of, or a default (with or without notice, lapse of time, or both) under, any Contract to which any of the Company Cooperation Parties is a party, (vii) provide or deliver any internal or external legal opinions by the Company Cooperation Parties, (viii) require any of the Company Cooperation Parties to consent to a pre-filing of UCC-1s or any other grant of Liens or that result in any Company Cooperation Party being responsible to any third parties for any representations or warranties prior to the Closing or (ix) require any of the Company Cooperation Parties to prepare or deliver any Excluded Information. Nothing contained in this Section 6.18 or otherwise shall require the Company or any of its Subsidiaries, prior to the Closing, to be an issuer or other obligor with respect to the Debt Financing or other financing prior to the Closing or require any other Company Cooperation Party to be an issuer or other obligor with respect to the Debt Financing or other financing or to incur any liability or expense whatsoever.

(c)   Parent shall, promptly, and in no event later than five (5) Business Days of the Company’s written request therefor, reimburse the Company Cooperation Parties for all reasonable and documented out-of-pocket costs incurred by any of the Company Cooperation Parties in connection with fulfilling their respective obligations pursuant to this Section 6.18 (including all such reasonable and documented attorneys’ fees and expenses) or otherwise in connection with the Debt Financing or any other financing of Parent or Merger Sub (but in any event excluding costs relating to ordinary course financial statement preparation or financial reporting requirements or other costs that would have been incurred regardless of whether the Debt Financing occurred (collectively, “Excluded Costs”)) and shall indemnify and hold harmless the Company Cooperation Parties from and against any and all liabilities, losses, damages, claims, costs, expenses (including reasonable and documented attorneys’ fees and expenses), interest, awards, judgments and penalties suffered or incurred by them in connection with the Debt Financing or any other financing of Parent or Merger Sub, any action required or requested by Parent to be taken by them pursuant to this Section 6.18 and any information used in connection therewith or used with the cooperation by the Company Cooperation Parties, except if such liabilities or other losses are the result of the fraud, gross negligence or willful misconduct of the Company Cooperation Parties.

(d)   The parties hereto acknowledge and agree that the provisions contained in this Section 6.18 represent the sole obligations of the Company Cooperation Parties with respect to cooperation in connection with the arrangement of any financing (including the Debt Financing) to be obtained by Parent and/or Merger Sub with respect to the transactions contemplated by this Agreement and the Debt Commitment Letters, and no other provision of this Agreement (including the Exhibits and Schedules hereto) or the Debt Commitment Letters shall be deemed to expand or modify such obligations. In no event shall the receipt or availability of any funds or financing (including the Debt Financing) by Parent or any of its Affiliates or any other financing or other transactions be a condition to any of Parent’s or Merger Sub’s obligations under this Agreement.

(e)   All non-public or otherwise confidential information regarding the Company Cooperation Parties obtained by Parent and its Representatives shall be kept confidential in accordance with the Confidentiality Agreement; provided that (i) Parent and its Representatives, Merger Sub and the Financing Sources shall be permitted to disclose confidential information that is subject to the Confidentiality Agreement in connection with the arrangement of any Debt Financing, including to ratings agencies and prospective lenders and investors; provided further that such disclosure occurs on a confidential basis in accordance with customary market practice for the dissemination of such information to such recipients (which may include customary “click through” confidentiality undertakings by prospective lenders and investors) and (ii) at the reasonable request of Parent in connection with the marketing of the

Debt Financing contemplated by the Debt Commitment Letter, and subject to the consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall use reasonable best efforts to file a Current Report on Form 8-K disclosing information regarding the Company or its Subsidiaries identified by Parent to be included in the materials set forth in Section 6.18(a)(viii) to the extent constituting material nonpublic information with respect to the Company (to the extent it is customary to so include such information in such materials).

(f)   Parent and its Affiliates shall have the right to use the name and logo of the Company or any of its Subsidiaries in connection with any Debt Financing; provided, that such name and logos shall be used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect in any material respect the Company, any of its Subsidiaries or any of its or their respective Affiliates or Representatives.

(g)   Notwithstanding anything to the contrary in this Agreement, the failure of the Company to comply with this Section 6.18 shall not give rise to the failure of a condition precedent set forth in Section 7.2(b) or a right to terminate this Agreement pursuant to Section 8.1 unless (x) such failure is the result of a material breach by the Company of any provision of this Section 6.18 and is the primary cause of Parent being unable to obtain the proceeds of the Debt Financing at the Closing Date and (y) Parent has notified the Company of such material breach in writing a reasonably sufficient amount of time prior to the Closing to afford the Company with a reasonable opportunity to cure such material breach.

Section 6.19   Transition Committee. Promptly after the date hereof, Parent and the Company shall each appoint three (3) representatives (or another number of representatives as otherwise agreed to by Parent and the Company) as their respective transition representatives (each, a “Transition Representative”). The Transition Representatives shall be responsible for the development and implementation of a transition plan describing milestones, responsible parties, and timelines for the integration planning of the businesses of the Company and its Subsidiaries, on the one hand, and the businesses of Parent and its Subsidiaries, on the other hand (the “Transition Plan”). Subject to applicable Law, the Transition Representatives and any other appropriate personnel shall meet (in person or virtually) in accordance with the governance and procedural terms established therefor to discuss the progress of the development and implementation of the Transition Plan and mutually agree in good faith on any necessary modifications to the Transition Plan to facilitate the orderly implementation of the Transition Plan, and the Company and the Parent shall cooperate in connection with the foregoing.

Article VII
CONDITIONS PRECEDENT

Section 7.1   Conditions to Each Party’s Obligations. The respective obligations of the parties to effect the Closing shall be subject to the satisfaction (or written waiver by such party, if permissible by Law), at or prior to the Effective Time, of each of the following conditions:

(a)   Stockholder Approval. The Requisite Company Vote shall have been obtained.

(b)   Regulatory Approvals.  The Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated.

(c)   No Injunctions or Restraints. No provision of any applicable Law or any Order shall be in effect that prohibits or restricts the consummation of the Merger (each, a “Legal Prohibition”).

Section 7.2   Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Closing shall be subject to the satisfaction, or waiver by Parent, at or prior to the Closing, of the following conditions:

(a)   Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 3.1(a) the last two sentences of Section 3.2(a), Section 3.2(b) – (d), Section 3.3(a), Section 3.3(b), Section 3.3(c)(i), Section 3.12(a), Section 3.23 and Section 3.24 (x) that are qualified by materiality or Company Material Adverse Effect shall be true and correct in all respects as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date) and (y) that are not qualified by materiality or Company Material Adverse Effect shall be true and correct in all material respects as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), (ii) the representations and warranties of the Company set forth in the first three sentences of Section 3.2(a) shall be true and correct in all respects (other than such failures to be true and correct as are de minimis) as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date) and (iii) all other representations and warranties of the Company set forth in Article III (read without giving effect to any qualification as to materiality or Company Material Adverse Effect set forth in such representations or warranties) shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that, for purposes of this sentence, such representations and warranties shall be deemed to be true and correct (without giving effect to any qualification as to materiality or Company Material Adverse Effect set forth in such representations or warranties) unless the failure or failures of such representations and warranties to be so true and correct would have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.

(b)   Performance of Covenants. The Company shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date.

(c)   Company Material Adverse Effect. Since the date of this Agreement, there has not been a Company Material Adverse Effect that is continuing.

(d)   Officer Certificate. Parent will have received a certificate, signed by the Chief Executive Officer or Chief Financial Officer of the Company, certifying as to the matters set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c).

Section 7.3   Conditions to Obligations of the Company. The obligation of the Company to effect the Closing is also subject to the satisfaction, or waiver by the Company, at or prior to the Closing, of the following conditions:

(a)   Representations and Warranties. All representations and warranties of Parent and Merger Sub set forth in Article IV (read without giving effect to any qualification as to materiality or Parent Material Adverse Effect set forth in such representations or warranties) shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that, for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct (without giving effect to any qualification as to materiality or Parent Material Adverse Effect set forth in such representations or warranties) would have or reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect.

(b)   Performance of Covenants. Parent and Merger Sub shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date.

(c)   Officer Certificate. The Company will have received a certificate, signed by the an authorized officer of Parent, certifying as to the matters set forth in Section 7.3(a) and Section 7.3(b).

Article VIII
TERMINATION

Section 8.1   Termination. This Agreement may be terminated at any time prior to the Effective Time:

(a)   by the mutual written consent of Parent and the Company;

(b)   by either Parent or the Company if (i) any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or (ii) any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable Legal Prohibition enjoining, preventing, prohibiting or otherwise making illegal the consummation of the Merger, unless the principal cause of such Legal Prohibition shall be the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;

(c)   by either Parent or the Company if the Merger shall not have been consummated on or before 11:59 p.m., New York City time, on June 12, 2027 (such time or such later time agreed in writing by Parent and the Company, the “Outside Date”); unless the principal cause of the failure of the Closing to occur by such date shall be the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein; provided, that the Outside Date shall, automatically and without any required action from either party, be extended for one additional three (3)-month period if any Requisite Regulatory Approvals have not then been obtained;

(d)   by the Company, if there shall have been a breach by Parent or Merger Sub of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement, which breach or failure to be true, either individually or in the aggregate with all other breaches by the Parent Parties (or failures of such representations or warranties to be true) (i) would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.3(a) or Section 7.3(b), and (ii) which is not capable of being cured or is not cured within thirty (30) days after written notice thereof is given by the Company to the Parent Parties; provided, that the Company is not then in material breach of this Agreement;

(e)   by the Company prior to the time the Requisite Company Vote is obtained if (i) the Company has complied with its obligations under Section 6.9, and (ii) the Company pays, or causes to be paid, to Parent the Company Termination Fee payable pursuant to Section 8.2 prior to or concurrently with such termination, and (iii) substantially concurrently with such termination, the Company enters into a definitive Alternative Acquisition Agreement with respect to a Superior Proposal;

(f)   by the Company, at any time prior to the Effective Time, if (i) all of the conditions set forth in Section 7.1 and Section 7.2 have been and remain satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but which are capable of being satisfied at the Closing), (ii) the Company has irrevocably confirmed in writing to Parent and Merger Sub that it is prepared to and stands ready, willing and able to consummate the Closing and that all of the closing conditions set forth in Section 7.3 have been satisfied or irrevocably waived, and (iii) Parent and Merger Sub fail to effect the Closing on or prior to the date that is three (3) Business Days following the date on which the Closing is otherwise required to occur pursuant to Section 1.2;

(g)   by either Parent or the Company if the Requisite Company Vote shall not have been obtained upon a vote thereon taken at the Company Meeting (including any adjournment or postponement thereof);

(h)   by Parent prior to obtaining the Requisite Company Vote if the Company has committed a Willful and Material Breach of Section 6.9 or made a Recommendation Change; and

(i)   by Parent if there shall have been a breach by the Company of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement, which breach or failure to be true, either individually or in the aggregate with all other breaches by the Company (or failures of such representations or warranties to be true) (i) would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2(a) or Section 7.2(b), and (ii) which is not capable of being cured or is not cured within thirty (30) days after written notice thereof is given by Parent to the Company; provided, that the Parent and Merger Sub are not then in material breach of this Agreement.

Section 8.2   Notice of Termination; Effect of Termination.

(a)   A party desiring to terminate this Agreement pursuant to Article VIII (other than Section 8.1(a)) shall give prompt written notice of such termination to the other party in accordance with Section 9.5, specifying the provision or provisions hereof pursuant to which such termination is effected.

(b)   In the event of termination of this Agreement by either Parent or the Company in accordance with Article VIII, this Agreement shall forthwith become void and have no effect, and none of Parent, Merger Sub, Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever, except that (i) Section 6.2(b), Section 6.10, this Section 8.2, Section 8.3 and Article IX (other than Section 9.12) shall survive any termination of this Agreement in accordance with their respective terms and (ii) notwithstanding anything to the contrary contained in this Agreement but subject in all cases to the limitations set forth in Section 8.3, neither Parent, Merger Sub nor the Company shall be relieved or released from any liabilities or damages arising out of its Fraud or its Willful and Material Breach of any provision of this Agreement (which liabilities or damages are expressly acknowledged not to be limited to reimbursement of expenses or out-of-pocket costs and may include to the extent proven damages based on loss of the economic benefits of the Transactions, including loss of premium to which the holders of Company Common Stock and holders of Company Equity Awards would have been entitled to hereunder). The Confidentiality Agreement shall not be affected by the termination of this Agreement and shall continue in full force and effect in accordance with its terms. For purposes of this Agreement, “Willful and Material Breach” shall mean a material breach of, or material failure to perform any of the covenants or other agreements contained in, this Agreement that is a consequence of an act or failure to act by the breaching or non-performing party with actual knowledge that such party’s act or failure to act would, or would reasonably be expected to, result in or constitute such breach of or such failure of performance under this Agreement.  For Parent and Merger Sub, Willful and Material Breach does not include Parent and Merger Sub failing to consummate the Closing under circumstances in which the Company does not have the right to specifically enforce Parent’s obligation to consummate the Closing as set forth in Section 9.12(b).

Section 8.3   Termination Fees and Damages Limitation.

(a)   If (A) this Agreement is terminated pursuant to Section 8.1(c) or Section 8.1(g), (B) after the date hereof and prior to the date of such termination (or prior to the date of the Company Meeting, in the case of termination pursuant to Section 8.1(g)), an Acquisition Proposal is made to the Company Board or the Company’s management or becomes publicly disclosed (whether by the Company or a third-party), and in each case, is not withdrawn at least three Business Days prior to the earlier of the date of the Company Meeting or the date of such termination and (C) within twelve (12) months of such termination, an Acquisition Proposal is consummated or a definitive agreement providing for an Acquisition Proposal is entered into (whether or not it is the same Acquisition Proposal as described in clause (B) above), the Company shall pay or cause to be paid to Parent or its designee an amount equal to $89,000,000 (the “Company Termination Fee”) on or prior to the earlier of (1) the date such Acquisition Proposal is consummated and (2) the date of entry of such definitive agreement. Solely for purposes of this Section 8.3(a), the term “Acquisition Proposal” shall have the meaning assigned to such term in this Agreement, except all references to “twenty-five percent (25%)” therein shall be deemed to be references to “fifty percent (50%).”

(b)   If Parent validly terminates this Agreement pursuant to Section 8.1(h), within two (2) Business Days after such termination, the Company shall pay or cause to be paid to Parent or its designee the Company Termination Fee.

(c)   If the Company validly terminates this Agreement pursuant to Section 8.1(e), concurrently with or prior to (and in either case as a condition to) such termination, the Company shall pay or cause to be paid to Parent or its designee the Company Termination Fee.

(d)   If this Agreement is validly terminated by the Company pursuant to Section 8.1(f) under circumstances in which the Company does not have the right to specifically enforce Parent’s obligation to consummate the Closing as set forth in Section 9.12(b), Parent shall pay or cause to be paid (including by causing Merger Sub to pay) to the Company or its designee an amount equal to $165,000,000 (the “Parent Termination Fee”) within two (2) Business Days after such termination.

(e)   If this Agreement is validly terminated (x) by the Company pursuant to Section 8.1(d) or Section 8.1(f) (in the case of Section 8.1(f), under circumstances in which the Company has the right to specifically enforce Parent’s obligation to consummate the Closing as set forth in Section 9.12(b)) (or by Parent pursuant to Section 8.1(c) if at such time the Company could have validly terminated this Agreement pursuant to Section 8.1(d)), or (y) pursuant to any other provision of Section 8.1 and, at or prior to such termination, there has been Fraud of Parent or Willful and Material Breach by Parent, then the Company can elect (by written notice provided in connection with any such termination) (i) for Parent to  pay or cause to be paid to the Company or its designee an amount equal to the Parent Termination Fee within two (2) Business Days after such termination or (ii) to seek from Parent payment of damages if and when due in accordance with Section 8.2(b); provided that in no event shall damages exceed $275,000,000 (the “Parent Damages Cap”).  With respect to the circumstances set forth in clauses (x) or (y) above, except for recovery of Excluded Costs and Enforcement Costs, the remedies set forth in clauses (i) and (ii) shall be the sole and exclusive remedy of the Company or any other Company Related Party against Parent and Merger Sub or any other Parent Related Party against the Company or any other Company Related Party arising out of or related to this Agreement or any other agreements entered into in connection with the Transaction (including the Debt Commitment Letter), any breach of the foregoing (whether Willful and Material Breach or otherwise) or the transactions contemplated hereby or thereby (including the abandonment or termination thereof), in each case, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of the Company or any other Company Related Parties, by the enforcement of any assessment or by any action, by virtue of any Law, pursuant to any theory of law or equity, in contract, in tort or otherwise.

(f)   Except for recovery of Enforcement Costs, if this Agreement is terminated under circumstances in which the Company Termination Fee is payable, payment in full of the Company Termination Fee will be the sole and exclusive remedy of the Parent and Merger Sub or any other Parent Related Party against the Company or any other Company Related Party arising out of or related to this Agreement or any other agreements entered into in connection with the Transaction, any breach of the foregoing (whether Willful and Material Breach or otherwise) or the transactions contemplated hereby or thereby (including the abandonment or termination thereof), in each case, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of the Parent, Merger Sub or any other Parent Related Parties, by the enforcement of any assessment or by any action, by virtue of any Law, pursuant to any theory of law or equity, in contract, in tort or otherwise.

(g)   Except for recovery of Excluded Costs and Enforcement Costs, if this Agreement is terminated under circumstances in which the Parent Termination Fee is payable (but, if the Company has the right to elect pursuant to Section 8.3(e) whether to collect the Parent Termination Fee or seek damages, only if the Company elects to collect the Parent Termination Fee), payment in full of the Parent Termination Fee will be the sole and exclusive remedy of the Company or any other Company Related Party against Parent, Merger Sub or any other Parent Related Party arising out of or related to this Agreement, the Debt Commitment Letter or any other agreements entered into in connection with the Transaction, any breach of the foregoing (whether Willful and Material Breach or otherwise) or the transactions contemplated hereby or thereby (including the abandonment or termination thereof), in each case, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of the Company or any other Company Related Parties, by the enforcement of any assessment or by any action, by virtue of any Law, pursuant to any theory of law or equity, in contract, in tort or otherwise.

(h)   Except for recovery of Excluded Costs and Enforcement Costs, upon (x) payment in full of the Parent Termination Fee under circumstances in which the Parent Termination Fee is payable (but, if the Company has the right to elect pursuant to Section 8.3(e) whether to collect the Parent Termination Fee or seek damages, only if the Company elects to collect the Parent Termination Fee), or (y) payment of damages if and when due in accordance with Section 8.2(b) (in an aggregate amount not to exceed the amount of the Parent Damages Cap), none of the Company or any other Company Related Party shall seek to recover any losses, damages, liabilities, obligations, costs or expenses of any nature whatsoever or seek any other remedy (whether by or through attempted piercing of the corporate veil and whether in contract or in tort, in law or in equity, or granted by statute or otherwise) against the Parent or Merger Sub or any other Parent Related Party arising out of or related to this Agreement, the Debt Commitment Letter, or any ancillary documents in connection with the foregoing, any breach of the foregoing or the transactions contemplated  hereby or thereby (including the abandonment or termination thereof), in each case, whether directly or indirectly against Parent or Merger Sub or any other Parent Related Party or by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of the Parent or Merger Sub or any other Parent Related Party,  by the enforcement of any assessment or by any action, by virtue of any Law, pursuant to any theory of law or equity, in contract, in tort or otherwise.

(i)   In furtherance of the foregoing, (x) in no event shall the Company be entitled to both specific performance to cause the Closing to occur, on the one hand, and payment of the Parent Termination Fee or any damages, on the other hand, and (y) in no event will the Company or any Company Related Party be entitled to both the Parent Termination Fee and any damages (other than Excluded Costs and Enforcement Costs).

(j)   In furtherance of the foregoing, (x) in no event shall Parent be entitled to both specific performance to cause the Closing to occur, on the one hand, and payment of the Company Termination Fee or any damages, on the other hand, and (y) in no event will Parent or any Parent Related Party be entitled to both the Company Termination Fee and any damages (other than Enforcement Costs).

(k)   The parties acknowledge and agree: (x) that neither the Company Termination Fee nor the Parent Termination Fee is a penalty, but rather is liquidated damages in a reasonable amount that will compensate the party to which such fee is paid to in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions; and (y) to treat, for Canadian federal and applicable provincial income Tax purposes, the payment for the Company Termination Fee as being proceeds of disposition for the disposition by Parent of property consisting of its rights under this Agreement, and not to take any position inconsistent with such treatment, except to the extent otherwise required by applicable Law. Notwithstanding anything to the contrary in this Agreement, in no event shall Company be required to pay the Company Termination Fee more than once.

(l)   Each of the parties acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not have entered into this Agreement; accordingly, if the Company or Parent fails to promptly pay the Company Termination Fee or Parent Termination Fee, as applicable, that may become due pursuant to this Section 8.3, and, in order to obtain such payment, Parent or the Company commences a suit which results in a judgment for the Company or Parent, as applicable to pay the Company Termination Fee, the Parent Termination Fee or any portion thereof, as applicable, the Company or Parent, as applicable, shall pay the costs and expenses of such other party (including reasonable and documented attorneys’ fees and expenses) in connection with such suit. In addition, the Company or Parent, as applicable, shall pay interest on such overdue amounts at a rate per annum equal to the “prime rate” published in the Wall Street Journal on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full (collectively, the “Enforcement Costs”). This Section 8.3 will not limit the right of the parties hereto to recovery of Excluded Costs and Enforcement Costs or specific performance of this Agreement pursuant to Section 9.12 prior to termination of this Agreement (but subject to the limitations set forth therein and in Section 8.3(i) and Section 8.3(j)) or with respect to any provision of this Agreement that expressly survives termination of this Agreement.

Article IX
GENERAL PROVISIONS

Section 9.1   Amendment. Subject to compliance with applicable Law, this Agreement may be amended by the parties hereto at any time before the Effective Time; provided, however, that, after the Company’s receipt of Requisite Company Vote, there may not be, without further approval of the stockholders of the Company, any amendment of this Agreement that requires such further approval of the Company’s stockholders under applicable

Law. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each of the parties hereto.

Section 9.2   Extension; Waiver. At any time prior to the Effective Time, each of the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any certificate delivered by such other party pursuant hereto and (c) waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained in this Agreement. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 9.3   Non-survival of Representations, Warranties and Agreements. None of the representations, warranties, obligations, covenants and agreements in this Agreement (or in any certificate delivered pursuant to this Agreement) shall survive the Effective Time; provided that any covenant or agreement of the parties contained in this Agreement which, by its terms, contemplates performance after the Effective Time, shall survive in accordance with its terms.

Section 9.4   Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expense.

Section 9.5   Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by e-mail transmission (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to the Company, to:

195 Broadway, 27th floor

New York, New York, 10007

Attention:

John Caplan, Chief Executive Officer

Tsafi Goldman, Chief Legal & Governance Officer

Email:

With a copy (which shall not constitute notice) to:

Davis Polk & Wardwell

450 Lexington Avenue

New York, New York 10017

Attention:

Lee Hochbaum

Lee C. Parnes

Email:

and

(b)	if to Parent or Merger Sub, to:

Neon Maple Parent Inc.

199 Bay Street

Toronto, ON M5L 1A9

Attention:

Lindsay Matthews

Email:

and

Nuvei Corporation

1100 Rene-Levesque West, Suite 900

Montreal, Quebec, H3B 4N4

Attention:

Lindsay Matthews

Email:

With a copy (which shall not constitute notice) to:

Simpson Thacher and Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention:

Ravi Purushotham

Louis Argentieri

Marni Lerner

Email:

and

Stikeman Elliott LLP

1155 René-Lévesque Blvd. West; 41st Floor

Montréal, Quebec H3B 3V2

Attention:

Warren M. Katz

Amelie Metivier

Email:

Section 9.6   Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Annexes, Exhibits or Schedules, such reference shall be to an Article or Section of or Annex, Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge” of the Company means the actual knowledge of any of the officers of the Company listed in Section 9.6 of the Company Disclosure Letter, and the “knowledge” of Parent means the actual knowledge of any of the officers of Parent listed in Section 9.6 of the Parent Disclosure Letter. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to days (excluding Business Days) or months shall be deemed to be references to calendar days or months. If any time period for giving notice or taking action hereunder expires on a day which is not a Business Day, the time period shall automatically be extended to the Business Day immediately following such non-Business Day. As used in this Agreement, (i) the term “made available” means any document or other information that was (a) provided by one party or its representatives to the other party and its representatives prior to the date hereof, (b) included in the virtual data room of a party prior to the date hereof or (c) filed or furnished by a party with the SEC and publicly available on Electronic Data Gathering, Analysis and Retrieval (EDGAR) at least one (1) day prior to the date hereof; (ii) all references to dates and times are to New York City time; (iii) the “Transactions” and “transactions contemplated by this Agreement” shall include the Merger; (iv) all references to “immediately available funds”, “same-day funds”, “dollars” or “$” are to the lawful money of the United States; (v) the terms “domestic” or “foreign” shall be construed on the basis that the United States is the relevant domestic country; (vi) word “will” shall be construed to have the same meaning and effect as the word “shall”; (vii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof; (viii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties; (ix) the phrase “to the extent” shall mean the degree to which a subject or other item extends and shall not simply mean “if”; (x) the word “party” shall mean a party to this Agreement; and (xi) the words “ordinary course of business” shall mean the ordinary course of business consistent with the past practice of the Company and its Subsidiaries. Unless the context requires otherwise, any definition of or reference or citation to any Law, agreement, instrument or other document herein shall be construed as referring or citing to such Law, agreement, instrument or other document as from time to time amended, supplemented or otherwise modified, including by succession of comparable successor Laws, and to the rules and regulations promulgated thereunder. Subject to Section 9.8, the Company Disclosure Letter and the Parent Disclosure Letter, as well as all schedules and all exhibits hereto, shall not be deemed part of this Agreement and included in any reference to this Agreement.

Section 9.7   Counterparts. This Agreement may be executed in counterparts (including by “.pdf”, “DocuSign” or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 9.8   Entire Agreement. This Agreement (including the documents and instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.  For the avoidance of doubt, the Company Disclosure Letter and the Parent Disclosure Letter do not constitute part of this Agreement for purposes of Section 268(b) of the DGCL, but shall have the effects provided in this Agreement otherwise.

Section 9.9   Governing Law; Jurisdiction.

(a)   This Agreement shall be governed by and interpreted and construed in accordance with the Laws of the State of Delaware applicable to agreements made and to be performed entirely within the State of Delaware, without regard to any applicable conflicts of law principles.

(b)   Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the Transactions exclusively in the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising out of or related to this Agreement or the Transactions, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is delivered personally at such party’s address set forth in Section 9.5.

Section 9.10   Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY

CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS  Section 9.10.

Section 9.11   Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Any purported assignment in contravention hereof shall be null and void; provided, that Parent and Merger Sub may assign their respective rights, interests or obligations hereunder, in whole or in part, to any of their controlled affiliates; provided, further, that no such assignment shall relieve Parent or Merger Sub of any obligation hereunder. Subject to the two immediately preceding sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. This Agreement (including the documents and instruments referred to herein) is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies hereunder, except for (a) if the Effective Time occurs, the rights of the holders of Shares to receive the Merger Consideration, and (b) the provisions of (x) solely after the Effective Time, Section 6.6, (y)  Section 9.14 for the Persons named as express beneficiaries therein and (z) Section 9.15 and 9.16 for the Financing Sources who are intended third party beneficiaries thereof and (c) if the Closing does not occur, the Company shall have the right, on behalf of holders of Company Common Stock and Company Equity Awards to pursue claims for damages for any breach of this Agreement by Parent or Merger Sub, as applicable, that gives rise to any such claim (including damages based on loss of the economic benefits of the transactions contemplated by this Agreement to holders of Company Common Stock and Company Equity Awards entitled to receive the Merger Consideration pursuant to Article II, as applicable, including loss of premium offered to such holders) in each case, pursuant to and in accordance with Section 8.2, it being agreed that in no event shall any holders of Company Common Stock or Company Equity Awards be entitled to enforce any of their rights, or Parent’s or Merger Sub’s obligations, under this Agreement in the event of any such breach, but rather that the Company shall have the sole and exclusive right to do so in its sole and absolute discretion, as agent for the holders of Company Common Stock and Company Equity Awards, and any damages, settlements, or other amounts recovered or received by the Company with respect to such claims may, in the Company’s sole and absolute discretion, as applicable, be (x) distributed, in whole or in part, by the Company to the holders of Company Common Stock of record as of any date determined by the Company or (y) retained by the Company for the use and benefit of the Company on behalf of the holders of Company Common Stock and Company Equity Awards, in any manner the Company deems fit. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto.

Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.12   Specific Performance(a). Each of the parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, subject in all respects to clause (b) below, that the parties shall be entitled to an injunction or injunctions exclusively in the Chosen Courts to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief. The parties acknowledge and agree that the right of specific performance contemplated by this Section 9.12 (as limited by clause (b) below) is an integral part of the Transactions, and without that right, neither the Company nor Merger Sub would have entered into this Agreement.

(b)   Notwithstanding Section 9.12, it is acknowledged and agreed that the right of the Company to an injunction, specific performance or other equitable remedy in connection with enforcing Parent’s obligation to consummate the Closing shall only be permitted if and only if (A) all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing); (B) the Debt Financing has been funded or will be funded at the Closing; (C) Parent and Merger Sub fail to complete the Closing when required in accordance with  Section 1.2, and (D) the Company has irrevocably confirmed in a written notice to Parent that all of the conditions set forth in  Section 7.1 and  Section 7.3 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or that it is willing to waive and irrevocably waives any such unsatisfied conditions and that if specific performance is granted and the Debt Financing are funded, then it would take such actions that are required of it by this Agreement to cause the Closing to occur.

Section 9.13   Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

Section 9.14   Non-Recourse. This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party, except for claims that the

Company may assert in accordance with the Confidentiality Agreement(and solely against the Person(s) who are expressly party to the Confidentiality Agreement). Except as set forth in this Agreement and the Confidentiality Agreement (and then solely to the extent set forth herein or therein), no former, current or future officers, employees, directors, affiliates, partners, equity holders, managers, members, attorneys, agents, advisors or other Representatives of any party hereto (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim or proceeding (whether in tort, contract or otherwise) based on, in respect of or by reason of the Transactions or in respect of any written or oral representations made or alleged to be made in connection herewith. In furtherance and not in limitation of the foregoing, each party covenants, agrees and acknowledges that no recourse under this Agreement or any other agreement referenced herein or in connection with any Transactions shall be sought or had against any Non-Recourse Party, except for claims that any party may assert (A) against another party solely in accordance with, and pursuant to the terms and conditions of, this Agreement or (B) pursuant to the Confidentiality Agreement against the Person(s) who are expressly party to the Confidentiality Agreement.

Section 9.15   Liability of Financing Sources. None of the Financing Sources will have any liability to the Company or any other Company Related Party relating to or arising out of this Agreement, the Debt Financing or otherwise, whether at law or equity, in contract, in tort or otherwise, and none of the Company or any other Company Related Party will (i) have any rights or claims against any of the Financing Sources hereunder or thereunder and (ii) commence (and if commenced, will dismiss or otherwise terminate (to the extent within such Company or its Affiliates’ control)) or assist any action, arbitration, audit, hearing investigation, litigation, petition, grievance, complaint, suit or proceeding against any Financing Source in connection with this Agreement, the Debt Financing, the Debt Commitment Letter or the transactions contemplated thereby and the Company, on behalf of itself and any other Company Related Party hereby waives any rights or claims against any Financing Source in connection this Agreement, the Debt Financing, any Contract relating to the Debt Financing or otherwise; provided that nothing in this Section 9.15 shall in any way limit or modify (x) the rights of Parent and Merger Sub pursuant to or in connection with the Debt Financing Commitment or any Contract relating to the Debt Financing or (y) the obligations of Parent and Merger Sub under this Agreement in connection with the Debt Financing Commitment or any Contract relating to the Debt Financing (and the Company’s rights to enforce such obligations).

Section 9.16   Jurisdiction for Financing Sources. Notwithstanding anything to the contrary set forth in this Agreement, the Company, on behalf of itself and any other Company Related Party, and the other parties hereto acknowledge and irrevocably agree: (i) that any Proceeding, whether in law or in equity, in contract, in tort or otherwise, involving the Financing Sources arising out of, or relating to, the Merger, the Debt Financing, the Debt Financing Commitment or the performance of services thereunder or related thereto will be subject to the exclusive jurisdiction of any state or federal court sitting in the State of New York in the borough of Manhattan, any state court located in the City and County of New York, and any appellate court thereof, and each party hereto submits for itself and its property with respect to any such Proceeding to the exclusive jurisdiction of such court; (ii) not to bring or permit any of their Affiliates to bring or support any Person in bringing any such Proceeding in any other court; (iii) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in any applicable Debt Financing Commitment will be effective service of process against them for any such Proceeding brought in any such court; (iv) to waive and hereby waive, to the fullest extent permitted by law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Proceeding in any such court; (v) to waive and hereby waive, to the fullest extent permitted by law, trial by jury in any such Proceeding brought against the Financing Sources; (vi) any such Proceeding will be governed and construed in accordance with the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state) and (vii) that the Financing Sources are express third party beneficiaries of, and may enforce, any provisions of this Section 9.16 and Section 9.15 and that such provisions and the definition of “Financing Sources” shall not be amended in any way that is materially adverse to any Financing Source without the prior written consent of the Financing Sources party to the Debt Commitment Letter.

Section 9.17   Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below:

“Acceptable Confidentiality Agreement” means a confidentiality agreement with terms no less favorable, in the aggregate, to the Company than the Confidentiality Agreement; provided that such confidentiality agreement shall not prohibit compliance by the Company with its obligations under this Agreement.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, including through one or more intermediaries, controls, is controlled by or is under common control with such Person. As used in this definition, the term “controls” (including the terms “controlled by” and “under common control with”) means possession, directly or indirectly, including through one or more intermediaries, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“AI Requirements” means all Laws, contractual obligations, and public or posted policies, in each case, (i) with respect to AI Technologies and (ii) that are applicable to or binding on the Company or any of its Subsidiaries.

“AI Technologies” means any and all artificial intelligence, deep learning, machine learning, neural network or other technology or system, that, in each case, infers, from the input it receives, how to generate outputs such as predictions, content, recommendations or decisions, including any (i) learning and predictive analysis; algorithmic, rule-based expressions; generative artificial intelligence; large language models; or deep learning or related technologies and (ii) software, algorithms, models, hardware or other equipment used as a component in the foregoing.

“Annual Report” shall mean the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

“Anti-Corruption Laws” means any applicable Laws related to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977, as amended, the

UK Bribery Act of 2010, and Laws implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, 1997.

“Anti-Money Laundering Laws” means any applicable Laws concerning or relating to money laundering or terrorism financing including, the USA PATRIOT ACT, as amended, the Bank Secrecy Act of 1970, as amended, 18 U.S.C. Sections 1956 and 1957, Executive Order No. 13224 on Terrorist Financing (effective September 23, 2001), and the Laws administered and enforced by the U.S. Department of Treasury’s Financial Crimes Enforcement Network (FinCEN).

“Bank Agreement” means any Contract with a bank or other depository institution.

“Business” shall mean the business of the Company Group as conducted by the Company Group as of the date hereof and as of the Closing Date.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day, other than a Saturday, a Sunday, or a legal holiday on which banks in the City of New York are required or authorized by Law or executive order to be closed for the conduct of their banking business.

“Code” means the Internal Revenue Code of 1986.

“Company Common Stock” means the Company’s Common Stock, par value $0.01 per share.

“Company ESPP” means the Company 2021 Employee Stock Purchase Plan.

“Company Equity Awards” means, collectively, the Company Options, Company RSU Awards and Company PSU Awards.

“Company Governing Documents” means the Company Bylaws and the Company Charter.

“Company Group” shall mean the Company and its Subsidiaries.

“Company IT Assets” means any and all IT Assets owned, licensed, leased or otherwise used by the Company and/or its Subsidiaries.

“Company Material Adverse Effect” means any effect, change, event, circumstance, condition, occurrence or development that has a material adverse effect on (i) the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (ii) the ability of Company and its Subsidiaries to promptly consummate the transactions contemplated hereby and in any event by the Outside Date (provided, however, that, with respect to clause (i), “Company Material Adverse Effect” shall not include any impact of (A) changes or prospective changes in GAAP or applicable regulatory accounting requirements or the interpretations thereof, (B) any adoption, proposal or implementation of, or change or prospective change in, Laws or government policy, or interpretations or enforcement thereof by courts or other Governmental Entities, (C) changes in global, national or regional political, legal or regulatory conditions or in business, economic, financial or other market (including equity, credit, commodity and debt markets generally, as well as changes in interest or exchange rates, monetary policy or inflation) conditions affecting the industries in which the Company and its Subsidiaries operate generally, (D) acts of war (whether or not declared), military activity, acts of armed hostility, civil disobedience, sabotage, terrorism, cyber-terrorism or other international or national calamity or any worsening or escalation of such conditions, including any shutdown of the U.S. federal government or its agencies, including the current military conflict in the Middle East, and any escalation or expansion of such conflict, (E) weather-related or other force majeure events, including hurricanes, earthquakes, tornados, naturally-occurring floods or other natural disasters or any epidemic, pandemic, disease, outbreak, health emergency or crisis or other public health conditions and or any worsening or escalation of any of the foregoing, (F) the negotiation, execution or announcement of this Agreement, including any stockholder demands or Stockholder Litigation relating to this Agreement or the Transactions and the impact thereof on the relationships of the Company and its Subsidiaries with its customers, suppliers, vendors, employees or other Persons (it being understood that this clause (F) shall not apply to a breach of any representation or warranty related to the announcement, pendency or consummation of the Transactions), (G) the identity of Parent or any of its affiliates as the acquiror of the Company, (H) the compliance with the terms of this Agreement or the taking of any action (or the omission of any action) required by this Agreement or otherwise at the written request or with the written consent of Parent, or (I) a decline, in and of itself, in the trading price of the Company’s stock, the failure, in and of itself, to meet revenue or earnings projections or any internal financial projections or any change or prospective change, in and of itself, in the credit rating of the Company (it being understood that the underlying causes of such decline, failure or change shall be taken into account in determining whether a Company Material Adverse Effect has occurred, except to the extent otherwise excepted by this proviso); except, with respect to subclauses (A), (B) or (C) to the extent that the effects of such change have a materially disproportionate and adverse impact on the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, as compared to other similarly situated companies in the industries and geographies in which the Company and its Subsidiaries operate (in which case, only the incremental disproportionate adverse effect may be taken into account in determining whether a Company Material Adverse Effect has occurred).

“Company Options” means all stock options to purchase shares of Company Common Stock, whether vested or unvested, granted pursuant to the Company Stock Plans.

“Company PSU Award” means all performance stock units in respect of Company Common Stock subject to performance-based vesting conditions, granted pursuant to the Company Stock Plans.

“Company Related Parties” means the Company or any of the former, current and future directors, managers, officers, employees, agents, attorneys, or other authorized representatives, Affiliates, financing sources, direct or indirect holders of any equity, controlling persons, members, managers, general or limited partners, shareholders and successors and assignees of the Company and any of the foregoing’s respective former, current and future directors, managers, officers, employees, agents, attorneys, auditors, or other authorized representatives, Affiliates, financing sources, direct or indirect holders of any equity, controlling persons, members, managers, general or limited partners, shareholders and successors and assignees.

“Company RSU Award” means all restricted stock units in respect of Company Common Stock subject solely to time-based vesting conditions, granted pursuant to the Company Stock Plans or otherwise.

“Company SEC Document” means the forms, statements, reports and documents filed or furnished by the Company since January 1, 2024, including any amendments thereto.

“Company Stock Plans” means, collectively, the Company 2007 Share Incentive Plan, the Company 2017 Stock Incentive Plan and the Company 2021 Omnibus Incentive Plan.

“Compliant” means, with respect to the Required Information, that: (a) such Required Information complies in all material respects with all requirements of Regulation S-K and Regulation S-X under the Securities Act for a registered public offering of non-convertible debt securities on Form S-1 that would be applicable to such Required Information (other than such provisions for which compliance is not customary in a Rule 144A offering of high yield debt securities) and (b) the financial statements and other financial information included in such Required Information (i) would not be deemed stale or otherwise be unusable under customary practices for offerings of non-convertible, high yield debt securities issued under Rule 144A promulgated under the Securities Act and (ii) are sufficient to permit the Company’s independent auditors to issue customary comfort letters to the Financing Sources to the extent required as part of the Debt Financing, including as to customary negative assurances and change period, in order to consummate any offering of debt securities on any Business Day during the Marketing Period (and such auditors have confirmed that they are prepared to issue a comfort letter subject to their completion of customary procedures, with it being understood that such issuance of the comfort letter shall not occur until the “pricing” of such debt securities).

“Confidentiality Agreement” means that certain amended and restated confidentiality letter agreement, entered into by and between Nuvei Corporation and the Company on the date hereof.

“Constituent Documents” means the charter documents, bylaws or similar organizational documents of a corporation and comparable organizational documents of other entities.

“Contract” means any contract, lease, permit, authorization, indenture, note, bond, mortgage, franchise, agreement, indenture, lease, sublease, license, sublicense, permit or any other binding instrument, obligation or commitment of any kind with respect to which there are continuing rights, liabilities or obligations.

“Environmental Law” means any Law relating to: (a) the protection or restoration of the environment or natural resources, (b) public or worker health or safety, (c) pollution or (d) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous, toxic, dangerous or deleterious substance, material or waste, including noise, odor, mold, asbestos, petroleum products or byproducts, radon, lead, polychlorinated biphenyls or per- and polyfluoroalkyl substances.

“ESPP Purchase Date” means the last day of the applicable purchase period under the Company ESPP on which the NASDAQ is open for trading.

“Exchange Act” means the Securities Exchange Act of 1934.

“Executive Officer” means any “executive officer” as defined in Rule 3b-7 under the Exchange Act.

“Financing Sources” means the Person (other than Parent, Merger Sub and their respective Affiliates), in their respective capacities as such, that have committed to provide arrange, underwrite or place all or any portion of the Debt Financing in connection with the Merger, including the commitment parties under the Debt Commitment Letter and the commitment parties under any joinder agreements or credit agreements entered into pursuant thereto or relating thereto, together with their Affiliates and their Affiliates’ Representatives.

“FINRA” means the Financial Industry Regulatory Authority.

“Fraud”, of a Person, means an intentional and willful misrepresentation of a representation or warranty of such Person set forth in this Agreement or in any certificate delivered pursuant to Section 7.2(d) or Section 7.3(c), as applicable, that constitutes actual common law fraud (and not constructive fraud or negligent misrepresentation).

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Entity” means any national, multinational, federal, provincial, territorial, state, municipal, regional, local, domestic or foreign agency, court, tribunal, administrative body, arbitration panel, department, commission, division, committee, or other legislative, judicial, governmental or quasi-governmental entity or any SRO.

“Intellectual Property” means all intellectual property rights in any jurisdiction, including all: (i) trademarks, trade names, service marks, brand names, internet domain names, social and mobile media identifiers, logos, symbols, certification marks, trade dress and other indications of source or origin, and the goodwill and common law rights associated with the foregoing, and all registrations and applications to register the foregoing; (ii) patents, applications for patents, improvements, inventions, compositions, utility models and designs, and all provisionals, divisionals, continuations, continuations-in-part, renewals, extensions, re-issues, re-examinations and foreign counterparts related thereto; (iii) trade secrets and other rights in confidential or proprietary information (including inventions, discoveries and ideas, whether patentable or not, nonpublic information, know-how, methods, processes, technologies, protocols, formulae, and prototypes) (collectively, “Trade Secrets”); (iv) copyrights, works of authorship (whether copyrightable or not and whether in published or unpublished works); and registrations or applications for registration of copyrights, and any renewals or extensions thereof; (v) similar or corresponding rights in computer programs, algorithms, software, AI Technologies, data collections and databases; and (vi) any similar intellectual property or proprietary rights.

“IT Assets” means computer systems, software, code, firmware, hardware, telecommunications systems, networks, peripherals, platforms, databases, servers, interfaces, applications, websites, and other information technology systems, assets, and equipment.

“Law” means any rule, regulation, Order, agency requirement, or Permit promulgated, declared or issued by any Governmental Entity of any competent Governmental Entity, whether or not inside or outside the United States or any other country, or any national, multinational, supranational, federal, state, provincial or local law, statute, code, ordinance and other law (including common law).

“Liens” means any liens, claims, license, title defects, mortgages, pledges, charges, encumbrances and security or adverse interests whatsoever.

“Marketing Period” means the first period of 15 consecutive Business Days after the date of this Agreement commencing on the first date that both (a) Parent has been provided the Required Information reasonably requested by it and such Required Information is Compliant and (b) the earlier of (x) October 31, 2026 and (y) the date on which all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied or, to the extent permitted by applicable Law, waived and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 7.1 or Section 7.2 to fail to be satisfied assuming the Closing were to be scheduled for any time during such 15 consecutive Business Day period; provided that (i) if the Marketing Period has not been completed on or prior to August 21, 2026, the Marketing Period shall not commence earlier than September 8, 2026, (ii) if the Marketing Period has not been completed on or prior to December 18, 2026, the Marketing Period shall not commence earlier than January 4, 2027, (iii) if the Marketing Period has not been completed on or prior to August 20, 2027, the Marketing Period shall not commence earlier than September 7, 2027, (iv) June 19, 2026, July 3, 2026, November 26, 2026, November 27, 2026, May 31, 2027, June 19, 2027, July 2, 2027 and July 5, 2027 shall not count as Business Days for such 15 consecutive Business Day period (provided, however, that such exclusion shall not restart such period pursuant to this clause (iv)), (v) the Marketing Period shall be deemed to have been completed and automatically end on any earlier date on which the Debt Financing is consummated and Parent or its Affiliate shall have obtained the net proceeds contemplated thereby (including as a result of the issuance of debt into escrow) and (vi) the Marketing Period shall be deemed not to have commenced if, after the date of this Agreement and prior to the completion of such 15 consecutive Business Day period, (A) the Company’s auditor shall have withdrawn its audit opinion with respect to any annual audited financial statements constituting Required Information, in which case the Marketing Period shall not commence unless and until a new unqualified audit opinion is issued with respect to such financial statements for the applicable periods (or for financial statements for such other periods as may then constitute Required Information) by such auditor or another independent public accounting firm of recognized national standing, (B) the Company, the board of directors of the Company or the auditors of the Company shall have determined that a restatement of any historical financial information constituting Required Information is required, in which case the Marketing Period shall be deemed not to commence unless and until such restatement has been completed and the applicable Required Information has been amended to reflect such restatement (or such financial statements no longer constitute Required Information) or Parent, the Company or the board of directors of Company subsequently concludes that no restatement shall be required in accordance with U.S. GAAP, (C) the Required Information, when taken as a whole, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained in the Required Information, taken as a whole, not materially misleading in light of the circumstances under which such statements are made, in which case the Marketing Period shall not be deemed to commence unless and until such Required Information has been updated or supplemented so that there is no longer, when taken as a whole, any such untrue statement of material fact or omission to state any material fact necessary in order to make the statements contained therein not materially misleading, when taken as a whole, in light of the circumstances under which such statements are made or (D) the financial statements and other financial information included in the Required Information that are available to Parent on the first day of the Marketing Period would be deemed stale on any day during the Marketing Period or otherwise be unusable under customary practices for offerings of non-convertible, high yield debt securities issued under Rule 144A promulgated under the Securities Act. If at any time the Company shall in good faith believe that it has provided the Required Information and that the Required Information is Compliant and that the Marketing Period has commenced, the Company may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery and when it believes such period has commenced), in which case the Required Information will be deemed to have been delivered (and be Compliant) and the Marketing Period will be deemed to have commenced on the date of such notice, unless Parent in good faith reasonably believes the Marketing Period has not commenced (including as a result of clauses (A) through (D) above) and, within three (3) Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with reasonable specificity why Parent believes the Marketing Period has not commenced and what Required Information is required to be delivered to commence the Marketing Period or why the Required Information is not Compliant), following which the Required Information shall be deemed to have been received by Parent as soon as the Company delivers to Parent such specified portion of the Required Information (and the Marketing Period shall be deemed to have commenced at such time provided the Required Information is then Compliant); provided that (a) notwithstanding the foregoing, the delivery of the Required Information shall be satisfied at any time which (and so long as) Parent shall have actually received the Required Information, regardless of whether or when any such notice is delivered by the Company and (b) it is understood that the delivery of such written notice from Parent to the Company will not prejudice the Company’s right to assert that the Required Information has in fact been delivered, that such Required Information is Compliant and that the Marketing Period has commenced.

“Money Transmitter License” means any Permit obtained pursuant to Money Transmitter Requirements.

“Money Transmitter Requirements” shall mean any and all Laws relating or pertaining to the business of transmitting or remitting money, monetary value or virtual currency, electronic funds transfers, remittances, issuing or selling stored value, prepaid access or the like, issuing or selling payment instruments, the custody, transfer or exchange of money, monetary value or virtual currency, or any similar payment or money services, including those related to money, monetary value, virtual currency or other digital assets.

“NASDAQ” means the NASDAQ Global Select Market and any successor stock exchange.

“OFAC” means the Office of Foreign Assets Control of the United States Department of Treasury.

“Open Source Software” means any software that is distributed (i) as “free software” (as defined by the Free Software Foundation), (ii) as “open source software” or used pursuant to any license identified as an “open source license” by the Open Source Initiative (www.opensource.org/licenses) or other license that substantially conforms to the Open Source Definition (opensource.org/osd), or (iii) under a license that requires (A) disclosure or distribution of source code, (B) licensing for the purpose of making derivative works, or (C) redistribution of software at no or nominal charge.

“Order” means any order, judgment, award, decision, decree, determination, injunction, ruling, settlement, stipulation, writ or assessment of any Governmental Entity (whether temporary, preliminary or permanent).

“Parent Material Adverse Effect” means any effect, change, event, circumstance, condition, occurrence or development that would or would reasonably be expected to, either individually or in the aggregate, prevent, materially delay or materially impair the ability of Parent or any of its Subsidiaries to consummate the Transactions.

“Parent Related Parties” means Parent, Merger Sub and the former, current and future directors, managers, officers, employees, agents, attorneys, auditors, financial auditors or other authorized representatives, Affiliates, Financing Sources, direct or indirect holders of any equity, controlling persons, members, managers, general or limited partners, shareholders and successors and assignees of each of Parent and Merger Sub and any of the foregoing’s respective former, current and future directors, managers, officers, employees, agents, attorneys, or other authorized representatives, Affiliates, Financing Sources, direct or indirect holders of any equity, controlling persons, members, managers, general or limited partners, shareholders and successors and assignees.

“Payment Network” means any payment network, payment system, card association, debit network, exchange, electronic payments or funds transfer network, or any other similar organization, association or network permitting businesses and/or consumers to engage in financial transactions using a credit, debit, or prepaid card or account, or a bank account, or having clearing or oversight responsibilities over such transactions, including Mastercard, Visa, Discover, Diners Club, Voyager, JCB, American Express, and the National Automated Clearing House Association.

“Permit” means any license, registration, franchise, certificate, variance, permit, certificate, registration, approval, Order, charter, consent, exemption, waiver or authorization of any Governmental Entity.

“Permitted Liens” means (i) statutory Liens securing payments not yet due, (ii) Liens for Taxes that are not due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the Leased Property subject thereto or affected thereby or otherwise materially impair business operations at such properties, (iv) non-monetary Liens that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such Leased Property; (v) deposits to secure the performance of bids, Contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (vi) zoning, building codes and other land use laws affecting the use or occupancy of real property or the activities conducted thereon which are not violated in any material respect; (vii) Liens arising under securities laws and (viii) Liens arising under securities laws and (ix) non-exclusive licenses of Intellectual Property granted in the ordinary course of business.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature and shall be construed to include such Person’s successors and permitted assigns.

“Personal Information” means any data or information that, alone or in combination with other data or information, identifies or is capable of identifying an individual, device or household, or any other data or information that constitutes “personal data,” “protected health information,” “non-public personal information,” “personally identifiable information,” “personal information” or similar terms under any applicable Law.

“Privacy and Data Security Requirements” means all applicable (i) Laws, (ii) binding industry standards and frameworks, (iii) public or posted policies and terms of use, and (iv) obligations under Contracts, in each case, concerning the privacy, protection, availability, integrity, security or confidentiality of Personal Information.

“Proceedings” means any legal, judicial, administrative or arbitral actions, cause of action, claims (including any cross-claim or counterclaim), suits, charge, demand, litigation, order, mediation, complaint, hearing, dispute resolution, process, inquiry, criminal prosecution, investigation, audit, examination or proceeding (public or private) by or before a Governmental Entity (including any tribunal, civil, commercial, criminal, administrative, investigative, informal or appellate).

“Receivables” shall mean any and all amounts owing by cardholders on the applicable credit card Accounts, including amounts owed due to outstanding extensions of credit, billed interest and finance charges, accrued interest, and posted fees including returned checks, late payments, or otherwise, less the amount of any credit balances or other credits, returns, refunds or adjustments on such credit card Accounts.

“Registered” means registered with, issued by, renewed by or the subject of a pending application before any Governmental Entity or domain registry.

“Representatives” means, with respect to any Person, its officers, directors, employees, agents, financial advisors, consultants, legal counsel or other representatives and advisors, including the Financing Sources and their respective representatives.

“Required Information” means (a) all financial statements, financial data and audit reports regarding the Company and its Subsidiaries of the type customarily included in offering memoranda for offering(s) of non-convertible, high yield debt securities issued pursuant to Rule 144A promulgated under the Securities Act as contemplated by the Debt Commitment

Letter, assuming that such offering(s) were consummated at the same time during the Company’s fiscal year as such offering(s) of debt securities will be made (including all audited financial statements (which, for the avoidance of doubt, will only include audited balance sheets as of December 31, 2025 and December 31, 2024, and the related consolidated statements of operations and comprehensive (loss) income, changes in equity, and cash flows for the fiscal years ended December 31, 2025 and December 31, 2024 and such audited consolidated financial statements for any subsequent fiscal year ending thereafter and on or prior to the date that is at least 90 days prior to the Closing Date and for the comparable period for the prior fiscal year) and all unaudited financial statements (which will have been reviewed by the Company’s independent auditors as provided in AU Section 722)) and (b) such other pertinent and customary information regarding the Company and its Subsidiaries (including their assets) (i) requested by Parent to the extent that such information is required in connection with the Debt Commitment Letter or the Debt Financing or of the type and form customarily included in offering memoranda for an offering of non-convertible, high-yield debt securities issued pursuant to Rule 144A promulgated under the Securities Act as contemplated by the Debt Commitment Letter or marketing documents used in connection with the Debt Financing including (A) the historical financial, business and other information of the Company and its Subsidiaries that is requested by Parent to the extent necessary to permit Parent to prepare (x) pro forma financial statements (provided, however, that the Company and its Subsidiaries shall have no obligation to prepare any pro forma financial statements), (y) “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and (z) to the extent reasonably requested by Parent for disclosure and reasonably reliable and readily available without unreasonable effort, “flash” or “recent developments” financial information, in the case of (x) and (y), in all material respects in compliance with the requirements of Regulation S-X under the Securities Act for registered offerings of securities on Form S-1 (or any successor form thereto) under the Securities Act (other than such provisions for which compliance is not customary in a Rule 144A offering of high yield debt securities), and for the periods (including for the twelve (12)-month period ending on the last day of the most recently completed fiscal quarter) customarily included in such offering memoranda and (B) all cost savings initiatives initiated or implemented by the Company or any of its Subsidiaries and any realized synergies or (ii) as otherwise necessary to receive from the Company’s independent auditors (and any other auditor to the extent that financial statements audited or reviewed by such auditors are or would be included in such offering memorandum) customary “comfort” (including “negative assurance” comfort and change period comfort), together with drafts of customary comfort letters that such independent auditors are prepared to deliver upon the “pricing” of any high-yield bonds being issued in connection with the Debt Financing, with respect to the financial information to be included in such offering memorandum. Notwithstanding anything to the contrary in this Agreement, nothing herein will require the Company or any of its Affiliates to provide (or be deemed to require any of them to prepare) any (A) pro forma financial information or pro forma financial statements, (B) description of all or any portion of the Debt Financing, including any “description of notes,” “plan of distribution” and information customarily provided by investment banks or their counsel or advisors in preparation of an offering memorandum for private placements of non-convertible, high-yield debt securities issued pursuant to Rule 144A promulgated under the Securities Act, (C) risk factors relating to Parent, the Merger, and all or any component of the Debt Financing, (D) (1) historical financial statements or other information required by Rule 3-05 (with respect to acquisitions made by the Company prior to the date hereof), Rule 3-09, Rule 3-10, Rule 3-16, Rule 13-01 or Rule 13-02 of Regulation S-X under the Securities

Act, (2) any compensation discussion and analysis or other information required by Item 10, Item 402, Item 404 or Item 601 of Regulation S-K under the Securities Act, XBRL exhibits or any information regarding executive compensation or related persons related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A or (3) separate Subsidiary financial statements, (E) projections, (F) information regarding any post-Closing or pro-forma cost savings, synergies, capitalization or ownership desired to be incorporated into any information used in connection with the Debt Financing or (G) information not reasonably available to the Company or its Affiliates under their respective current reporting systems. The information described in clauses (A)-(G) of this definition is collectively referred to as the “Excluded Information.” The parties hereto agree that the filing by the Company with the SEC of an annual report on Form 10-K or a quarterly report on Form 10-Q that includes any annual audited financial statements or quarterly interim financial statements of the Company included in the Required Information will be deemed to satisfy any requirement to deliver to the Parent such financial statements and other included information as it relates to the Parent’s preparation of any pro forma financial statements, risk factors, or any “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure so long as such financial statements and other information otherwise comply with the requirements set forth in “Required Information” with respect thereto.

“Sanctioned Country” means at any time, any country, territory or region that is the subject or target of comprehensive sanctions or embargoes under Sanctions (currently, Cuba, Iran, North Korea, the Crimea, the non-government controlled areas of Kherson and Zaporizhzhia, the so-called Donetsk People’s Republic, and the Luhansk People’s Republic regions of Ukraine, and Syria until July 1, 2025).

“Sanctioned Person” means any Person that is (a) the subject or target of Sanctions; (b) listed on any Sanctions-related restricted party list issued by the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, any EU member state, or the United Kingdom; (c) located, organized, or resident in a Sanctioned Country; or (d) owned fifty percent (50%) or more or controlled by, or acting for the benefit of or on behalf of, any Person or Persons described in the foregoing clauses (a) through (c).

“Sanctions” means all Laws relating to economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the United States government (including by the U.S. Department of Treasury and the U.S. Department of State), the United Nations Security Council, the European Union, any EU member state, the United Kingdom).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“SRO” means (x) any “self-regulatory organization” as defined in Section 3(a)(26) of the Exchange Act and (y) any other United States or foreign self-regulatory organization or securities exchange, futures exchange, commodities exchange or contract market.

“Subsidiary” when used with respect to any Person, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.

“Tax” or “Taxes” means any federal, state, local, non-U.S. tax, charge, fee, levy, tariff or other like governmental assessment or charge in the nature of (or similar to) a tax, including all income, excise, gross receipts, ad valorem, profits, gains, real and personal property, capital stock, sales, transfer, use, registration, license, payroll, employment, social security, severance, unemployment, disability, stamp, occupation, withholding, custom, duties, premium, windfall profits, environmental, intangibles, franchise, backup withholding, value added, alternative or add-on minimum and estimated, whether disputed or not, together with all penalties and additions to tax and interest thereon.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

“Trade Control Laws” means all applicable U.S., UK, EU, and other applicable import and export control Laws imposed or enforced in any other jurisdiction in which the Company or any of its Subsidiaries operate, including statutory and regulatory requirements under the Export Control Act of 2018, U.S. Arms Export Control Act (22 U.S.C. 2778), the International Traffic in Arms Regulations (22 C.F.R. pt. 120 et seq.), the Export Administration Regulations (15 C.F.R. pt. 730 et seq.), the UK Strategic Export Control Lists, Regulation (EU) 2021/821 of the European Parliament and of the Council of 20 May 2021 setting up a Union regime for the control of exports, brokering, technical assistance, transit and transfer of dual use items, and the customs and import Laws administered by U.S. Customs and Border Protection.

“Transactions” means the Merger and the other transactions contemplated by this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

PAYONEER GLOBAL INC.

By:	/s/ Bea Ordonez
	Name:	Bea Ordonez
	Title:	Chief Financial Officer

[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

NEON MAPLE PARENT INC.

By:	/s/ Philip Fayer
	Name:	Philip Fayer
	Title:	Chairman and Chief Executive Officer

PANDA ACQUISITION SUB INC.

By:	/s/ Philip Fayer
	Name:	Philip Fayer
	Title:	President

[Signature Page to Merger Agreement]

ANNEX A

Requisite Regulatory Approvals

(Annex A – Requisite Regulatory Approvals)

EXHIBIT A

Form of Certificate of Incorporation of Surviving Corporation

(see attached)

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

of

PAYONEER GLOBAL INC.

FIRST: The present name of the corporation is Payoneer Global Inc. (the “Corporation”). The Corporation was incorporated under the name “New Starship Parent Inc.” by the filings of its original certificate of incorporation with the Secretary of State of the State of Delaware on January 29, 2021.

SECOND: The address of the Corporation’s registered office in the State of Delaware is: Corporation Service Company, 251 Little Falls Drive, in the City of Wilmington, New Castle County, Delaware 19808. The name of the Corporation’s registered agent at such address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law, as amended (the “DGCL”).

FOURTH: The total number of shares of stock, which the Corporation shall have authority to issue, is one thousand (1,000) shares of common stock, par value $0.01 per share.

FIFTH: The board of directors of the Corporation (the “Board”) is expressly authorized to adopt, amend or repeal the bylaws of the Corporation. Unless and except to the extent that the bylaws of the Corporation shall so require, the election of directors of the corporation need not be by written ballot.

SIXTH: The duration of the Corporation shall be perpetual.

SEVENTH: A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL. Any amendment, repeal or modification of this Seventh Article, by amendment or by operation of law, shall not adversely affect any rights or protections of or increase the liability of a director of the Corporation with respect to any acts or omissions of such director occurring prior to such amendment, repeal or modification.

EIGHTH: The Corporation reserves the right to amend this Amended and Restated Certificate of Incorporation in any manner permitted by the DGCL and all rights and powers conferred upon stockholders, directors and officers herein are granted subject to this reservation.

NINTH: Meetings of stockholders may be held within or outside of the State of Delaware, as the bylaws may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the bylaws of the Corporation. Elections of directors need not be by written ballot unless a stockholder demands election by written ballot at the meeting and before voting begins or unless the bylaws of the Corporation shall so provide.